As filed with the Securities and Exchange Commission on March 10, 2009

File No. 333-[       ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CYALUME TECHNOLOGIES HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52247	20-3200738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

96 Windsor Street
West Springfield, MA 01089
(413) 858-2500

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Derek Dunaway
President and Chief Executive Officer
96 Windsor Street
West Springfield, MA 01089
(413) 858-2500

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4000
Fax: (212) 407-4990

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered(1)	Proposed Maximum Offering Price per Security		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock, par value $.001 per share(2)	11,862,401	$2.90	(3)	$34,400,963	$1,352
Shares of common stock underlying warrants, par value $.001 per share(4)	218,750	$8.000		$1,750,000	$69
Total	12,081,151			$36,150,963	$1,421

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, the shares of common stock offered hereby also include such presently indeterminate number of shares of the Registrant’s common stock as shall be issued by the Registrant to the selling stockholders named in this registration statement as a result of stock splits, stock dividends or similar transactions.
(2)	Represents shares of the Registrant’s common stock being registered for resale that have been issued to the selling stockholders named in this registration statement.
(3)	Calculated pursuant to Rule 457(c) under the Securities Act of 1933 based on average high and low price of the common stock as quoted through the Over-The-Counter Bulletin Board on March 8, 2009.
(4)	Represents shares of the Registrant’s common stock underlying warrants being registered for resale by the selling stockholders named in this registration statement.

The Registrant hereby agrees to amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter, become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, MARCH 10, 2009

12,081,151 Shares of Common Stock

CYALUME TECHNOLOGIES HOLDINGS, INC.

This prospectus relates to 12,081,151 shares of common stock of Cyalume Technologies Holdings, Inc., (“Cyalume,” “Company,” “we,” “our” or “us”) a Delaware corporation, that may be sold from time to time by the Selling Stockholders named in this prospectus. This includes (i) 3,019,074 shares of our common stock held by certain of Cyalume’s founding members, including SCP Private Equity Management (ii) 593,750 shares of our common stock held by Catalyst Equity Management and 118,750 shares of our common stock underlying warrants held by an affiliate of Catalyst, (iii) 150,000 shares held by SMH Capital Inc., (iv) an aggregate of 7,979,738 shares held collectively by the 19 members of GMS Acquisition Partners Holdings, LLC, (v) 40,000 shares held by Centurion Credit Group Master Fund L.P. and 100,000 shares of our common stock underlying warrants held by Centurion, and (vi) 79,839 shares of common stock issued to a stockholder upon the cashless exercise of warrants. Cyalume will not receive any of the proceeds from the sale of the shares under this prospectus, although Cyalume could receive up to $1,750,000 upon the exercise of all of the warrants held by the Selling Stockholders whose underlying common stock is being registered hereunder, subject to warrants being exercised on a cashless basis.

The prices at which the Selling Stockholders may sell their shares will be determined by the prevailing market price for the shares or pursuant to privately negotiated transactions. Information regarding the Selling Stockholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus.

Our common stock, warrants and units (defined as consisting of one share of our common stock and one warrant to purchase one share of our common stock) are traded on the Over-the-Counter Bulletin Board under the symbols CYLU, CYLUW and CYLUU, respectively. On March 6, 2009, the closing sale price of the common stock, warrants and units was $3.00, $0.35 and $3.50, respectively. You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

The Selling Stockholders, and any broker-dealer executing sell orders on behalf of the Selling Stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933. See “Plan of Distribution.”

INVESTING IN OUR COMMON STOCK IS HIGHLY RISKY. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. FOR A DISCUSSION OF SOME OF THE RISKS INVOLVED, SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March [  ], 2009

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

CYALUME TECHNOLOGIES HOLDINGS, INC.

i

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus, including “Risk Factors,” our consolidated financial statements and the related notes thereto and condensed consolidated financial statements and the related notes thereto, and the other documents to which this prospectus refers, before making an investment decision. In this prospectus, the terms the “Company,” “Cyalume,” “we,” “our” and “us” refer to Cyalume Technologies Holdings, Inc., a Delaware corporation, and its subsidiaries.

Overview

Cyalume Technologies Holdings, Inc. is a holding company whose primary business operations are conducted through its wholly-owned subsidiary Cyalume Technologies, Inc. We refer to Cyalume Technologies, Inc. as “CTI”; which includes its wholly-owned French subsidiary, Cyalume Technologies, S.A. (“CTSA”).

Cyalume was incorporated in Delaware on July 19, 2005 under the name Vector Intersect Security Acquisition Corp. (“Vector”). On December 19, 2008, Vector acquired all of the outstanding securities of CTI from GMS Acquisition Partners Holdings, LLC, through Vector’s wholly-owned subsidiary, Cyalume Acquisition Corp., resulting in CTI becoming a wholly-owned indirect subsidiary of Vector. Promptly after the acquisition of CTI, Vector changed its name to Cyalume Technologies Holdings, Inc. and Cyalume Acquisition Corp. was merged with and into CTI, a transaction that resulted in CTI becoming a direct, wholly-owned subsidiary of Cyalume Technologies Holdings, Inc.

Prior to the acquisition of CTI, Cyalume had no operating business.

Background and History of CTI

CTI is a Delaware corporation with headquarters located in West Springfield, MA. CTI has one subsidiary, CTSA, located in Aix-en-Provence, France.

Cyalume primarily produces products based on a technology whereby light is generated through a chemical reaction, known as chemiluminescence. The base product is known as a “light stick” and is typically 6 inches in length. A light stick is a translucent flexible plastic tube that is partly filled with one chemical ingredient and also with a glass container (“ampoule”) that contains a complementary reactive chemical. When the tube is bent enough to break the glass ampoule, the chemicals contained within the plastic tube mix and light is generated. In addition, Cyalume also produces reflective (patches) and reflective plus photoluminescent (fire tape) products, some of which incorporate infrared light technology.

Chemiluminescent products come in varying shapes and sizes and provide light in different colors, intensity and duration. Light sticks come in lengths ranging from 1.5 inches to 15 inches. Durations for specified light output range from 5 minutes to 24 hours. In addition to light sticks, products include flat disks employing a translucent aluminum pouch instead of an ampoule. These products also come in different sizes and with adhesive backings (“Tac-Glow”). Colors emitted include red, blue, white, yellow, green and orange. Additionally, both light sticks and Tac Glow products can be produced to emit infrared light. Reflective products include patches that can reflect white light or infrared, and safety belts. (See Product Applications for a discussion of the many uses of these products.) Products are manufactured at both the West Springfield and Aix-en-Provence locations.

Corporate Information

Our executive offices are located at 96 Windsor Street, West Springfield MA, 01089 and our telephone number at that location is (413) 858-2500. Our website is www.cyalume.com. Information contained in the website does not constitute part of this prospectus.

Risks Affecting Us

In evaluating the resale of the shares of our common stock, you should carefully read this prospectus and especially consider the factors discussed in the section titled “Risk Factors.”

THE OFFERING

This prospectus relates to the resale by the Selling Stockholders identified in this prospectus of up to 12,081,151 shares of our common stock which consists of the following: 3,019,074 shares of common stock issued to certain of Cyalume’s founding stockholders, including SCP Private Equity Management; 7,979,738 shares of common stock collectively issued to the members of GMS Acquisition Partners Holdings, LLC, the former sole stockholder of CTI (“GMS”), each such issuance as partial consideration for the purchase of CTI; 150,000 shares of common stock issued to SMH Capital Inc. in exchange for finder services in connection with the acquisition of CTI; 593,750 shares of common stock and 118,750 shares of common stock underlying warrants issued to Catalyst Equity Management or its affiliate pursuant to a subscription agreement and in consideration for $4,750,000; 40,000 shares of common stock and 100,000 shares of common stock underlying warrants issued to Centurion Credit Group Master Fund L.P. in connection with certain bridge financing in favor of Cyalume; and 79,839 shares of our common stock issued upon the cashless exercise of warrants.

We currently have a total of 15,321,303 shares of common stock issued and 15,321,303 shares of common stock outstanding. We will not receive any proceeds from any sale of shares of common stock by the Selling Stockholders, although if the 218,750 warrants are converted into shares of our common stock, we will receive $1,750,000 upon exercise and we will have 15,540,053 shares of common stock issued and outstanding, subject to any warrants being exercised on a cashless basis. Any amounts we receive from such exercise will be used for general working capital purposes. The Selling Stockholders may sell their shares of common stock from time to time at prevailing market prices.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this prospectus.

Risks Related to our Business

Budget constraints of the federal or foreign governments could reduce revenues.

Contracts for which federal or foreign governments, and militaries thereof, are the ultimate customer account for more than 85% of our business. Budget reductions or spending constraints affecting military spending could cause delays, reduce the scope of, or result in cancellations of orders for products, which could reduce our revenues.

CTI’s failure to obtain and/or maintain required export and other licenses could reduce our revenue.

A portion of CTI’s business depends upon obtaining and maintaining required export licenses. CTI’s failure to obtain or maintain required licenses could result in the termination of certain of our products being sold. In addition, CTI and/or our employees may be required in the future to maintain certain facility security clearances. If CTI or our employees were found not to be in compliance, CTI could be excluded from bidding on certain contracts, removed from projects and/or fined, all of which would adversely impact our financial condition and good standing.

CTI operates under fixed price contracts, and our failure to accurately control our costs may reduce our profitability.

Much of CTI’s revenues result from fixed price contracts. Unanticipated increases in the cost of raw materials, labor and overhead could result in less profitability for CTI on such contracts. Some of CTI’s raw materials are affected by the prices of other commodities that are not under the control of CTI. These include certain chemicals and plastics whose costs are a function of oil prices. Another example is the cost of electricity, which is needed to operate our facilities and over which we have no control over its cost.

Several of CTI’s military contracts include provisions for annual price escalations, based on benchmarks such as the consumer price index or the producers price index. These annual escalations may or may not correlate exactly to the price changes in the materials and services that CTI purchases.

If CTI is unable to design, manufacture, and market our product offerings in a timely and efficient manner, we may not remain competitive.

Some of CTI’s markets are characterized by continuing technological advancement, changes in customer requirements, and evolving product standards. Accordingly, CTI devotes a substantial amount of our resources to product development. To compete successfully, CTI must develop and market new products that provide increasingly higher levels of performance and reliability. Product development is highly uncertain and CTI cannot guarantee that it will successfully develop new products. CTI’s inability to develop and market these products or to achieve customer acceptance of these products could limit our ability to compete in the market or to grow revenues at desired rates of growth.

In addition, CTI offers a wide variety of products. If the design, manufacturing or marketing of a product, or products, is not successful and CTI must allocate more resources to ensure the products’ success, it could lower the profitability of the product, or products, or affect customer perceptions as to the quality of the products and services being offered.

CTI purchases the majority of our raw materials from a limited number of venders. A disruption in supply may cause delays in manufacturing.

The majority of chemicals, plastics and glass are purchased from a limited number of venders. A disruption in supply from any of these venders could affect CTI’s ability to manufacture finished goods for sale on a timely basis. CTI maintains a safety margin of inventory of these raw materials to rely on in the event of a disruption. However, CTI may not maintain an adequate safety stock in the event of an extensive disruption.

Changes in foreign currency exchange rates could affect CTI’s financial results.

CTI manufactures and sells our products from both the U.S. and France. Products sold from the U.S. are priced in U.S. dollars and most raw material components are purchased in U.S. dollars. Products sold from France are priced predominantly in euros and most raw material purchases are priced in euros, although some of France’s materials are purchased from the U.S. parent company in U.S. dollars. Significant changes in foreign exchange rates will affect reported financial results. In 2009, CTI began entering into limited financial hedges against currency risk, through short-term hedges (less than six months in duration) relating to the billing and collection of revenues from the sale of products to our subsidiary in France from the U.S.

CTI is subject to various government regulations that could cause delays in the delivery of new products and may subject the company to audits or other similar review processes.

As a supplier to agencies of various federal, state and local, and foreign governments, CTI is obligated to comply with a variety of regulations governing our operations and the workplace. Unforeseen problems may impact CTI’s ability to bring new products to market on a timely basis, secure new contracts or require it to make potentially costly changes to our operations which could reduce our profitability in order to obtain contracts. Furthermore, some of CTI’s new products have been developed in conjunction with the U.S. Military, which largely dictates the timing of the product development process and over which CTI has limited control.

CTI’s inability to effectively integrate future acquisitions could reduce our profitability.

While no specific acquisitions are being contemplated as of the date of this prospectus, CTI plans to make a number of acquisitions in future years, which will require that it integrate operations and systems and personnel from those businesses into CTI. This process requires, among other things, that CTI continually evaluate our operational and financial systems and controls and enhance those systems and controls as necessary. If CTI is unable to successfully integrate these acquisitions, it could reduce our profitability and detract from future growth opportunities.

CTI may need additional financing for working capital, capital expenditures, and to finance future acquisitions, and any such additional financing may not be available on favorable terms.

In order to operate and grow the business, CTI may need to obtain additional working capital, make significant capital expenditures, or finance an acquisition. In order to do any of those things, CTI may need to obtain additional capital. Therefore, CTI’s ability to operate and grow is dependent upon, and may be limited by, among other things, the availability of financing arrangements. If CTI is not able to obtain the additional capital necessary to pursue new projects or maintain our operations it may not be able to grow as quickly as it plans. In addition, even if CTI is able to obtain additional financing, the additional financing may not be on terms which are favorable to CTI and could hamper profitability.

CTI is reliant upon key personnel and the loss of key personnel could result in the deterioration or loss of relationships with certain customers or suppliers, which could result in a loss of business.

CTI depends on the expertise, experience and continued services of our senior management and key employees. CTI’s operations and most decisions concerning the business of CTI will be made or significantly influenced by such individuals. The loss of members of senior management or key employees could result in the deterioration or loss of relationships with certain customers or suppliers, which could result in a loss of business for CTI.

CTI’s quarterly revenue, operating results and profitability will fluctuate, which may lead to volatility in the market price of Cyalume’s common stock.

CTI’s revenue, operating results and profitability will likely fluctuate. Changes in sold product mix and the timing of sales by customers, together or individually, may contribute to the material variability of CTI’s quarterly revenue, operating results or profitability. Such volatility may not meet the expectations of management, securities analysts or investors, which in turn may result in significant fluctuations in the market price of Cyalume’s common stock.

CTI’s quarterly revenue, operating results and profitability may be reduced by any major redeployment of the troops stationed in Iraq.

Many of CTI’s military products are used both for training and live theater purposes. Generally, per capita soldier consumption of these products is relatively consistent between the two purposes. President Obama has repeatedly indicated a desire to reduce the number of American military personnel on the ground in Iraq. Any major troop realignments/reductions in the forces in Iraq, if significant enough in number, could result in a temporary reduction in overall product consumption until troops are redeployed, whether it be for training or another live theater application.

CTI operates in increasingly competitive market segments, which may make it more difficult for CTI to successfully bid on contracts in the future.

CTI expects competition to increase in the future. CTI also expects that some of our competitors, or potential competitors, will feel increasing pressure to underbid government and commercial projects, in order to deploy their workforces and maintain or step up their activity levels. This may make it more difficult for CTI to prevail on competitive bids for projects to the degree CTI has historically enjoyed, to increase revenue, and to maintain profitability.

Most of CTI’s new contracts will likely be subject to competitive bidding, which adds difficulty to accurately predicting the timing of sales and the allocation of resources.

Most governmental agencies and many commercial customers require that their significant contracts be competitively bid. Typically they utilize the “Request for Proposal” (RFP) method where several competitors submit their sealed proposals for a particular project, or the “Request for Qualifications” (RFQ) process where competitors submit their qualifications for consideration by the customer. Some contracts open for bidding utilize the standard “Straight Bid” process where the detailed specifications for products are published and lenders submit a “Bid” or fixed price, for the contract. Other competitive bidding processes are also utilized. CTI’s success in responding to an RFP, RFQ, Straight Bid, or other competitive bidding process is dependent upon the quality of our estimating process, knowledge of the industry, knowledge of our customers and other factors requiring significant judgment and expertise. Because of the nature of the bidding process, CTI cannot know if it will be successful on any given bid, which adds difficulty to accurately predicting the timing of sales and the allocation of resources.

CTI’s ability to win new contracts depends on factors outside our control, the inability of which to obtain would limit our growth.

CTI’s growth is generally dependent upon our ability to win new contracts. This depends on a number of factors CTI cannot control, including substitution of CTI’s products with products based on an alternative technology. For example, currently, certain battery or electrically powered products may be used as alternatives to some of CTI’s products.

Governmental agencies may investigate and audit CTI’s contracts and, if any improprieties are found, CTI may be required to refund revenues, pay unexpected taxes, forego anticipated revenues and/or may be subject to penalties and sanctions, including prohibitions on CTI’s bidding in response to competitive bidding processes.

Governmental agencies generally have the authority to audit and investigate CTI’s contracts with them. As part of that process, some governmental agencies may review CTI’s performance on the contract, our pricing practices, change orders, and compliance with the terms of the contracts, and applicable laws, regulations and standards. If the agency determines that CTI has improperly billed the governmental entity in violation of the terms of the contract, CTI could be required to refund revenues, or forgo anticipated revenues. If a government audit uncovers improper or illegal activities by CTI, or CTI otherwise determines that these activities have occurred, CTI may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with the government.

If CTI fails to satisfy our contractual obligations, CTI’s ability to compete for future contracts could be limited.

CTI’s failure to comply with contract requirements or to meet our clients’ performance expectations when fulfilling a contract could injure CTI’s reputation, which, in turn, could impact CTI’s ability to compete for new contracts. CTI’s failure to meet contractual obligations could also result in substantial lost revenues.

CTI is not currently required to be compliant with the provisions of the Sarbanes-Oxley Act, and therefore has not determined if it is in compliance with the Act, which may lead to financial records being improperly maintained.

CTI is currently taking steps to determine what, if any, changes need to be made to become compliant with the provisions of the Sarbanes-Oxley Act of 2002 that relate to management’s assessments and certifications regarding internal controls over financial reporting. Although CTI currently maintains internal controls over financial reporting, it is currently assessing those controls to ensure that such controls will comply with the rules applicable to public companies, including (1) that the controls satisfy the requirements of the control framework to which Cyalume has chosen to adhere (the Committee of Sponsoring Organizations of the Treadway Commission’s Internal Control — Integrated Framework), (2) developing a system of gathering and maintaining evidence to support management’s assessment of internal controls over financial reporting and (3) assessing the internal controls over financial reporting at CTI’s wholly-owned subsidiary in France.

CTI may be unsuccessful in resolving pending litigation relating to our contractual disputes with Omniglow, LLC, which could ultimately result in CTI having to pay damages to Omniglow, LLC. Omniglow, LLC purchased the novelty business of CTI’s predecessor on January 23, 2006. Omniglow, LLC is a separate entity from the organization of former stockholders of Omniglow Corporation and this litigation is distinct from the litigation that was settled in January 2008.

CTI is in the process of resolving pending litigation relating to several contractual disputes arising from the separation of our businesses from Omniglow, LLC. If CTI is not successful in settling the litigation and if CTI does not prevail on the merits of the case, then a judgment may be entered against CTI, which could require it to pay damages to Omniglow, LLC. Omniglow, LLC seeks compensatory damages of $1,443,000, to be trebled, and, recovery of costs and legal fees. CTI believes Omniglow, LLC’s claims to be without merit. CTI has filed for damages of $368,000.

Risks to Cyalume’s Stockholders

Because Cyalume does not intend to pay dividends on our common stock, stockholders will benefit from an investment in our common stock only if it appreciates in value.

Cyalume has never declared or paid any cash dividends on our shares of common stock. Cyalume currently intends to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of Cyalume’s Board of Directors and will depend on factors our Board of Directors deems relevant, including among others, our results of operations, financial condition and cash requirements, business prospects, and the terms of our credit facilities and other financing arrangements. The debt financing arrangements Cyalume put into place in connection with the acquisition of CTI prohibits CTI from providing Cyalume with funds to pay a dividend. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of our common stock. There is no guarantee that our common stock will appreciate in value.

Our securities are quoted on the Over-the-Counter Bulletin Board, which may limit the liquidity and price of our securities more than if the securities were quoted or listed on the Nasdaq market.

Our securities are quoted on the Over-the-Counter Bulletin Board, a NASD-sponsored and operated inter-dealer automated quotation system. Quotation of Cyalume’s securities on the Over-the-Counter Bulletin Board will limit the liquidity and price of our securities more than if the securities were quoted or listed on Nasdaq.

Cyalume currently has a small number of beneficial holders, which may result in limited trading and also limit the liquidity and price of our securities. Furthermore, this may result in unexpected price volatility.

If CTI fails to meet our financial covenants with TD Bank, TD Bank would be able to declare an event of default.

If CTI were unable to meet the financial covenants specified in the loan documents for the TD Loan, TD Bank would be able to declare an event of default. If an event of default were declared, all of CTI’s debts to TD Bank would become due and payable immediately, which could result in our ceasing operations unless new arrangements were made. The terms of our loan with TD Bank are described more fully in the Section titled “Management’s Discussion & Analysis of Financial Condition and Results of Operations”.

Cyalume may choose to redeem our outstanding warrants at a time that is disadvantageous to the warrant holders.

Subject to there being a current prospectus under the Securities Act of 1933, Cyalume may redeem all of our outstanding warrants at any time after they become exercisable at a price of $.01 per warrant, upon a minimum of 30 days prior written notice of redemption, if and only if, the last sale price of our common stock equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending three business days before Cyalume sends the notice of redemption. Calling all of our outstanding warrants for redemption could force the warrant holders:

•	To exercise the warrants and pay the exercise price for such warrants at a time when it may be disadvantageous for the holders to do so;
•	To sell the warrants at the then current market price when they might otherwise wish to hold the warrants; or
•	To accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Our warrant holders may not be able to exercise their warrants, which may create liability for Cyalume.

Holders of the warrants we issued in our initial public offering and private placement will be able to receive shares upon exercise of the warrants only if (i) a current registration statement under the Securities Act of 1933 relating to the shares of our common stock underlying the warrants is then effective and (ii) such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although we have agreed to use our best efforts to maintain a current registration statement covering the shares underlying the warrants to the extent required by federal securities laws, and we intend to comply with such agreement, we cannot assure that we will be able to do so. In addition, some states may not permit us to register the shares issuable upon exercise of our warrants for sale. The value of the warrants will be greatly reduced if a registration statement covering the shares issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Holders of warrants who reside in jurisdictions in which the shares underlying the warrants are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to qualify the underlying securities for sale under all applicable state securities laws. Since our obligations in this regard are subject to a “best efforts” standard, it is possible that, even if we are able to successfully assert a defense to a claim by warrant holders due to the impossibility of registration, a court may impose monetary damages on us to compensate warrant holders due to the change in circumstances that led to our being unable to fulfill our obligations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders. The proceeds from the sale of each Selling Stockholder’s shares of common stock will belong to that Selling Stockholder, although if the warrants to purchase 218,750 shares of our common stock are exercised (not on a cashless basis), we will receive $1,750,000. Any amounts we receive from such exercise will be used for general working capital purposes.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Our common stock, warrants and units are quoted on the OTC Bulletin Board under the symbols CYLU, CYLUW and CYLUU, respectively.

Our units commenced public trading on April 25, 2007, and common stock and warrants commenced public trading on July 9, 2007. The table below sets forth, for the calendar quarters indicated, the high and low bid prices for the securities as reported on the OTC Bulletin Board in U.S. dollars. These quotations reflect inter-dealer prices, without markup, markdown or commissions, and may not represent actual transactions.

	Common Stock		Warrants		Units
	High	Low	High	Low	High	Low
First Quarter 2007
Second Quarter 2007					$8.10	$7.62
Third Quarter 2007	$7.46	$7.28	$1.07	$0.79	$8.50	$8.10
Fourth Quarter 2007	$7.45	$7.32	$0.97	$0.66	$8.25	$8.10
First Quarter 2008	$7.55	$7.40	$0.68	$0.23	$8.10	$7.70
Second Quarter 2008	$7.58	$7.39	$0.91	$0.26	$8.47	$7.65
Third Quarter 2008	$7.95	$7.39	$1.49	$0.57	$9.30	$8.00
Fourth Quarter 2008	$7.88	$6.50	$1.80	$0.45	$9.24	$7.60
First Quarter 2009 through March 2, 2009	$14.15	$2.50	$2.30	$0.32	$15.00	$3.50

Number of Holders of Common Stock

As of March 2, 2009, there were of record 34 holders of our common stock, two holders of warrants, and one holder of units. Cyalume believes that the number of beneficial holders of each of these securities is significantly greater than the number of record holders.

Dividends

We have never declared or paid cash dividends on our capital stock and do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Payments of future dividends on our common stock, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors may deem relevant. In addition, our credit facility places limitations on our ability to pay dividends on our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Business Overview

General

You should read the following discussion and analysis in conjunction with our unaudited pro forma condensed consolidated financial statements and related notes beginning on page F-2 of this prospectus.

Cyalume Technologies Holdings, Inc. (f/k/a Vector Intersect Security Acquisition Corp.) (“Cyalume” or the “Company”) is a Delaware corporation that was incorporated on July 19, 2005 to acquire, through merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses in the homeland security, national security and/or command and control industries or businesses relating to the manufacture of products for use in such industries. Cyalume was required by our certificate of incorporation, by November 1, 2008, to consummate a business combination or enter a letter of intent, agreement in principle or definitive agreement relating to a business combination. Because Cyalume entered into a definitive stock purchase agreement for CTI on February 14, 2008, it had until May 1, 2009 to complete the transactions contemplated by such agreement. If Cyalume had not acquired at least majority control of a target business by May 1, 2009, at the latest, Cyalume would have been required to dissolve.

On December 19, 2008, pursuant to the terms of a stock purchase agreement dated February 14, 2008 and amended October 22, 2008, December 17, 2008 and December 18, 2008, a wholly-owned subsidiary of Cyalume acquired all of the outstanding securities of CTI.

Cyalume is currently a smaller reporting company. The value of our public float on June 30, 2008 was less than $75,000,000 (based on the closing price of our units on that date (consisting of one share of common stock and one warrant to purchase a share of common stock). Therefore, only two years of audited financial statements, together with unaudited interim financial statements for any relevant interim period, are presented in this prospectus.

Cyalume is currently in the process of closing our books for the year ended December 31, 2008 and preparing our annual report on Form 10-K for filing prior to March 31, 2009. When the Form 10-K is filed, it will mark the first time consolidated statements of CTI with Cyalume will have been prepared. Whereas the December 31, 2008 financials are not yet due and the acquisition of CTI occurred December 19, 2008, the financials contained in this prospectus and discussed in this MD&A are for the years ended December 31, 2006 and 2007 and for the nine months ended September 30, 2008. Furthermore, such financials are presented separately as they were audited beginning on page F-1 under Vector Intersect Security Acquisition Corp. (Cyalume’s name prior to the name change on December 19, 2008) and Cyalume Technologies, Inc. (referred to as CTI in this prospectus). Pro forma financial information is included beginning on page F-59.

CTI is a global, technology based, manufacturer primarily producing products where light is generated through a chemical reaction known as chemiluminescence. Our largest selling product is a 6 inch light stick. In addition, we produce a variety of reflective products that both reflect direct light back and retain energy for a short period of time so they continue to glow after the light source is removed. Reflective products include a variety of patches and safety belts. Both chemiluminescencent and reflective products employ infrared technology that allows observation of the product with proper night vision goggles.

The majority of our revenues are derived from sales to the U.S. Military and various other militaries around the globe. A smaller percentage of revenues is derived from sales into the public safety (police, fire departments) and commercial markets. In the military market, we enjoy longer-term contracts of generally three to five years as well as higher margins because our products are more technologically advanced than those of our competitors. In the commercial market especially, advanced technology is generally not as important and therefore, competition is greater, resulting in lower margins.

Although we sell into several markets and operate manufacturing plants in both the U.S. and Europe, we manage the business and report our financial results as one segment. Senior management focuses on consolidated results to make strategic and tactical decisions. There are several reasons for this. Our products are similar in each market and based on the same technology. Thus management pays attention to individual products as well as individual customers and contracts in terms of pricing and cost. For our largest selling product line, the 6 inch light stick (in its various permutations of color and duration), the manufacturing processes are similar for both the U.S. and European plants that make these products. Therefore, the 6 inch light sticks, can and are made at both plants and can be produced and shipped from one plant to the other to help meet peak periods of demand. In addition, important functions such as marketing and, research and development (R&D) manage their activities and allocate their resources from a strategic viewpoint, and generally not on the basis of where a product is made or who it might be sold to.

We evaluate our overall financial performance based on: revenues; gross profit and gross margin; selling/research and development/administrative expenses; and, income tax expense. We also use EBITDA (earnings before interest, taxes, depreciation and amortization) as a performance measure of operational cash flows. Our product performance is evaluated based on unit cost of production and number of units produced and sold. All of these measures are evaluated against results for the prior period and against budgets.

Because of the sale of the various parts of Omniglow Corporation (now known as CTI) on January 23, 2006, in order to comply with the requirement for two years of financial statements, Cyalume is treating the audited period from January 24, 2006 to December 31, 2006 as the audited financial statements for the full year. Cyalume has received a letter from the Staff of the SEC that it would not object to this presentation. Thus, the audits presented are for the periods January 24 through December 31, 2006 and January 1 through December 31, 2007.

However, in order to make the discussion comparing the results of operations for the two fiscal years more meaningful, CTI has prepared unaudited results for the period January 1, 2006 through January 23, 2006 (the “Stub Period”) for the portion of the business that CTI purchased on January 23, 2006. Below is a reconciliation which adds the unaudited results of the Stub Period to the audited results for the fiscal period ending December 31, 2006. This combined result is hereafter used as the basis for the comparison to the year ending December 31, 2007.

$ in 000’s	(Unaudited) Jan 1 – Jan 23, 2006	(Audited) Jan 24 – Dec 31, 2006	(Unaudited) Total 2006	2007	$ Change	% Change
Net revenues	$3,655	$27,471	$31,126	$39,026	$7,900	25.4
Cost of goods sold	2,218	17,130	19,348	19,072	(276)	-1.4
Gross profit	1,437	10,341	11,778	19,954	8,176	69.4
Other expenses (income):
Selling expenses	172	2,587	2,759	3,412	653	23.7
General and administrative expenses	710	4,951	5,661	7,814	2,153	38.0
Interest expense, net	221	6,344	6,565	6,366	(199)	-3.0
Foreign currency (gains) losses, net	(42)	2	(40)	180	220	-550.0
Amortization of intangible assets	24	2,378	2,402	2,612	210	8.7
Other expense (income), net	90	(399)	(309)	(723)	(414)	134.0
Total other expenses, net	1,175	15,863	17,038	19,661	2,623	15.4
Income (loss) before (provision for) benefit from income taxes	262	(5,522)	(5,260)	293	5,553	-105.6
(Provision for) benefit from income taxes	(23)	2,003	1,980	(270)	(2,250)	-113.6
Net income (loss)	$239	$(3,519)	$(3,280)	$23	$3,303	200.7

EBITDA (a Non-GAAP Financial Measure)

We define EBITDA as net income (loss) before interest expense, income taxes and depreciation and amortization. We are presenting EBITDA because it provides investors with useful information regarding our liquidity. Adjusted EBITDA is EBITDA before foreign currency gains and (losses), inventory reserves and one-time expenses. Adjusted EBITDA is important because it presents a more normalized view of CTI’s performance on an ongoing basis without regard to certain one-time expenses such as the legal fees incurred in arbitration with the former owners of CTI and litigation with Omniglow, LLC. In addition, Adjusted EBITDA is a key component in the determination of CTI’s compliance with certain covenants under our credit agreements. EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP. EBITDA and Adjusted EBITDA should not be considered in isolation, or as a substitute for net income, cash flows, or other consolidated income (loss) or cash flow data presented in accordance with GAAP or as a measure of our liquidity or financial condition. Adjusted EBITDA is not a measure determined in accordance with GAAP; therefore, it is susceptible to varying calculations. Adjusted EBITDA as discussed may not be comparable to other similarly titled measures of other companies.

EBITDA is provided to investors to complement results provided in accordance with GAAP, as management believes EBITDA is a useful performance indicator of profitability without regard to interest expense, which would vary depending on the amount of outstanding debt and/or interest rate on such debt. Management uses EBITDA for establishing internal budgets, goals and performance bonuses. Internal financial reports including those provided to the Board of Directors, focus on EBITDA. Since EBITDA is not necessarily an indicator of overall cash flows of CTI, management reviews capital budgets and cash flow forecasts in parallel with EBITDA analysis.

Because EBITDA eliminates interest expense, income taxes and depreciation and amortization, CTI considers this financial measure an important indicator of CTI’s liquidity, operational strength and performance. Investors may find EBITDA useful as it illustrates underlying operating trends in our business.

The use of EBITDA as a supplemental liquidity measure is useful as it assists management in understanding and evaluating our capacity, excluding the impact of interest, taxes, and non-cash depreciation and amortization charges, for servicing debt and other cash needs, prior to our consideration of the impacts of other potential sources and uses of cash, such as working capital items. Investors may find it useful for these purposes as well. EBITDA should not be considered an alternative to, or more meaningful than, net cash provided by operating activities, as determined in accordance with GAAP, since it omits the impact of interest, taxes and changes in working capital that use or provide cash (such as receivables, payables and inventories) as well as the sources or uses of cash associated with changes in other balance sheet items (such as long-term loss accruals and deferred items). Because EBITDA excludes depreciation and amortization, EBITDA does not reflect any cash requirements for the replacement of the assets being depreciated and amortized, which assets will often have to be replaced in the future. Further, EBITDA, because it also does not reflect the impact of debt service, income taxes, cash dividends, capital expenditures and other cash commitments from time to time as described in more detail elsewhere in this prospectus, does not represent how much discretionary cash we have available for other purposes. Nonetheless, EBITDA is a key measure expected by and useful to our investors, rating agencies and the banking community in the analysis of a company’s ability to service debt, fund capital expenditures and otherwise meet cash needs, respectively. We also evaluate EBITDA because it is clear that movements in these non-GAAP measures impact our ability to attract financing. EBITDA, as calculated, may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA to net cash provided by operating activities.

	Jan 1 – Jan 23 2006	Jan 24 – Dec 31 2006	Total 2006	2007
EBITDA	$555	$3,807	$4,362	$9,902
Interest expense, net of capitalized	(204)	(5,489)	(5,693)	(5,505)
Provision for income taxes	(23)	2,003	1,980	(270)
Deferred income taxes	(89)	(2,646)	(2,735)	(1,673)
Changes in operating assets and liabilities	1,324	3,960	5,284	(1,039)
Loss on disposal of property, plant and equipment	82	3	85	—
Provision for inventory obsolescence	81	2,131	2,212	883
Other items, net	(58)	64	6	34
Net Cash Provided by Operating Activities	$1,668	$3,833	$5,501	$2,332

	Jan 1 – Sep 30 2008	Jan 1 – Sep 30 2007
EBITDA	$11,217	$7,143
Interest expense, net of capitalized	(3,058)	(4,323)
Provision for income taxes	(1,754)	94
Deferred income taxes	1,056	(1,749)
Changes in operating assets and liabilities	(5,860)	(1,794)
Loss on disposal of property, plant and equipment	50
Other items, net	(284)	1,206
Net Cash Provided by Operating Activities	$1,367	$577

CTI has been in compliance with financial covenants since February 2007. Our financial covenants consist of Consolidated Adjusted EBITDA and several other ratios which utilize Consolidated Adjusted EBITDA. These additional financial covenants include a fixed charge coverage ratio, a total leverage ratio and a senior debt leverage ratio.

In CTI’s credit agreements, in place from January 23, 2006 to December 19, 2008, Consolidated Adjusted EBITDA is defined as: “for any period an amount determined for Holdings and its subsidiaries on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) provisions for taxes based on income, (d) total depreciation expense, (e) total amortization expense, (f) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any period), and (g) to the extent any such amount was deducted in computing Consolidated Net Income, (I) the amount of any management fees incurred in such period in compliance with the provisos in the definition of Restricted Junior Payment, (II) the amount of any non-recurring expenses (including legal fees and expenses) incurred during the period in connection with the Acquisition, (III) the amount of legal fees and expenses incurred in such period in respect of the negotiation and documentation of the First Amendment and the amendments to the Second Lien Credit Agreement and the Mezzanine Debt effected substantially contemporaneously therewith, minus (ii) other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period).”

For 2007, there was no difference between the metric as disclosed and used by management and its Board of Directors (Adjusted EBITDA) and the metric as defined for the financial covenant.

The following table reconciles net income (loss) to EBITDA and illustrates components of Adjusted EBITDA.

$ in 000’s	Jan 1 – Jan 23, 2006	Jan 24 – Dec 31, 2006	Total 2006	2007	$ Change	% Change
EBITDA:
Net income (loss)	$239	$(3,519)	$(3,280)	23
Interest expense	222	6,355	6,577	6,376
Income taxes	23	(2,003)	(1,980)	270
Depreciation	47	596	643	621
Amortization of intangible assets	24	2,378	2,402	2,612
Total EBITDA	555	3,807	4,362	9,902	5,540	127.0
Components of adjusted EBITDA:
Foreign currency (gains) losses, Net	(42)	2	(40)	180
Inventory reserves Note A	122	1,000	1,122	0
Inventory step-up at acquisition Note B	0	900	900	0
One-time expenses Note C	593	2,043	2,636	1,243
Adjusted EBITDA	$1,228	$7,752	$8,980	$11,325	$2,345	26.1

Note A: Represents inventory reserves recorded for a) inventory of $0.6 million acquired in the January 23, 2006 purchase of CTI and which was deemed to have become obsolete at the end of the year; and, b) inventory of approximately $0.5 million, acquired in the January 23, 2006 purchase of Cyalume Technologies that was stored at the Mexican location of Omniglow, LLC and which was consumed in a fire at that facility in December of 2006. While fully reserving for this destroyed inventory, a claim has been filed with our insurance carriers which has not yet been resolved, and for which we expect recovery of most of the amount lost.

Note B: In accordance with the purchase of CTI, at January 23, 2006 and in accordance with purchase price accounting, approximately $0.9 million of the consideration paid was allocated to inventory. This inventory was sold during 2006 and thus the stepped-up basis of $0.9 million adversely impacted cost of goods sold in 2006.

Note C: These expenses are primarily legal fees associated with the arbitration and litigation case with the former owners of CTI and the litigation with Omniglow, LLC. These amounts also include third-party consulting costs and other costs associated with activities relating to the purchase of CTI, which were non-capitalizable operating expenses.

For 2008, until the sale of CTI on December 19, 2008, the metric used by management and its Board of Directors as disclosed differs from the financial covenant in that the financial covenant does not take into account the add back for Restructuring Charges and Sale Related Costs (items related to the transaction with Cyalume).

The following table reconciles net income to EBITDA and illustrates components of Adjusted EBITDA for the nine months ended September 30, 2008 and 2007. As disclosed in Notes A and C, Adjusted EBITDA includes additional add-backs and removals that occurred in the nine months ended September 30, 2008 that were not present at December 31, 2007 or 2006.

	Jan. 1 – Sep. 30, 2008	Jan. 1 – Sep. 30, 2007	$ Change	% Change
EBITDA:
Net income (loss)	$3,050	$(128)	$3,178
Interest expense	3,794	4,954	(1,160)
Income taxes	1,754	(94)	1,848
Depreciation	651	455	196
Amortization of intangible assets	1,968	1,956	12
Total EBITDA	11,217	7,143	4,074	57.0
Components of adjusted EBITDA:
Foreign currency (gains) losses, net	(75)	114	(189)
Restructuring charges and sale-related costs – Note A	1,888	—	1,888
One-time expense – Note B	340	1,140	(800)
Gain on arbitration settlement – Note C	(2,751)	—	(2,751)
Adjusted EBITDA	$10,619	$8,397	$2,222	26.5

Note A: Represents restructuring charges of approximately $1.2 million for severance costs for personnel departing CTI in conjunction with the planned acquisition by Cyalume, plus sale-related costs of approximately $0.7 million associated with the Cyalume acquisition, primarily for legal and consulting expenses incurred by CTI.

Note B: These expenses are primarily legal fees associated with the arbitration case with the former owners of CTI and the litigation case with Omniglow LLC.

Note C: Included in Other Income, net on the Consolidated Statement of Operations, this represents the gain on the settlement with the former owners of Omniglow Corporation.

Results of Operations

Overview, Years Ended December 31, 2007 and 2006 — Financial performance significantly improved in 2007 from 2006. Revenues increased to $39.0 million in 2007 from $31.1 million in 2006, an increase of $7.9 million or 25.4%. Increases in product sales, contractually permitted price increases and a strengthening of the Euro versus the U.S. dollar accounted for most of the overall growth. Changes in prices accounted for $1.4 million (17.7%) of increased revenues, with changes in units sold contributing $6.5 million (82.3%). As discussed in the section Foreign Currency Transaction and Exchange, had the 2007 revenues from the French subsidiary been converted at the exchange rate effective for 2006, total revenues would have been approximately $0.9 million less. Gross profit increased to $20.0 million from $11.8 million in 2006. Gross profit as a percentage of revenue (gross margin) improved to 51.1% from 37.8%. This improvement in gross profit and gross margin is due to the revenue increase and a change in the mix of products sold with more items sold in 2007 carrying a higher individual gross margin. The products primarily contributing to this were our line of infrared light sticks, which have a higher margin due to the more extensive technology required to produce them. In addition, gross profit for 2006 was lower than expected due to inventory reserves being established for slow moving/obsolete materials, primarily attributable to the purchase of CTI by GMS Acquisition Partners Holdings, LLC (“GMS”) in January 2006. The net income for 2007 was $0.02 million versus a net loss for 2006 of $3.3 million, an improvement of $3.3 million. Higher gross profit and lower interest expense, partially offset by higher selling/research & development/administrative expenses, and higher tax expense were the major reasons for the improvement.

Overview, Nine Months Ended September 30, 2008 and 2007 — Financial performance improved in the nine months ended September 30, 2008 from the same period in 2007. Revenues increased to approximately $31.7 million for the nine months ended September 30, 2008 from approximately $29.0 million for the nine months ended September 30, 2007, an increase of approximately $2.7 million or 9.3%. Increases in product sales accounted for most of the increase, but with contractually permitted price increases that took effect in the second half of 2007 and 2008 and a strengthening of the Euro versus the U.S. dollar relating to sales by CTI’s foreign subsidiary also contributing to the overall growth. Changes in units accounted for $2.2 million (84.3%) of the increased revenues, with changes in prices contributing $0.4 million (15.7%). Had the September 2008 revenues from the French subsidiary been converted at the exchange rate effective for September 2007, total revenues would have been approximately $0.7 million less.

Gross profit increased to approximately $16.5 million for the nine months ended September 30, 2008 from $15.0 million for the same period in 2007. Gross profit as a percentage of revenue (gross margin) improved to approximately 52.1% from approximately 51.7%, primarily due to the increased sales being to the military, where such products generally have higher margins than commercial safety products. The net income for the nine months ended September 30, 2008 was approximately $3.1 million versus a net loss for the same period in 2007 of $0.1 million, an improvement of $3.2 million. Higher gross profit, lower interest expense and general and administrative expenses, and a gain from an arbitration settlement with the owners of CTI prior to GMS acquisition, partially offset by restructuring charges and sales-related costs and higher tax expense were the major reasons for the improvement in net income.

Sales to militaries fluctuate from year to year as the need for our products in conducting training and operations vary. For security reasons militaries do not provide advance notice of the purchasing intentions, and therefore CTI can not forecast future military revenues. CTI renewed contracts with various militaries on terms that were consistent with prior contracts.

Overview, Quarters Ended September 30, 2008 and 2007 — Financial performance improved in the quarter ended September 30, 2008 versus the same period in 2007. Revenues increased to approximately $10.8 million for the 2008 quarter from approximately $9.6 million in the same period in 2007, an increase of approximately $1.2 million, or 12.5%. Increases in product sales from CTI’s U.S. operations, contractually permitted price increases that took effect in the second half of 2008 and a strengthening of the Euro versus the U.S. dollar relating to sales by CTI’s foreign subsidiary accounted for the increase in revenues. Increases in units sold accounted for $1.0 million of the increased revenue, while price increases totaled $0.2 million.

Despite the increase in revenues gross profit did not change in 2008 from the $5.4 million amount that was achieved in 2007. Consequently, gross profit as a percentage of gross revenue (gross margin) decreased to 50.1% in 2008 from 56.0% in 2007. Gross margin was unusually high in 2007 due to significant positive manufacturing variances that have not recurred in 2008.

Net income for the quarter ended September 30, 2008 was approximately $0.7 million versus net income for the same period of 2007 of approximately nil, an improvement of $0.7 million. Lower interest expense and lower selling, general and administrative expenses, partially offset by higher tax expense were the major reasons for the improvement in net income.

Other Significant Factors — CTI was privately held until December 19, 2008 and was purchased by GMS, its former sole stockholder, under a leveraged buyout transaction in 2006 using approximately $53 million in debt. Accordingly, total debt and interest expense is higher than would be expected for a publicly traded business. As of September 30, 2008, senior debt outstanding from the leveraged buyout as well as all subordinated debt outstanding from the leveraged buyout was paid off.

On December 19, 2008, Cyalume and TD Bank, N.A. consummated a senior secured credit facility in the aggregate amount of $33 million (which is the maximum amount that TD Bank would lend to the post-business combination Company based on its financial position post-business combination) (collectively, the “TD Loan”). The TD Loan is divided into three distinct facilities, consisting of (i) a $5,000,000 senior secured revolving credit facility (the “Revolver”); (ii) a $25.5 million amortizing senior secured term loan (the “Term Loan”); and (iii) a $2.5 million commercial real estate mortgage loan (the “CREM”). The Revolver, Term Loan and CREM mature three, five and five years from the closing date of the TD Loan, respectively. CTI is the borrower under the facilities, and the TD Loan is guaranteed by Cyalume and all future domestic subsidiaries of CTI. CTI paid TD Bank an origination fee at closing of $415,000.

The TD Loan, as well as any interest rate hedging provided by TD Bank, is secured by a first priority perfected security interest in all of CTI’s tangible and intangible assets and all proceeds thereof. The TD Loan is also secured by a pledge by Cyalume of CTI’s capital stock, 2/3 of CTSA’s capital stock, and a first mortgage on CTI’s real estate property located in West Springfield, MA. Cyalume also pays a fee equal to one half of one percent of the average daily unused portion of the Revolver, payable quarterly in arrears.

Interest accrues and payments are due monthly in arrears on each of the Revolver, Term Loan and CREM at a rate determined by adding the applicable margin to 30, 60, or 90 day LIBOR, so long as no default has occurred or is continuing. The applicable margin is set quarterly and will be based on a ratio of CTI’s senior debt to its adjusted EBITDA. The initial margin was 4.5%, with a LIBOR floor of 3.0%. The default rate of interest is 2% above the applicable nondefault interest rate. Certain other debts incurred by CTI will be subordinate to the TD Loan and on terms acceptable to the lender. CTI will provide monthly, quarterly and annual reports to the lender to confirm CTI’s compliance with various financial covenants under the TD Loan.

The term loan has monthly principal amortization payments of 1.25% for the first twelve months beginning February 1, 2009; 1.3333% for months 13-24; 1.50% for months 25-36; 1.6667% for months 37-48; and, 1.8333% for the last twelve months, followed by a balloon payment at maturity. The CREM has monthly principal payments of $10,417 beginning February 1, 2009.

The TD Loan requires CTI to acquire interest rate protection in a form acceptable to the lender on at least 60% of the outstanding principal of the Term Loan and 100% of the CREM. The lender has stated, in addition, that any obligations under hedging arrangements that might be provided by the lender are to be considered senior debt for purposes of both the security agreements and covenant calculations. TD Bank has stated that the interest rate protection can be satisfied with either interest rate swaps or interest rate caps. Effective December 19, 2008, CTI executed five-year fixed rate swaps with TD Bank. All of the CREM was hedged at a fixed rate of 2.27% and 60% of the Term Loan was hedged at a fixed rate of 2.13%, both based on one-month LIBOR. For the hedged portion of the loans, TD Bank has waived the 3% Libor minimum. Accordingly, the all-in rate for the CREM is 6.77% and 6.63% for the Term Loan. The initial borrowings for the non-hedged Term Loan portion was 7.5% (the LIBOR floor of 3% plus the margin of 4.5%).

Other material financial covenants of the TD Loan are as follows:

•	Minimum Current Ratio of Current Assets to Current Liabilities (excluding current portion of long-term debt; including revolver) of not less than 1.0x
•	Maximum Debt to Adjusted EBITDA of:

Year	Senior
Closing – 9/30/2009	2.75x (2.50x at close)
10/1/2009 – 9/30/2010	2.50x
10/1/2010 – 9/30/2011	2.00x
Thereafter	1.50x
•	Minimum Total Debt Service Coverage of Six Month EBITDA divided by Six Month Total Debt Service of 1.3x
•	Minimum Fixed Charge Coverage of FYE EBITDA to Fixed Charges of not less than 1.10x
•	Maximum Capital Expenditures of $2.0 million per year
•	Beginning May 1, 2010 (for fiscal year 2009) and annually thereafter, and in addition to scheduled principal payments, the Term Loan will be reduced annually in inverse order of maturity by 75% of the prior year’s excess cash flow
•	Various “Usual and Customary” Affirmative and Negative Covenants

The impact of the material financial covenants and conditions of the TD Loan, as noted above, on the combined Company after the acquisition are as follows:

•	Based on the Pro Forma results, the combined Company would be in compliance with the various financial covenants; therefore, these covenants are not anticipated to negatively impact the combined Company or limit its ability to effectuate its business model.
•	The combined Company does not currently anticipate the need to exceed the annual capital expenditure cap of $2.0 million. If capital expenditures in excess of the $2.0 million cap is needed, it is anticipated that a waiver could be applied for after discussions and documentation with the lender of the potential capital expenditures.
•	The “usual and customary” affirmative and negative covenants are considered standard wording as found in most senior debt agreements. Many of these covenants pertain to Company business practices and procedures which management feels they are currently adhering to; therefore, the impact would be nil.

As of September 30, 2008, CTI’s total outstanding debt was approximately $39.5 million and the weighted average interest rate was approximately 11.3%, yielding annualized interest expense of approximately $4.4 million. Under the TD Loan assuming a rate of 7.5%, the actual initial borrowings of $32 million yields an annualized interest expense of approximately $2.4 million, for an annualized savings of approximately $2.0 million.

In addition, financial performance for both 2006 and 2007 was adversely affected by several events/circumstances that should not affect the Company going forward. These all arise from the transaction to purchase CTI that took place on January 23, 2006 and include: doing business with the former novelty business of the Company (now known as “Omniglow, LLC”); arbitration proceedings for claims by the new owners, GMS, against the former owners of Omniglow Corporation; write-offs/reserves for inventory; and extensive one-time auditing requirements.

•	Doing Business with Omniglow, LLC — The former novelty business of CTI, Omniglow, LLC, was sold concurrent with the purchase of CTI by GMS. Under the purchase and sale agreements, CTI was obligated to: provide services to Omniglow, LLC for information technology systems; lease to them office and warehouse space; and manufacture certain items for them and sell them at standard cost. During 2006, CTI recognized revenues of $2.8 million with a break-even gross profit from sales of items to Omniglow, LLC. Soon after CTI began manufacturing and selling items to Omniglow, LLC, CTI began to experience collection problems. On August 5, 2006, CTI reached a settlement to resolve unpaid invoices for item sales, and subsequently received approximately $0.9 million of cash payments while writing-off approximately $0.1 million of receivables. Based on CTI’s cumulative experience in dealing with Omniglow, LLC, CTI gave notice in late August 2006, in accordance with the contracts in effect, to terminate contractual relationships with Omniglow, LLC. Subsequently, CTI has done very limited business with Omniglow, LLC.
•	Arbitration/Litigation Proceedings — In August 2006, Omniglow, LLC filed a variety of claims against CTI, which we believe are without merit. CTI then filed counterclaims against Omniglow, LLC. In September 2006, CTI and its stockholder, GMS, filed claims under arbitration proceedings against the former owners of CTI (f/k/a Omniglow Corporation). These claims included violations of representations and warranties and, indemnifications for violations of contractual obligations by Omniglow, LLC.

During 2006, 2007 and the first quarter of 2008, CTI incurred just over $2 million of legal and other third-party related costs in relation to these proceedings, predominantly associated with the arbitration proceedings with the former owners of CTI. In January 2008, CTI entered into a settlement with the former owners to resolve all outstanding claims between them and received $3 million. Regarding the Omniglow, LLC litigation, in 2006 and again in 2007, CTI entered into partial settlements with Omniglow, LLC. At this point there remain several, open claims between the parties, most of which related to contractual violations by Omniglow, LLC relating to violations of lease and information technology contractual arrangements. Hearings took place before a judge during September and October 2008. A decision is expected in late 2009. Omniglow, LLC has made claims which CTI’s management believes to be without merit.

These proceedings, especially the arbitration proceedings with the former owners, placed a significant demand on CTI’s management time in 2006 and 2007 and resulted in substantial expenditures on the part of CTI. Going forward, CTI believes that its risk of adverse consequences is minimal and the amount of management time and cash required to see the Omniglow, LLC litigation through to conclusion will be limited.

•	Inventory Reserves — The stock purchase agreement for the January 23, 2006 transaction stated: “Promptly following the Closing, Purchaser shall cause the Company to change its name to “Cyalume Technologies, Inc.” and to cease using the name “Omniglow”; provided, however, that the Company and Subsidiary shall have the right to continue using the name “Omniglow” for the purpose of transitioning accounts and notifying customers and suppliers of the closing of the acquisition contemplated hereby and in connection with the use of existing packaging materials...” In purchasing the Company on January 23, 2006, CTI acquired large stocks of inventory including foiling for individual items such as light sticks and boxes for packaging and shipping that were imprinted with the Omniglow name. It was assumed that this inventory would be used by the end of 2006, however, significant amounts remained on-hand as of year-end. Moreover, CTI had observed that there was still significant confusion in the marketplace over the separation of the novelty business from CTI’s business. Accordingly, CTI made the decision to record a reserve against earnings of $0.5 million at the end of 2006 for this inventory bearing the “Omniglow” name.

In addition, in December of 2006, Cyalume had approximately $0.5 million of inventory on site at the Mexican plant of Omniglow, LLC. In December 2006, a fire occurred at the Mexican plant and CTI was informed that all or most of its inventory had been destroyed in the fire. CTI filed a claim with its insurance carrier. For 2006, CTI recorded a reserve of $0.5 million for this inventory. During 2008, CTI received approximately $0.4 million from its insurance carrier.

•	One-Time Audit Requirements — In the purchase of CTI by GMS on January 23, 2006, CTI acquired the responsibility to complete the independent audit for 2005. This audit cost approximately $0.5 million more than expected and took until January 2008 to complete. In preparing the company to be sold, and after accounting due diligence had been completed by GMS, the former owners divided the company into three divisions; one part was the company now called CTI; a second part which is the company now called Omniglow, LLC; and, a third company containing leftover assets and liabilities such as receivables, payables and net assets from two subsidiaries. In doing so, in effect, three accounting departments were created whose activities were not coordinated. In addition, a number of former subsidiaries had been sold or closed down and for which no one was actively maintaining the books and records. As a result, CTI was unable to complete a consolidated audit of the stub period. The combined effect was that CTI had to recreate much of the books and records, leading to a significant drain on accounting/financial personnel as well as a large audit cost overrun. This drain on time and cash ended with the January 2008 receipt of the audit report for 2005. The audits for 2006 and 2007, which are contained within this prospectus, were completed within budget and timeframe expectations. CCR, LLP, the independent auditors reporting on 2006 and 2007, were retained in February 2008.

Critical Accounting Policies

CTI’s financial statements included herein, have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). These statements are consolidated, representing the results of operations of CTI, Inc. and its wholly-owned subsidiary CTSA. GAAP requires management to make certain estimates, judgments and assumptions which can affect the reported amount of assets and liabilities, and the reported amount of revenues and expenses for the period presented. CTI believes the estimates, assumptions and judgments upon which CTI relies are reasonable based upon the information available to CTI at the time such estimates, assumptions and judgments are made. Following are critical accounting policies, most of which reflect areas where estimates, assumptions and judgments play a more significant role.

Revenue and Cost of Goods Sold Recognition — CTI recognizes revenue from the sale of products when the earnings process is complete and the risks and rewards of ownership have transferred to the customer upon their receipt of the products. Costs and related expenses to manufacture the products are recorded as costs of goods sold when the related revenue is recognized.

CTI has several significant contracts providing for the sale of indefinite quantities of items at fixed per unit prices, subject to adjustment for certain economic factors. Revenue under these contracts is recognized when goods ordered under the contracts are received by the customer. Whenever costs change, CTI reviews the pricing under these contracts to determine whether they require the sale of products at a loss. To date, CTI has no loss contracts which would require the accrual of future losses in the current financial statements.

Income Taxes — Income taxes are accounted for in accordance with FASB Statement No. 109, Accounting for Income Taxes. This methodology requires deferred tax assets and liabilities to be determined based on differences between financial reporting and tax bases of assets and liabilities, measured using enacted tax rates and laws expected to be in effect when the differences are expected to reverse. Deferred tax assets are recognized when realization of assets is more likely than not.

With the purchase by GMS on January 23, 2006, net operating losses (NOLs) totaling approximately $13.5 million were acquired to be used to offset future taxable income in the U.S. During 2006, CTI generated additional NOLs of $4.5 million and utilized $0.2 million during 2007. The application of these NOLs is governed by Section 382 of the U.S. Internal Revenue Code, which states that the annual amount used for offset of income is restricted to the value of the loss corporation multiplied by the long-term tax-exempt rate at the time of the purchase, or in this case approximately $3.2 million per annum. Furthermore, if the annual allowable offset exceeds the taxable income for any year, the amount available for offset the following year shall be increased by such excess amount. The ability to utilize the $3.2 million per annum continues past the acquisition of CTI on December 19, 2008.

Research & Development Costs — Research and development costs are expensed as incurred.

Goodwill and Intangible Assets — Goodwill is deemed to have an indefinite life and is not, therefore, subject to annual amortization. However, goodwill is reviewed annually for impairment and whenever events or changes in circumstances indicate its carrying value may not be recoverable in accordance with FASB Statement No. 142, Goodwill and Other Intangible Assets. If the carrying value of goodwill exceeds its implied fair value, then an impairment loss equal to the difference would be recorded in the period in which the impairment is determined to have occurred.

Intangible assets primarily include the value of customer relationships, patents and developed technology, trademarks, and tradenames as determined by a third-party valuation firm in accordance with the purchase of Cyalume as of January 23, 2006. Annual amortization is: sixteen to seventeen years for customer relation-ships; eleven to twenty years for patents and developed technology; and ten to eighteen years for trademarks and tradenames. In accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, carrying amounts of intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Inventories — Inventories are stated at the lower of cost or net realizable value, and determined on a first-in, first-out (FIFO) method.

Foreign Operations and Currency — CTI translates and consolidates the accounts of its French subsidiary using the local currency as the functional currency, in this case the Euro. Balance sheet accounts are converted at the exchange rate for Euros to U.S. dollars at period-end, while Income Statement accounts are converted based on the average exchange rate for the period covered. Translation gains or losses are recorded as a separate component of stockholders’ equity.

For the U.S. plant, essentially all purchases and sales are made in U.S. dollars. With regard to its French subsidiary, the vast majority of purchases of materials and sales, other than materials purchased from the U.S. plant, are made in Euros. Beginning in 2009, CTI began hedging of foreign exchange risk. Short-term hedges (less than six months) are entered into for any sales by CTI to its subsidiary in France.

Results of Operations for the Nine Months Ended September 30, 2008 and 2007

Revenues

Revenues increased to $31.7 million in 2008 from $29.0 million in 2007, an increase of $2.7 million or 9.3%. Increases in product sales volume accounted for the majority of the overall growth, however, contractually permitted price increases that took effect in the second half of calendar year 2007 and a strengthening of the Euro versus the U.S. dollar over the prior year as it relates to sales by CTI’s wholly-owned subsidiary also contributed to the increase.

Revenues to the military were $28.3 million in 2008 versus $24.9 million in 2007, representing an increase of $3.4 million, or approximately 13.7%. Chemiluminescent product category revenues grew by $1.0 million. Revenues for the reflective products and training ammo categories grew by $2.1 million and $0.3 million, respectively. All categories increased primarily due to higher unit sales.

Public Safety category revenues, representing sales to police and fire departments, were $0.2 million in 2008, a decrease of $0.2 million from 2007. Decreased sales volume accounted for nearly all of the decrease.

Commercial Safety revenues decreased to $2.8 million in 2008 from $3.5 million in 2007, representing a change of $0.7 million or approximately 20%. The decline is due to lower sales resulting from competitive pressures, which Cyalume expects to continue. Beginning in the latter half of 2008, when new formulations of its products comprising a phthalate-free light stick and a bio-degradable light stick are introduced for sale, CTI hopes to arrest this decline in sales.

Other revenues of $0.4 million in 2008 increased $0.2 million from 2007.

Cost of Goods Sold

The cost of goods sold was $15.2 million in 2008 versus $14.0 million in 2007, representing an increase of $1.2 million, or 8.6%. As a result of stable cost of goods sold and the increase in revenues discussed previously, gross profit, which represents revenue less the cost of goods sold, increased to $16.5 million in 2008 from $15.0 million in 2007. Gross profit as a percentage of revenue increased to approximately 52.1% from approximately 51.7% in 2007.

Selling, General and Administrative Expenses

Total expenses decreased to $7.0 million in 2008 from $8.5 million in 2007, representing a decrease of $1.5 million or approximately 17.6%. The $1.5 million decrease was primarily due to decreases in payroll and legal costs of $0.7 million and $0.7 million, respectively.

Restructuring Charges and Sale — Related Costs

Restructuring costs of approximately $1.2 million and costs of approximately $0.7 million related to the sale of CTI to Cyalume were recorded in the nine months ended September 30, 2008; no such costs were incurred in the nine months ended September 30, 2007. With the agreement to sell CTI to Cyalume, the former CEO, two vice presidents and a sales manager left CTI. The recorded costs reflect the liabilities of CTI for severance for the former employees. For assistance through the sale process, CTI retained legal and financial consulting services, which were expensed as incurred.

Amortization Expense

Amortization expense for intangible assets totaled approximately $2.0 million in the nine months ended September 30, 2008 and was essentially unchanged from the nine months ended September 30, 2007.

Interest Expense

Interest expense for the nine months ended September 30, 2008 of approximately $3.7 million declined from approximately $5.0 million in 2007. This decrease was due to a lower average outstanding amount of senior debt and a decline in interest rates applied to senior debt, partially offset by increases in the balance of subordinated debt for which approximately 70% of interest is capitalized and added to the principal balance, and which carries a higher interest rate than the senior debt. In April 2007, CTI paid down $10.0 million of senior debt from an equity contribution by its owners.

Other Income, Net

Other income for the nine months ended September 30, 2008 was approximately $2.8 million versus approximately $0.3 million for the same period in 2007. In January 2008, CTI reached a settlement of all outstanding issues with the former owners of CTI, resulting in receipt of approximately $3.0 million of cash and a net gain of approximately $2.8 million.

Income Tax

Income tax provision for the nine months ended September 30, 2008 was approximately $1.8 million versus approximately nil for the same period in 2007. An increase in income before taxes of approximately $5.0 million primarily accounted for the increase in tax expense.

Income tax provision includes the change in deferred income taxes arising from temporary differences between the financial reporting and tax basis of assets and liabilities, and net operating loss carryforwards. Net deferred tax liabilities at September 30, 2008 of approximately $5.4 million increased by approximately $1.1 million from December 31, 2007. The change occurred primarily as a result of the amortization of identified intangibles acquired at January 23, 2006 for book purposes that is not deductible for tax purposes and the estimated utilization of net operating loss carryforwards.

Net Income/Loss

CTI had net income of approximately $3.1 million for the nine months ended September 30, 2008 versus a net loss of approximately $0.1 million for the nine months ended September 30, 2007, an improvement of approximately $3.2 million. This improvement was primarily due to the increase in gross profit of approximately $1.5 million, the gain on the settlement of approximately $2.8 million, the decrease in general and administrative expenses of $1.5 million, the decrease in interest expense of $1.3 million, partially offset by the restructuring charges and sale-related costs of approximately $1.9 million and increase in income tax of $1.8 million.

Liquidity and Capital Resources

Dollars in Millions	Sept 30, 2008	Dec 31, 2007	$ Change	% Change
Net Working Capital	$11.9	$8.2	$3.7	45%
Cash	$3.5	$5.7	$(2.2)	(39%)

Working Capital — Our net working capital improved by $3.7 million between December 31, 2007 and September 30, 2008 due to increases in inventory, accounts receivable and refundable income taxes of

$2.4 million, $1.1 million and $0.9 million, respectively, and decrease in income tax payable of $1.3 million, which are partially offset by a decrease in cash of $2.2 million that was used to pay for the aforementioned inventory and taxes. The increase in inventory is due to an intentional build up of certain raw materials and to an increase in manufacturing activity. The increase in accounts receivable is due to several significant sales in late September 2008 that were not due to be paid by the customers before September 30, 2008. The change in income taxes is due solely to the decrease in CTI’s French subsidiary’s taxable income through September 30, 2008 versus its higher taxable income through December 31, 2007. Due to the lower taxable income through September 30, 2008, $0.9 million of estimated tax payments made in 2008, which are calculated based on the prior year’s taxable income, are expected to be refunded to the subsidiary in early 2009 and are therefore recorded as a current asset as of September 30, 2008. Conversely, as of December 31, 2007, the subsidiary had a tax liability of $1.3 million.

Cash — Cyalume considers all highly liquid investments with an original maturity of 90 days or less when purchased to be cash equivalents. Cash at September 30, 2008 and December 31, 2007 consisted of cash in banks; there were no cash equivalents outstanding. Cash decreased during the nine months ended September 30, 2008 primarily due to the payment of liabilities that existed at December 31, 2007, partially offset by the achievement of the settlement with the former owners from which it received $3.0 million cash.

CTI’s senior loan documents prior to December 19, 2008 required it to prepay senior debt to the extent any proceeds from arbitration/litigation with the former owners exceeds third party costs incurred for such proceedings. From the settlement achieved in January 2008, CTI was obligated to prepay approximately $0.9 million of senior debt. CTI made the payment out of cash on hand.

Cash Flows from Operating Activities — Net cash flows from operating activities were approximately $1.4 million for the nine months ended September 30, 2008, an increase of approximately $0.7 million versus the nine months ended September 30, 2007. The primary reasons for the improvement were increases in net income of $3.2 million and in provision for deferred income taxes of $2.8 million, partially offset by an increase in inventory of $1.3 million, a decrease in the provision for inventory obsolescence of $1.3 million and a decrease in income taxes payable of $2.7 million.

The decrease in income taxes payable is due to the timing of the payment of income taxes due to the country of France.

Inventories increased during the nine months ended September 30, 2008 due to increased manufacturing activity and a build-up in raw materials.

The provision for deferred income taxes for the nine months ended September 30, 2008 increased due to the utilization of net operating losses to offset that period’s increase in taxable income.

The provision of inventory obsolescence for the nine months ended September 30, 2008 decreased due to the reversal of reserves on inventory that were disposed of in September 2008.

Cash Flows from Investing Activities — Net cash used in investing activities for the nine months ended September 30, 2008 was approximately $1.2 million versus approximately $1.3 million for the nine months ended September 30, 2007. A significant amount of these 2007 and 2008 expenditures were for manufacturing equipment.

Cash Flows from Financing Activities — Net cash used in financing activities for the nine months ended September 30, 2008 was approximately $(2.4) million, which was solely due to payments on long-term debt. For the nine months ended September 30, 2007, the net cash from financing was $2.0 million, consisting of a $13.0 million additional investment by GMS (CTI’s sole stockholder), partially reduced by payments of $0.3 million costs to refinance CTI’s loans and $10.7 million of payments on long-term debt.

Results of Operations for the Quarters Ended September 30, 2008 and 2007

Revenues

Revenues increased to approximately $10.8 million for the quarter ended September 30, 2008 from approximately $9.6 million for the quarter ended September 30, 2007, an increase of approximately $1.2 million or 12.5%. Increases in product sales by CTI’s U.S. operations, contractually permitted price increases that took effect in the second half of 2007 and a strengthening of the Euro versus the U.S. dollar relating to sales by CTI’s foreign subsidiary accounted for the increase, offset by decreases in product sales from CTI’s foreign subsidiary.

Revenues to the military were $9.9 million in 2008 versus $8.2 million in 2007, representing an increase of $1.7 million, or approximately 21%. The increase in 2008 was primarily due to higher sales volume of chemiluminescent products. Chemiluminescent product category revenues were $7.8 million in the quarter ended September 30, 2008, an increase of $0.5 million from the same period in 2007. Revenues from reflective products grew by $1.1 million to $1.8 million due to higher unit sales. Revenues from training ammo products decreased by $0.2 million to $0.3 million due to lower unit sales.

Public Safety category revenues, representing sales to police and fire departments, were nil in 2008, a decrease of $0.1 million from 2007. Decreased sales of products accounted for all of the decrease.

Commercial Safety revenues were $0.9 million and $1.3 million in 2008 and 2007, respectively. CTI expects this sector to remain under strong competitive pressure. Beginning in the latter half of 2008, when new formulations of its products comprising a phthalate-free light stick and a bio-degradable light stick are introduced for sale in late 2008, CTI hopes to arrest this decline in sales with these new products.

Cost of Goods Sold

The cost of goods sold was $5.4 million in 2008 versus $4.2 million in 2007, an increase of $1.2 million or approximately 28.6%. Despite the increase in revenues previously discussed, gross profit, which represents revenue less cost of goods sold, did not change in 2008 from the $5.4 million amount that was achieved in 2007. Consequently, gross profit as a percentage of revenue decreased to 50.1% in 2008 from 56.0% in 2007. Gross profit as a percentage of revenue decreased primarily due to unusually high positive manufacturing variances in 2007 that caused 2007’s gross profit to be higher than usual.

Selling, General and Administrative Expenses

Total expenses decreased to $2.3 million in 2008 from $3.5 million in 2007, representing a decrease of $1.2 million or approximately 34%. Reductions in bonuses and legal costs accrued in those quarters primarily account for the decrease.

Amortization Expense

Amortization expense for intangible assets totaled approximately $0.7 million in the quarter ended September 30, 2008 and was essentially unchanged from the quarter ended September 30, 2007.

Interest Expense

Interest expense for the quarter ended September 30, 2008 of approximately $1.2 million declined from approximately $1.6 million in 2007. This decrease was due to a lower average outstanding amount of senior debt and a decline in interest rates applied to senior debt, partially offset by increases in the balance of subordinated debt for which approximately 70% of interest is capitalized and added to the principal balance, and which carries a higher interest rate than the senior debt. In April 2007, CTI paid down $10.0 million of senior debt from an equity contribution by its owners.

Income Tax

Income tax provision for the quarter ended September 30, 2008 was approximately $0.5 million versus approximately ($0.1) million for the same period in 2007. An increase in income before taxes of approximately $1.3 million primarily accounted for the increase in income tax expense.

Net Income

CTI had net income of approximately $0.7 million for the quarter ended September 30, 2008 versus net income of approximately nil for the quarter ended September 30, 2007, an improvement of approximately $0.7 million. This improvement was primarily due to the decreases in interest expense and selling, general and administrative expenses discussed previously, partially offset by the increase in income tax expense discussed previously.

Results of Operations for Years Ended December 31, 2007 and 2006

Revenues

Revenues increased to $39.0 million in 2007 from $31.1 million in 2006, an increase of $7.9 million or 25.4%. Increases in product sales, contractually permitted price increases and a strengthening of the Euro versus the U.S. dollar accounted for most of the overall growth.

Revenues to the military were $33.4 in 2007 versus $21.5 in 2006, representing an increase of $11.9 million, or approximately 55%. The increase in 2007 was primarily due to increased sales, especially for infrared products and training ammo. Part of the sales increase with the U.S. Military is due to sales being lower than expected in the fourth quarter of 2006 due to Military budgetary constraints at the end of that year with more money being spent the following quarter. With regard to NATO, changes in purchasing practices by NATO member countries allowing military units to buy directly from us led to increased orders by removing a middleman and making it easier and quicker for military units to purchase our products. In addition, price escalations received in CTI’s largest contracts and the strengthening of the Euro relative to the U.S. dollar also contributed to the revenue growth. Training ammo, a product line for which we expect significant future growth, saw an increase in revenues to $2.0 million, versus $0.7 million in 2006, with no pricing changes. We began selling training ammunition in the second half of 2006.

Due to the nature of our largest contracts, those being with the U.S. and other militaries, it is not possible to readily obtain detailed information on consumption patterns and drivers of our products. The militaries do not disclose such information to us for security reasons. Therefore, while we can reasonably infer reasons for changes in sales from various sources of information, we cannot provide specific quantifications.

Public Safety, representing sales to police and fire departments, achieved revenues of $0.5 million in 2007, an increase of $0.1 million from 2006 revenues of $0.4 million. Increased sales of products accounted for nearly all of the increase.

Commercial Safety revenues decreased to $4.8 million in 2007 from $6.1 million in 2006, representing a change of $1.3 million or approximately 21%. The decline is due to lower sales resulting from competitive pressures, which CTI expects to continue. With new formulations of its products comprising a phthalate-free light stick and a bio-degradable light stick introduced for sale in late 2008, CTI hopes to arrest this decline in sales with these new products.

Other revenues decreased to $0.3 million in 2007 from $3.2 million in 2006. The change was due to a decrease in revenues from Omniglow, LLC of $2.8 million. The contractual obligation to sell products to Omniglow, LLC ended at the end of 2006.

Cost of Goods Sold

The cost of goods sold decreased to $19.1 million in 2007 from $19.3 million in 2006. The decrease was due to the elimination of $2.8 million in costs from sales to Omniglow, LLC (which ceased at the end of 2006) and a reduction of approximately $1.0 million of reserves recorded for inventory in 2006, being offset by increased sales of products, inflationary increases in raw materials, increased direct labor and overhead costs and the strengthening of the Euro relative to the U.S. dollar in 2007.

Consequently, the gross profit, which represents revenue less the cost of goods sold, increased to $20.0 million in 2007 from $11.8 million in 2006. Gross profit as a percentage of revenue increased to 51.1% from 37.8% in 2006. The major reasons were: the elimination of $2.8 million of both revenues and cost of goods sold from sales to Omniglow, LLC in 2006, a change in the mix of products sold to ones with higher unit margins, such as infrared products and the strengthening of the Euro relative to the U.S. dollar.

Selling, General and Administrative Expenses

Total expenses increased to $11.2 million in 2007 from $8.4 million in 2006, representing an increase of $2.8 million or approximately 33%. Higher legal expenses for the previously discussed arbitration/litigation, increased management bonuses, and higher personnel costs from additional people on the payroll accounted for most of the increase. The legal expenses increased due to an increase in case activity; management bonuses increased due to improved financial performance of CTI, and payroll increased primarily from additional people added to strengthen various functions as well as from pay increases.

Amortization Expense

Amortization expense for intangible assets increased to $2.6 million in 2007 from $2.4 million due to a full year of expense. For 2006, amortization expense began after the purchase of CTI by GMS on January 23, 2006.

Interest Expense

Interest expense for 2007 of $6.4 million declined from $6.6 million in 2006. This decrease was due to a lower average outstanding amount of senior debt and a decline in interest rates applied to senior debt, partially offset by increases in the balance of subordinated debt for which approximately 70% of interest is capitalized and added to the principal balance, and which carries a higher interest rate than the senior debt. In April 2007, CTI paid down $10.0 million of senior debt from an equity contribution by GMS, its owners.

Other Income, Net

Other income in 2006 was primarily from services provided to Omniglow, LLC in conjunction with the purchase of CTI. These services ended at the end of 2006. For 2007, CTI received reimbursement for expenses from the U.S. Government for one-time research conducted on certain advanced lighting applications.

Income Tax

Income tax provision for 2007 of $0.3 declined from a benefit of $2.0 million in 2006. This decrease was due to $1.3 million in additional income taxes paid by the French subsidiary resulting from their higher taxable income in 2007 and $1.0 million in non-recurring deductible expenses resulting from the January 23, 2006 transaction.

Income taxes include deferred income taxes arising from temporary differences between the financial reporting and tax bases of assets and liabilities, and net operating loss carryforwards. These amounts are reflected in the balance of net deferred tax assets, which totaled approximately $8.9 million and $8.3 million, as well as net deferred tax liabilities, which totaled approximately $13.3 million and $14.4 million, at December 31, 2007 and 2006, respectively. Net tax assets (liabilities) changed by approximately $1.7 million during the year ended December 31, 2007. The change occurred primarily as a result of the amortization of identified intangibles acquired at January 23, 2006 for book purposes that is not deductible for tax purposes and the current taxability of dividends received from the French subsidiary.

We had federal net operating loss carryforwards amounting to approximately $17.9 million as of December 31, 2007. The net operating loss carryforward at December 31, 2007 expires in fiscal years 2025 and 2026. Internal Revenue Code Section 382 limits utilization of these losses to approximately $3.2 million per year. State net operating loss carryforwards amounted to approximately $17.5 million as of December 31, 2007. The state net operating loss carryforwards at December 31, 2007 expire in fiscal years 2010 through 2016. The majority of the state net operating loss carryforwards are attributable to Massachusetts and the carryforward period is five years.

Net Income/Loss

CTI had net income of $0.02 million in 2007 versus a net loss of $3.3 million for 2006. This improvement was from the increase in gross profit, which was partially offset by increases in expenses and taxes.

Liquidity and Capital Resources

We believe that a statement of cash flows for 2006 that incorporated the 23 day period would not be meaningful due to the significant influences from the activities associated with the purchase of CTI on January 23, 2006. These include the purchase price accounting and the many various activities taken pre-sale by the former owners to prepare CTI for sale. Accordingly, the following comments relating to the statement of cash flows are only based on the audited financial statements presented in this prospectus.

	December 31,
Dollars in Millions	2007	2006	$ Change	% Change
Net Working Capital	$8.2	$(2.7)	$10.9	504%
Reclassification of Debt	$0.0	$10.0	$10.0	100%
Adjusted Net Working Capital	$8.2	$7.3	$0.9	12%
Cash	$5.7	$3.0	$2.7	90%

Working Capital — Due to the classification of the $10.0 million of debt being paid down in 2007 as a current liability in December 2006, Net Working Capital for 2006 was negative. Excluding this anomaly, adjusted net working capital for 2006 was $7.3 million. Based on this, net working capital of $8.2 for 2007 represented a $0.9 million change from 2006, as adjusted. The quarterly debt principal payments of $700,000 each for July and October 2007 were suspended as part of a debt amendment between CTI and its lenders, that occurred April 2007, which conserved cash and accounts for part of this difference. Also, the then parent company, GMS, invested $13.0 million of capital into CTI, of which $10.0 was used for the debt reduction.

Cash — CTI considers all highly liquid investments with an original maturity when purchased of 90 days or less to be cash equivalents. Cash at both December 31, 2006 and 2007 consisted of cash in banks; there were no cash equivalents outstanding. Cash increased primarily due to the $13.0 million investment described above. In addition, the quarterly debt principal payments of $700,000 each for July and October 2007 were suspended as part of a debt restructuring that occurred in April 2007, which conserved cash.

In January 2008, CTI reached a settlement agreement with the former owners of Omniglow Corporation (of which CTI was once a part) resulting in an end to the outstanding arbitration over claims against each other relating to the January 23, 2006 sale and purchase of CTI. As a result, CTI received $3 million in cash in exchange for dismissal of all claims. This additional cash plus cash on hand plus cash expected to be generated from operations is expected to be adequate to cover all cash needs until the closing of the acquisition by CTI.

For 2008, in addition to cash required for operations, CTI had the following obligations: $2.1 million for debt principal reduction payments; approximately $4.7 million for payments of interest on debt, $1.0 million for severance for employees separated in early 2008; and, approximately $1.5 million expected to be incurred for capital expenditures. In addition, CTI was obligated to prepay its debt principal by approximately $0.9 million out of the proceeds from the settlement with the former owners.

Cash Flows from Operating Activities — Net cash flow from operating activities was $2.3 million for 2007, a decrease of $1.5 million from 2006. The primary reason for the decrease was an increase in accounts receivable of $1.1 million for 2007 compared to a decrease in accounts receivable of $5.1 million for 2006. For 2006, CTI had an unusually high amount of receivables at the time CTI was purchased by GMS due to large sales in the two months preceding the purchase. This change in accounts receivable was partially offset by an increase in net income for 2007 over 2006 of $3.5 million.

Cash Flows from Investing Activities — Net cash used in investing activities for 2007 was $1.9 million versus $0.6 million for 2006. In 2007, non-recurring expenditures increased due to the automation of several pieces of factory equipment, which will enhance productivity.

Cash Flows from Financing Activities — Net cash flow from financing activities for 2007 was $1.9 million, compared to a decrease of $1.8 million for 2006, or a change of $3.7 million. This change was primarily due to the equity contribution to CTI of $13.0 million by GMS, of which $10.0 million was used to pay down senior debt in April 2007.

Off-Balance Sheet Arrangements

CTI did not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

Interest Expense Rate Risk — As of December 31, 2007, CTI’s debt consisted of: $27.2 million of senior debt with a floating interest rate based upon the 3 month LIBOR; $14.1 million of senior subordinated debt with a fixed interest rate of 15.0%, of which 4.5% is a non-cash payment-in-kind addition to the principal;

and, a fixed rate mortgage of $0.5 million on its plant in France. The senior debt interest rate is reset quarterly in January, April, July and October. At the same time of the interest rate resets, the fixed amount quarterly principal reduction payment of $0.7 million is made. The interest on the senior subordinated debt is also paid quarterly in February, May, August and November, at which times the payment-in-kind portion of interest is capitalized and added to the principal. As of September 30, 2008, we had $24.9 million of variable interest rate debt. A 1% change in the interest rate represented a change in interest expense of approximately $0.25 million.

Foreign Currency Transaction and Exchange Rate Risk — For 2007, approximately $11.0 million of CTI’s total revenues of $39.0 million, or just over 28%, were attributable to the subsidiary in France (CTSA).

These subsidiary revenues were converted to U.S. dollars at an exchange rate of 1.365 $U.S. to 1.0 Euros. Had CTSA’s revenues been converted at the exchange rate effective for 2006 of 1.25 $U.S. to 1.0 Euros, 2007 revenues from the subsidiary would have been $U.S. 10.1 million, or $U.S. 0.9 million less.

CTI did not hedge foreign currency risks during 2006-2008. To help minimize the foreign currency risks, the Company’s two locations (one in the U.S. and one in France) operated predominantly in the local currency (the U.S. dollar and the Euro, respectively) for sales and purchases. From a currency exchange rate basis, the Company enjoyed additional cash flow during 2007 from the steadily increasing strength of the Euro versus the U.S. dollar.

With the exception of the French subsidiary’s mortgage, prior to December 19, 2008, all debt principal and interest payments are on the books of and made from CTI’s U.S. operations. Additionally, the majority of purchases and expenses are attributable to CTI’s U.S. operations. To help meet these cash requirements CTI temporarily borrowed cash from its subsidiary and received cash from a declared dividend.

Inflation Risk — CTI is subject to the effects of inflation. As long as the prices it pays for its labor and raw materials do not increase at a rate greater than the consumer or producer price indices, the Company is generally protected for the majority of its revenues (from the militaries) as its major contracts include price escalations based on price indices or fixed rate increases approximating those indices. Sales in the public safety or commercial safety markets are subject to higher levels of competitor threats and therefore, while price increases are possible to offset cost increases, being able to do so is more limited.

We do not believe inflation had a material impact upon the financial results of 2006 or 2007, or upon the first nine months of 2008.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

(Formerly known as Vector Intersect Security Acquisition Corp (“Vector”)
Now known as Cyalume Technologies Holdings, Inc. as of December 19, 2008)

Business Overview

The following discussion and financial information relates to periods prior to the acquisition of CTI by Vector.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from these estimates.

Deferred income taxes are provided for temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts for tax purposes. Valuation allowances are provided against the deferred tax asset amounts when the realization is uncertain.

Vector purchased U.S. Treasury Bills and money market investments and holds these investments to maturity. The investments are recorded at market value which approximates their carrying amount and includes accrued interest.

Results of Operations for the Three Month Period Ended September 30, 2008

Vector reported net income of $57,778 for the three-month period ended September 30, 2008. Vector incurred net income of $269,763 for the three-month period ended September 30, 2007. The decrease in net income during the three-month period ending September 30, 2008 was mainly the result of acquisition costs incurred in the quarter, which significantly increased after signing a definitive agreement with CTI in February 2008.

Overall, for the quarter ended September 30, 2008, Vector incurred $135,537 of consulting and professional fees, $29,990 of insurance expense, $61,157 of rent expense and other operating costs. For the quarter ended September 30, 2007, Vector incurred $92,235 of consulting and professional fees, $33,709 of rent expense and other operating costs.

The trust account earned interest of $286,642 for the three months ended September 30, 2008.

Results of Operations for the Nine Month Period Ended September 30, 2008

Vector reported net income of $275,634 for the nine-month period ended September 30, 2008. Vector reported net income of $446,443 for the nine-month period ended September 30, 2007. The decrease in net income during the nine-month period ending September 30, 2008 was mainly the result of acquisition costs incurred in the quarter, which significantly increased after signing a definitive agreement with CTI in February 2008.

Overall, for the nine months ended September 30, 2008, Vector incurred $409,176 of consulting and professional fees, $85,100 of insurance expense, $147,373 of rent expense and other operating costs. For the nine months ended September 30, 2007, Vector incurred $151,250 of consulting and professional fees, $76,611 of rent expense and other operating costs.

The trust account earned interest of $899,226 for the nine months ended September 30, 2008.

Results of Operations for the Year Ended December 31, 2007

Vector reported net income of $797,302 for the year ended December 31, 2007, consisting of $1,346,922 of interest income, offset by $448,197 of operating expenses, $15,061 of interest expenses and $86,362 of income tax. Vector incurred a net loss of $144,650 for the period from inception (July 19, 2005) through December 31, 2006.

The trust account earned interest of $1,346,922 for the year ended December 31, 2007, and its funds outside the trust account earned interest of $0. Vector had no funds in trust as of December 31, 2006.

For the year ended December 31, 2007, Vector incurred expenses of $262,139 for consulting and professional fees, $78,276 for insurance expense, $60,000 for rental expense pursuant to our lease of office space and other operating costs of $47,782.

The consulting and professional fees of $262,139 for the year ended December 31, 2007 relate primarily to monthly consulting fees that, cumulatively, totaled approximately $135,853, legal fees of approximately $58,252, auditing, tax and accounting fees of approximately $61,882 and bankers’ fees and expenses of approximately $6,151.

The insurance expense of $78,275 for the year ended December 31, 2007 relates to the amortization of the prepaid directors and officers insurance policy which was acquired May 1, 2007.

The other operating costs of $47,782 for the year ended December 31, 2007 relate primarily to travel expenses of approximately $38,299, communications expenses of approximately $273, office supplies and expenses of approximately $8,054 and other miscellaneous costs of approximately $1,156.

Results of Operations for the Period from January 1, 2006 to December 31, 2006

Vector had a net loss of $77,534 for the period ended December 31, 2006 as a result of formation and operating costs. Additionally, deferred offering costs of approximately $432,338 were incurred in 2006. These costs consisted of professional fees of approximately $340,792, road show and travel expenses of approximately $19,286, and regulatory and filing fees of approximately $72,260. Vector had no income in 2006.

Liquidity and Capital Resources

On April 25, 2007, Vector completed a private placement of 187,500 units to the Chief Executive Officer and one of the directors and received net proceeds of $1.5 million. On May 1, 2007, Vector consummated the initial public offering of 7,312,500 units. Each unit in both the private placement and the public offering consisted of one share of common stock and one redeemable common stock purchase warrant. Each warrant entitles the holder to purchase from Vector one share of our common stock at an exercise price of $5.00.

The net proceeds from the sale of units, after deducting certain offering expenses of approximately $4.0 million including underwriting discounts of approximately $3.5 million, were approximately $54.5 million. Approximately $58.0 million of the proceeds from the initial public offering and the private placement was placed in a trust account for Vector’s benefit. Except for $1.5 million in interest earned on the funds contained in the trust account to be used as working capital, Vector was not able to access the amounts held in the trust until a business combination was consummated. The trust account also contained approximately $2.3 million of the underwriter’s compensation which was paid to the underwriter upon the occurrence of a business combination. From July 19, 2005 (the date of our inception) through September 30, 2008, Vector had operating expenses of approximately $1,216,969 and deferred acquisition costs of approximately $274,736. The net proceeds deposited into the trust fund remain on deposit in the trust account earning interest. As of September 30, 2008, Vector had approximately $58,708,365 held in the trust account, which includes deferred underwriting fees of approximately $2,340,000. Additionally, as of September 30, 2008, Vector had approximately $86,858 outside the trust account to fund working capital requirements. As of September 30, 2008, Vector has received $1,500,000 in interest from the trust account which Vector used for working capital purposes.

Accounts payable and accrued expenses, as of September 30, 2008 were $129,995 and related expenses and $23,852 of accrued interest on related party notes.

On October 15, 2008, Vector issued Catalyst Private Equity Partners (Israel) II LP 593,750 shares of Cyalume’s common stock and warrants to purchase 118,750 shares of common stock for $4,750,000 in a private offering, exempt from registration requirements under Section 4(2) of the Securities Act of 1933 (the “Securities Act”). Vector paid no fees or commission in connection with the issuance. The common stock, warrants and $4,750,000 of proceeds were placed into escrow, and Vector used $4,746,000 of the proceeds of the offering to acquire 600,000 shares of common stock, at $7.91 per share, which shares were placed into escrow. After the close of our acquisition of CTI, the 600,000 shares of our common stock were returned to Vector and retired.

Off Balance Sheet Arrangements

Vector do not have any off-balance sheet arrangements.

BUSINESS

Background

Cyalume Technologies Holdings, Inc. (f/k/a Vector Intersect Security Acquisition Corp. (“Vector”)) is a Delaware corporation that was incorporated on July 19, 2005 to acquire, through merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses in the homeland security, national security and/or command and control industries or businesses relating to the manufacture of products for use in such industries.

On December 19, 2008, pursuant to the terms of a stock purchase agreement dated February 14, 2008 and amended October 22, 2008, December 17, 2008 and December 18, 2008, a wholly-owned subsidiary of Vector acquired all of the outstanding securities of CTI. On that day, Vector filed a Fifth Amended and Restated Certificate of Incorporation that, among other things, changed its name to Cyalume Technologies Holdings, Inc. and removed certain provisions that, giving effect to Cyalume’s acquisition of CTI, were no longer applicable.

Pursuant to the stock purchase agreement, at the closing of the acquisition, the following consideration was paid by Cyalume:

•	Repayment of $40,346,275.76 of indebtedness of CTI;
•	Payment of $425,000 of acquisition expenses;
•	6,430,928 shares of Cyalume’s common stock to the members of GMS;
•	$30,164,241 in cash to holders of GMS Acquisition’s Series A Preferred Units and Series B Preferred Units; and
•	$3,500 to the escrow agent.

Pursuant to the stock purchase agreement, as amended, 1,505,646 of the 6,430,928 shares of Cyalume common stock paid to GMS at the closing of the acquisition were deposited in escrow and 4,925,282 shares were issued to GMS. On December 26, 2008, GMS distributed 4,925,282 of its shares to its members in proportion to each such member’s respective percentage membership interests. Of these 4,925,282 shares, 32,903 were repurchased by the Company and retired in February 2009. On March 9, 2009 the Company issued an aggregate of 138,165 shares of common stock to the 19 members of GMS as an adjustment to working capital, pursuant to the stock purchase agreement, as amended.

CTI’s History and Current Business

CTI is a Delaware corporation formed on March 27, 1997 with headquarters located in West Springfield, MA. CTI has one subsidiary, CT, SA, located in Aix-en-Provence, France.

We primarily produce products based on a technology whereby light is generated through a chemical reaction, known as chemiluminescence. The base product is known as a “light stick” and is typically 6 inches in length. A light stick is a translucent flexible plastic tube that is partly filled with one chemical ingredient and also with a glass container (“ampoule”) that contains a complementary reactive chemical. When the tube is bent enough to break the glass ampoule, the chemicals contained within the plastic tube mix and light is generated. In addition, we also produce reflective (patches) and reflective plus photoluminescent (fire tape) products, some of which incorporate infrared light technology.

Chemiluminescent products come in varying shapes and sizes, and provide light in different colors, intensity and duration. Light sticks come in lengths ranging from 1.5 inches to 15 inches. Durations for specified light output range from 5 minutes to 24 hours. In addition to light sticks, products include flat disks employing a translucent aluminum pouch instead of an ampoule. These products also come in different sizes and with adhesive backings (“Tac-Glow”). Colors emitted include red, blue, white, yellow, green and orange. Additionally, both light sticks and Tac Glow products can be produced to emit infrared light. Reflective products include patches that can reflect white light or infrared, and safety belts. (See Product Applications for a discussion of the many uses of these products.)

Products are manufactured at both the West Springfield and Aix-en-Provence locations.

The basic research leading to today’s products took place during the latter part of the 1960’s by the U.S. Navy Lab at China Lake in concert with American Cyanamid Corporation. By the early 1970’s, light sticks were being produced for military applications, first with the U.S. Navy and soon after with the U.S. Army. In 1986, Omniglow Corporation was formed to produce and sell chemiluminescent products. In 1993, Omniglow Corporation acquired the chemiluminescent manufacturing business of American Cyanamid. On January 23, 2006 (effective January 24), Omniglow Corporation was sold to GMS Acquisition Partners Holdings, LLC (GMS). With this transaction, Omniglow Corporation was renamed Cyalume Technologies, Inc. (“CTI”).

Prior to January 23, 2006, Omniglow Corporation manufactured and sold chemiluminescent products intoboth the government/military and commercial markets. Products sold into commercial markets included safety related products and novelty items (e.g., children’s bracelets and necklaces for Halloween). To facilitate the sale of the Company to GMS, Omniglow Corporation was divided into two divisions: the government, military and safety business (which was sold to GMS and became CTI) and the novelty business (which was sold on January 23, 2006 to several of the former shareholders). Certain other miscellaneous assets and liabilities, including receivables, payables and two small subsidiaries, were distributed to the former shareholders.

Customers

We sell our products for military, commercial and public safety applications. We do not sell any of our products as novelties.

•	Military: For 2007, over 85% of our total revenues were attributable to sales to the militaries of the U.S. and a number of foreign countries. Our products are sold to the U.S. military, and to the militaries of over twenty other countries including the NATO member countries. The following is a discussion of our three largest contracts, each of which accounted for more than 10% of total revenues in 2007 and, together, for approximately 69% of CTI’s total revenues for 2007. For the nine months ending September 30, 2008, the three contracts accounted for 70% of total revenues (no other contracts or customers accounted for more than 10% of total revenues for 2007 or the nine months ended September 30, 2008).
•	CTI has a direct contract with the U.S. military, referred to as the “40 Item Contract,” which was entered into on July 7, 2004. The 40 Item Contract had an initial term of two years with three one-year renewal terms. After the expiration of the initial two-year term, the 40 Item Contract was renewed in each of July 2006 and July 2007, and in July 2008. The current extension provides a 2.5% price increase. Pursuant to this contract CTI is required to supply an indefinite quantity of 40 separate items to the U.S. military at a fixed price, subject to adjustment for certain economic factors. Each of these 40 items is classified by a National Stock Number (“NSN”). CTI believes that it is the only company that manufactures these 40 items to the U.S. military’s specifications. Revenues from this contract were approximately $8 million in 2007.
•	CTI also supplies the U.S. military with 17 separate items through an agreement with LC Industries (“LCI”), a member of the National Industries for the Blind, under the program guidelines of the Javits/Wagner/O’Day Act of Congress (JWOD), a federal program that creates jobs for the blind and severely disabled. Under CTI’s agreement with LCI, CTI sells components for the 17 items to LCI, which assembles and packages the items and then sells them directly to the U.S. military under a supply contract (the “W17 Item Contract”). Each of these 17 items are also represented by a NSN and CTI believes that it is the only company to manufacture the products to the U.S. military’s specifications. CTI’s contract with LCI was entered into June 1, 2004 and has an initial term of five years, followed by three automatic five-year renewal terms unless the agreement is cancelled. The 17 Item Contract between LCI and the U.S. military is also a fixed price, indefinite quantity contract with economic price adjustments. Under CTI’s contract with LCI, CTI has been granted the right to have substantial input on all matters related to pricing with respect to the 17 Item Contract between LCI and the U.S. military. Revenues under this contract were approximately $10 million in 2007.
•	Through CTSA, its subsidiary in France, CTI has a direct contract with the NATO Maintenance and Supply Agency, or “NAMSA,” the administrative services arm serving the non-U.S. NATO countries. Effective during August 2008, CTI renewed its contract with NAMSA. The base contract period is three years and there are options to extend for another two years. Revenues under this contract were approximately $9 million in 2007.
•	Public Safety: Our public safety sales include various municipalities’ police and fire departments. In 2007, sales in this category were less than $1 million, less than 2% of total revenues. Longer term, the company expects that this category will experience significant growth as more resources are added to support the sales effort.
•	Commercial Safety: Sales in this category are made to a number of distributors and retailers. In 2007, sales in this category were just under $5 million or approximately 12% of total revenues.

Product Applications

Chemiluminescent Products: Our chemiluminescent products are used in support of military operations in peacetime to support training and in live theater (i.e., wartime) to support battle engagements. Applications include: the nighttime marking of drop and landing zones, marking trails at night, triage marking of wounded soldiers, and light for general illumination purposes.

The following are some of the unique product attributes that make our chemiluminescent products well suited for military use:

•	highly reliable for light production after periods of storage of up to four years,
•	provide up to a 360 degree field of illumination,
•	highly portable, waterproof and require no electrical source to work, and
•	safe to use and are non-toxic.

Beginning in the second half of 2006, we began production of chemiluminescent products providing day/night marking and illumination as components of training ammunition. Day/night marking rounds used as training ammunition increases the effectiveness of weapons training by providing a night-time training ability where, in many cases, one did not exist before. Chemical light training munitions are preferable to traditional tracer or training rounds for two reasons. Traditional tracer or pyrotechnic training munitions contain fire producing elements that often start range fires. Additionally, traditional tracer or pyrotechnic training munitions often experience “duds” or unexploded rounds. These unexploded rounds present future safety hazardous and must be found and defused. Chemical light training munitions cannot start range fires and do not present future safety hazards from unexploded rounds. CTI currently partners with a munitions company to manufacture and sell the 40mm training ammunition to militaries, and has entered into agreements with other munitions makers for various other sizes of training ammunition, which are expected to be placed into service over the next five years.

In the commercial safety markets, our products provide sources of light in emergency situations and for general safety purposes. For example, a customer can purchase a CTI product with assurance it can sit on the shelf for up to four years and still work when needed in the event of a power outage. For marine and boating purposes, We manufacture two specific products to meet the safety needs of boaters. The first product is a base PML (personal marker light), which is a chemiluminescent light stick, that is attachable to life jackets and can be easily illuminated in an emergency situation within U.S. coastal waters. The second product is a SOLAS PML (Safety of Life at Sea certification) that can be used by boaters, workers on off-shore oil platforms and in other maritime situations outside U.S. coastal waters. The SOLAS PML contains a battery powered light emitting device that automatically activates when it hits the ocean waters and a light stick. Both the chemiluminescent light sticks used in the PML and SOLAS PML, and the electric light used in the SOLAS PML, provide a higher degree of assurance of being located for rescue purposes.

Reflective Products: Our reflective products assist the military by allowing soldiers to identify individuals as a ‘friend or foe’ by employing infrared technology. These infrared products such as flag and general identification patches can only be seen with the proper night vision goggles. These products help prevent injuries and death due to friendly fire by providing the proper identification markings during night activities. CTI also produces safety belts that are worn, for example, by military police. These belts both reflect direct light back and retain light energy for a short period of time so they continue to “glow” after the light source is removed.

In the commercial safety markets, our reflective products primarily serve police and fire departments. Personnel of these public services wear our products such as safety belts and patches to adequately highlight themselves in the face of traffic, or so they can be better seen in emergency situations such as in a burning building.

Competition

For chemiluminescent products for the U.S. and non-U.S. NATO member country military markets, CTI believes that it has no direct competitor. For these two markets we believe that our products are the only ones being produced in the U.S. and Europe that meet the official military specifications and NSN specifications. There are several Asian manufacturers of novelty quality products that occasionally attempt to direct sell their products as military quality, including the fraudulent use of military stock numbers that are placed on the products, for which they have not passed testing. In these cases CTI relies on the appropriate U.S. and NAMSA agency offices to inspect and reject such products as being non-compliant. We maintain an active program of monitoring this situation and bringing any such transgressions to the attention of the appropriate agency personnel.

With other military products, such as the 40 mm training ammunition, the development period before final testing and acceptance by the military can be many years. We do not believe that any of our direct or indirect competitors are investing in the research and development necessary to bring a new product, such as the 40 mm training ammunition, successfully to market. It is more likely that these competitors will attempt to reverse engineer our products. CTI defends against this by continuing to invest in technology upgrades in order to stay ahead of the competitors. In addition, CTI files, where appropriate, patents to protect newly developed technology. Also, we review all products submitted by its competitors in Military contract bidding processes to determine whether they meet specifications.

In the commercial safety markets, we compete with manufacturers of novelty products and several other manufacturers. While these manufacturers appear to lack the quality, market presence and ability to upgrade existing products, customers in these markets may seek lower prices without consideration for these other factors. Competitors include: Lumica (Japan), Tianjin Dragon (China), Bandi (Korea), Jow Tung (China), Beijing Brite (China), and Ameriglo (U.S. based company purchasing Chinese products).

Employees

As of December 31, 2008, we had 202 employees of which 9 were temporary employees. Temporary employees are used to manage peaks in production and represent entry-level positions. After sufficient expertise and experience is acquired, temporary employees can achieve permanent status. We operate in local labor markets that provide an adequate supply of labor to compensate for any turnover. CTI is not party to any collective bargaining agreements, has not experienced any work stoppages and considers its relationship with its employees to be sound.

Employee Benefits

CTI offers its permanent employees wages and benefits that it considers to be competitive in the markets it operates in. Benefits include medical and dental coverage, life insurance, an employee 401(k) savings plan, paid vacations and holidays and disability insurance coverage.

Facilities

CTI owns the West Springfield, MA facility, which houses all corporate functions including R & D. The facility is located in an industrial area and has approximately 200,000 square feet of office, manufacturing and warehousing space. There is adequate space available in the facility to accommodate an increase in operations and staffing. The facility sits on approximately ten acres of land in an industrial area. There are no known matters of ground contamination or air quality discharges that exceed acceptable limits. The facility is older and contains asbestos, consistent with buildings of its era, but there is no known damaged asbestos requiring remediation. The facility is subject to inspections by various environmental agencies from time to time and no significant violations of any environmental standards have been noted during the period of ownership by the current owners. Environmental violations are not believed to represent a material risk.

The facility in Aix-en-Provence, France is owned by CTI’s subsidiary CTSA and houses all foreign operations. The facility has approximately 10,000 square feet of office and manufacturing space sitting on approximately two acres and is in good condition. There are no known environmental violations pertaining to the facility and, environmental violations are not believed to represent a material risk.

Supply Chain

CTI purchases key raw materials, primarily chemicals, plastics, glass and packaging materials from a limited number of suppliers. For 2007, CTI purchases approximately 80% of its raw materials from seven suppliers. CTI has long-term relationships with these suppliers, and maintains annual purchase orders or, in the case of major chemicals, has a ten year contract in place which does not expire until the year 2012. In the event of a disruption in the supply of any of the key items, CTI has identified alternative sources of supply. A stock of raw materials is kept on hand to continue production of CTI’s products for up to six to nine months in the event of supply disruptions.

The West Springfield facility purchases plastics and glass domestically, and most chemicals from China. Nearly all other materials forming finished goods are purchased domestically. The Aix-en-Provence facility purchases most of its chemicals from the West Springfield facility after they have been modified for specific applications. Glass, plastics and most other materials are purchased from within the European community.

Legal Proceedings

Cyalume is not currently a party to any pending material legal proceedings.

CTI is engaged in litigation with the entity that owns the former novelty business of Omniglow Corporation that was sold at the same time that CTI was purchased by GMS. That novelty business operates under the name Omniglow, LLC. The litigation involves several contractual disputes arising from the separation of the businesses and from business subsequently conducted during 2006. CTI does not believe the outcome of the litigation will have any material effect on CTI’s financial results or ability to operate. Since the end of 2006, CTI has conducted very limited business with Omniglow, LLC.

Business Strategy

Overall Approach. CTI has developed a four pronged approach for ensuring its long-term success.

•	Patent Protection. CTI has and will continue to pursue patent protection of its technology, and will continue to aggressively defend itself against violators of its patents. In support of this, CTI has been adding to its research and development capabilities the past two years and expects to continue doing so. CTI does not believe that its direct competitors in the chemiluminescent field commit significant resources to research and development. By conducting research and development, CTI believes that it has a distinct competitive advantage to maintain its market leading position.
•	Environmental Initiatives. As evidenced by the news media, governments and the public are becoming more and more concerned with the environment. Effective with the renewal of the contract with NAMSA, CTI offers a bio-degradable light stick according to NAMSA’s specifications in response to its member countries’ concerns over landfill capacity. Also, California has passed a law banning the use of phthalates as a possible human health risk. CTI has launched or is in the process of launching several products to address current and future environmental concerns. These include: the 40 mm training round for the military that is non pyrotechnic and does not contain heavy metals; a bio-degradable light stick that is being introduced in conjunction with the re-awarding of the NAMSA contract; and, a light stick that is phthalate free (also offered in the NAMSA contract).
•	Product Diversification. CTI intends over the next several years to accelerate its diversification into additional products and applications utilizing current technology and technology now underdevelopment. Product diversification will allow CTI to present a more complete line of products that are more up-to-date with user needs. As part of this process, CTI seeks to get customers such as the many militaries it serves, to upgrade their specifications. Additionally, product diversification may reduce CTI’s dependence on a small number of products for financial and competitive success. It also helps further distinguish CTI from its competitors who do not focus on innovation to the same extent.

•	Strategic Partnering. CTI actively seeks partners who can help CTI advance its technology or introduce products to the market. For example, for the 40mm training ammunition, CTI partners with Rheinmetall Waffe Munition, GmbH, a major global manufacturer of munitions and other products. CTI is actively pursuing additional calibers of training ammo with Rheinmetall. As another example, in the commercial safety sector, CTI is currently partnering with Brigham and Women’s Hospital, a prestigious hospital in Boston, MA, to develop medical products using CTI’s expertise in chemiluminescent light.

Markets

Our sales are currently focused on three sectors: military, public safety (state and municipal police and municipal fire departments) and commercial safety (commercial distributors and retailers).

Within the military sector, we envision that sales of training ammunition products will eventually constitute a significant portion of our total revenues. For example, in 2007 revenues from sales of our 40 mm training ammunition were slightly less than $2 million. For this particular product, the U.S. Military budget is believed to be approximately $10 million annually. Thus, we believe there is ample opportunity for revenue growth with this one product by itself, up to and including capturing the entire Military budget for this item over the next few years. Furthermore, the development of additional calibers of training ammunition products over the next few years should additionally contribute to future sales.

Several applications of chemiluminscent products for the medical sector are currently in the development stage. These include the use of our products as an integral part of a medical instrument as well as direct applications of our products where certain wavelengths of the light spectrum play a direct role in treatments. CTI, through its strategic medical partner, expects to begin clinical trials on one application before the end of 2008.

Existing and established markets are subject to the following events, risks and uncertainties that are critical to our business:

Military

•	Chemical (WS & SA) — Critical events, risks and uncertainties regarding the chemical markets are the continued renewal of the US and NATO contracts, the ability to remain on the cutting edge of chemical light technology for additional uses by various militaries around the world as well as managing costs to remain competitively priced. There are also uncertainties of future price increases customarily found in the renewal contracts which would affect revenues and results of operations.
•	Ammunition — Critical events, risks and uncertainties regarding the ammunition market are the expansion and acceptance of the existing product to other branches of the US military and to make inroads with other foreign militaries. The introduction of additional calibers is perceived as a vital opportunity to increase revenues and improve our results of operations over the long-term.
•	Reflective — Critical to the recurring sales of reflective products is the continued inclusion of these products in the US and NATO contracts. A major risk and uncertainty is the ability to remain competitively priced while assuring production of quality, dependable products.

The uncertainty of new products from competitors is always a risk that could dilute our existing military market share of chemical and emergency light products as well as the ammunition and reflective products.

Public Safety

Management views the public safety markets for chemical, ammunition and reflective products as under-served. The critical risks and uncertainties in the market include the continued introduction and promotion of products to police, fire and homeland security departments. The ability to generate demand from potential customers is the greatest factor in success or failure in this market.

Commercial

The Commercial market, being much more sensitive to pricing constraints, is subject to higher risks and uncertainties than the military markets as margins are stretched and customers may not return, but rather purchase goods for distribution that are manufactured overseas. The consumer safety business is subjected to the same pricing constraints as well as the uncertainty of our ability to market its products and create demand.

Geographic Expansion

We currently sell our products in more than 25 countries outside of the U.S. We believe that there are opportunities to increase sales to customers in these 25 countries as well as to acquire customers in other countries. Resources may be added in both the military and commercial safety sectors to address these opportunities.

Sales and Marketing

We define ourself as a manufacturer. For our military markets, the individual militaries in effect serve as both as end-user and as distributors for our products to the end-users (e.g., soldiers). We have found this to be an efficient and effective model and is moving to better implement this model for the public and commercial safety markets. Accordingly, in these two markets, we will be making greater efforts to utilize the abilities of distributors who have established key relations with end-users, rather than attempt to sell direct.

Regulations prohibit companies from direct selling to soldiers, sailors, etc. to increase product consumption. CTI personnel provide training on utilizing CTI’s products and thus are able to build demand by educating soldiers on how to best utilize CTI’s products, with the products, in effect, selling themselves based on their individual merit. By providing training, company personnel are able to get first-hand feedback on the value of the products and use information obtained to enhance existing products or create new ones.

Competitive Strengths

CTI believes it has many advantages as compared to its competition. For example, CTI:

•	Owns more patents in the chemiluminescent light field than any competitor.
•	Has an active research and development function focused on improving existing technologies and developing new ones for which patent protection will be obtained.
•	Has a wide assortment of products that helps meet the needs of major customers such as the U.S. and NATO country militaries. These products are continuously enhanced/modified to meet the needs of current users such as the military troops in Afghanistan and Iraq.
•	Focuses on high quality, high performance products, while many of CTI’s competitors rely on lower pricing lower quality that do not meet military specifications.
•	Has experienced personnel who have been active in the chemiluminescent field for a number of years and who have developed the necessary expertise to support the achievement of the company’s objectives.

Research and Development

We have an active research and development department that operates out of our West Springfield headquarters and have chemists and engineers on staff and consulting chemists under contractual arrangements who specialize in chemiluminescent and reflective light technology. Our research and development group is focused on maintaining the high level of quality of existing products; researching and developing improvements to existing products; and, researching and developing new technologies and products with viable commercial applications. We maintain an active program of soliciting feedback and ideas from end-users of its products. This is especially true for military applications where we have developed several notable improvements to products being used by military personnel in live theater application.

Intellectual Property

CTI relies on its ability to develop patentable technology to help ensure the commercial success of its products and technology. Once patents are issued, the company follows an active program of monitoring competitors products to ensure that the company’s intellectual property is not violated.

CTI currently holds and maintains 33 active U.S. patents, many of which are registered in certain foreign countries. These include a chemiluminescent formula for the color red, formulas for creating a more consistent light for longer periods, a bio-degradable light stick, and reflective tape that not only reflects light but retains light energy and emits light after the initial light source is removed.

The company expects to file additional patents during 2009 and annually thereafter.

Government Regulations

We are subject to the jurisdiction of the State Department of the United States under the International Traffic in Arms Regulations (ITAR). Specifically, our infrared products, which are exported from the West Springfield facility to foreign militaries are subject to these regulations. We must periodically re-register with the State Department for exporting purposes and last did so in June 2007. The renewal, which was granted, expires June 30, 2009 and is subject to renewal again at that time. We are in good standing with the State Department and the ITAR and therefore expects its license to be renewed. We must obtain approval from the State Department for each and every export shipment of infrared products.

Changes in Auditors

On July 23, 2007, our Board of Directors dismissed Goldstein Golub Kessler LLP as Cyalume’s principal accountants.

During the period from July 19, 2005 (date of inception) to December 31, 2005, our fiscal year ended December 31, 2006 and the subsequent interim period ended July 23, 2007, there were no disagreements with Goldstein Golub Kessler LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

The audit reports of Goldstein Golub Kessler LLP on the financial statements of Cyalume as of and for the period from July 19, 2005 (date of inception) to December 31, 2005 and the fiscal year ended December 31, 2006 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

There were no “reportable events”, as that term is described in Item 304(a)(1)(v) of Regulation S-K, during the period from July 19, 2005 (date of inception) to December 31, 2005, Cyalume’s fiscal year ended December 31, 2006 and the subsequent interim period ended July 23, 2007.

On August 6, 2007, we engaged Miller, Ellin & Company, LLP (“Miller Ellin”) as our independent registered public accounting firm for the fiscal year ending December 31, 2007, and such engagement was approved by our Board of Directors.

During the fiscal year ended December 31, 2006, and in the subsequent interim period, prior to their being engaged, we did not consult with Miller Ellin regarding (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our consolidated financial statements and no written or oral advice was provided by Miller Ellin that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement or event, as set forth in Item 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K.

On December 19, 2008, we engaged CCR LLP (“CCR”), who was CTI’s auditor, as its principal accountant and dismissed Miller Ellin from that role. The change in accountants was approved by our Board of Directors.

Miller Ellin served as our independent public accountant from August 6, 2007 until December 19, 2008. During such period, there were no disagreements with Miller Ellin on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. The audit report of Miller Ellin on our financial statements as of and for the year ended December 31, 2007 and the related statements of operations, stockholders’ equity and cash flows for the year then ended and for the period from July 19, 2005 (inception) to December 31, 2007 did not contain any adverse opinion or disclaimer of opinion, nor any qualification or modification as to uncertainty, audit scope, or accounting principles.

During the year ended December 31, 2007 and in the subsequent interim period, prior to their being engaged, we did not consult with CCR regarding (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our consolidated financial statements and no written or oral advice was provided by CCR that was an important factor considered by Cyalume in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement or event, as set forth in Item 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information with respect to each director, executive officer and Key Employee as of December 31, 2008:

Name	Age	Position with Cyalume and Principal Occupation	Held Office Since	Current Board Term Expires
Winston Churchill	67	Director and Chairman of the Board	2006	*
Yaron Eitan	51	Director and Vice Chairman of the Board	2006	*
Derek Dunaway	38	President and Chief Executive Officer	2008	N/A
Michael Bielonko	56	Chief Financial Officer & Secretary	2008	N/A
Edgar (Earl) Cranor	50	Vice-President – Technology – CTI	1998	N/A
Thomas McCarthy	51	Vice-President – Government & Military Divisions – CTI	1998	N/A
Archie Clemins	65	Director	2005	*
Thomas Rebar	45	Director	2007	*
Doron Cohen	55	Director	2007	*
Joseph T. Gorman	70	Director	2005	*
Jason Epstein	34	Director	2008	*
Daniel Gaspar	29	Director	2008	*
Frank Kline	57	Director	2008	*
Yair Shamir	63	Director	2008	*
General (Ret.) Jack Keane	65	Director	2008	*

*	next annual meeting

Business Experience

Winston Churchill has been our Chairman of the Board since May 31, 2006 and was our Secretary from June 22, 2007 through December 19, 2008. Mr. Churchill is also a member of the board of directors of CTI. Since 1996, Mr. Churchill has been a member of SCP Private Equity Management, LLC. From 1993 to the present he has been the Co-Chairman of CIP Capital Management, Inc., a management company, and a director of CIP Capital, Inc., an investment company. He is currently a director of Innovative Solutions and Support, a company engaged in the design, manufacture, and sale of flight information computers, flat panel displays, and monitoring systems; Amkor Technology, Inc., a subcontractor of semiconductor packaging and test services; Griffin Land & Nurseries, a real estate and landscape nursery business; and Auxilium Pharmaceuticals, Inc., a company that develops and commercializes pharmaceutical products for urologic and sexual health disorders. Mr. Churchill holds a B.S. in Physics, Summa Cum Laude, from Fordham University, an MA in Economics from Oxford University, where he was a Rhodes Scholar, and a JD law degree from Yale Law School.

Yaron Eitan has been our Vice Chairman of the Board since December 19, 2008 and was our Chief Executive Officer and President from May 31, 2006 through December 19, 2008. Mr. Eitan is also a member of the board of directors of CTI. Mr. Eitan founded Selway Partners LLC, a holding company focused on early stage technology investments, in 1998 and has been its President and Chief Executive Officer since that time. From December 2003 to the present, Mr. Eitan has been a member of SCP Private Equity Management Company, LLC, a private equity and venture capital management company. From 1989 to 1998, Mr. Eitan was the Chief Executive Officer of Geotek Communications, Inc., a wireless technology and services company. Mr. Eitan is a director of Clearstory Systems Inc., a provider of flexible, on-demand digital asset management and enterprise content management solutions. Mr. Eitan holds an M.B.A. from the Wharton School of Business of the University of Pennsylvania.

Derek Dunaway has been our President and Chief Executive Officer since December 19, 2008. He was a consultant to Cyalume from May 2007 until he became the President and Chief Executive Officer of CTI on

February 29, 2008. Mr. Dunaway came to Cyalume from WNL Associates, where he was a digital media industry consultant involved in due diligence, strategic consulting and fund raising. Prior to that, from 2000 to 2006, he was the CEO and President of Techonline, a provider of online education and online media services to the electronics industry, of which SCP Partners and Selway Partners were majority stockholders (Techonline was considered to be a portfolio company of both Selway and SCP). In 2000 he was the Vice President of Business Development for Selway Partners.

Michael Bielonko has been Chief Financial Officer and Secretary of Cyalume since December 19, 2008 and Chief Financial Officer and Secretary of CTI since January 23, 2006. From 2005 until he joined CTI, he was employed as the Chief Financial Officer of CTM Group, Inc., a New Hampshire based company servicing equipment in malls and at tourist sites. From September 1999 until December 2004,Mr. Bielonko served as the Chief Financial Officer of Omni Facility Services, a New York City based provider of facility maintenance services. Mr. Bielonko served as a Director of Omni Facility Services Canada, Ltd., a Toronto based facility maintenance company from May 2006 to June 2008. Mr. Bielonko has a B.S. and an M.B.A. from the University of Connecticut.

Edgar (Earl) Cranor has been the Vice President – Technology of CTI since January 23, 2006. Previously, he was employed by CTI in a variety of positions, including serving as the Vice President of Research and Development. Mr. Cranor joined CTI in 1993, with the acquisition of the Chemical Light Division of American Cyanamid, where he had served as Director of Operations. Mr. Cranor has a B.S. in Chemical Engineering from Auburn University. He is responsible for nearly all of CTI’s current patents.

Thomas McCarthy has been the Vice President – Government & Military Division of CTI since 1998. Mr. McCarthy joined CTI upon his retirement from the military. Mr. McCarthy is a Lieutenant Colonel (retired) with 20 years distinguished service in the U.S. Army. His last position was as Battalion Commander. Mr. McCarthy has a B.A. in International Relations from Cornell University and an M.S. in Business Administration from Boston University.

Admiral (Ret.) Archie Clemins has served as a director of Cyalume since August 2005. Admiral Clemins has been President of Caribou Technologies, Inc., an international consulting firm he founded, since January 2000. Since January 2005, he has also been a Venture Partner with Highway 12 Ventures. Admiral Clemins retired from the U.S. Navy in December 1999 after serving as the Commander in Chief of the U.S. Pacific Fleet; previous commands included Command of the U.S. Seventh Fleet, Command of the Pacific Fleet Training Command, Command of Submarine Group Seven and Command of the submarine USS Pogy (SSN 647). Admiral Clemins currently serves on the Board of Directors for Global Crossing, Ltd. (Nasdaq: GLBC), Extended Systems, Inc. (Nasdaq: NTD), Healthwise, the Software Revolution and Advanced Electron Beams. Admiral Clemins received a Bachelors of Science degree and Masters of Science degree from the University of Illinois.

Thomas G. Rebar has served as a director of Cyalume since August 6, 2007. Mr. Rebar has been a Partner of SCP Private Equity Management, LLC since 1996. Mr. Rebar is currently a director of several companies, including Magnolia Broadband, Vis.align, LLC, and Pentech Financial Services, Inc. Prior to joining SCP, Mr. Rebar was a Senior Vice President at Charterhouse Inc. from 1986 to 1996, the U.S. investment banking arm of Charterhouse PLC, a U.K. merchant bank. Before joining Charterhouse, Mr. Rebar was a member of the corporate finance department at Bankers Trust Company from 1987 to 1989. Mr. Rebar received his B.S. summa cum laude from the University of Scranton and an M.B.A. from New York University Graduate School of Business Administration.

Doron Cohen has served as a director of Cyalume since August 6, 2007. Mr. Cohen is the founder and has been a Senior Partner of Doron Cohen & Co. Law Offices since 1985. Mr. Cohen is also a member of the Executive Committee and is Chairman of the Audit Committee of the Weizmann Institute of Science in Israel since 1999. Mr. Cohen received his LLB from Tel Aviv University.

Joseph T. Gorman has served as a director of Cyalume since August 2005. Mr. Gorman is the retired Chairman and Chief Executive Officer of TRW Inc. (NYSE: TRW), a provider of advanced technology products and services. He joined TRW in 1968, becoming President and Chief Operating Officer in 1985 and serving as Chairman and Chief Executive Officer from December 1988 through January 2001. Mr. Gorman is a past chairman of the U.S.-Japan Business Council and received Japan’s 1994 Prime Minister’s Trade Award for his contributions to promoting improved U.S.-Japan trade relations. He has also served on the boards of the U.S.-China Business Council and the Prince of Wales International Business Leaders Forum and was a trustee of the Center for Strategic and International Studies. Mr. Gorman currently serves on the board of directors of Alcoa, Inc. (NYSE: AA) and is a recently retired director of Procter & Gamble (NYSE: PG), Imperial Chemical Industries, and National City Corp. (NYSE: NCC). Mr. Gorman received a bachelor’s degree from Kent State University and a JD from Yale Law School.

Jason Epstein has been a director of Cyalume since December 19, 2008 and is now also a director of CTI, a position held since 2007. Mr. Epstein has been a Senior Partner of Columbus Nova Partners since 2002. Cova Small Cap Holdings LLC is a subsidiary of Columbus Nova Partners. Mr. Epstein is a member of Columbus Nova’s Executive and Investment Committees and co-leads Columbus Nova’s three primary investment vehicles: Columbus Nova Credit Investment Managers (“CNCI”), CN Private Equity and Columbus Nova Real Estate Acquisition Group. Prior to Columbus Nova, Mr. Epstein co-founded eLink Communications and served as its Chief Executive Officer for three years from 1998 to 2001. While at eLink, Mr. Epstein was twice a finalist for the Ernst & Young Entrepreneur of the Year Award and was named one of the “Forty Under 40 Rising Stars”, by The Washington Post’s annual Business Forward. Mr. Epstein received his B.A. from Tufts University in 1996 and currently serves on the Tufts Board of Overseers.

Daniel Gaspar has been a director of Cyalume since December 19, 2008. Mr. Gasparis a Vice President of Columbus Nova Partners where he focuses on investments in CN Private Equity and Cova Small Cap Holdings LLC. Prior to joining Columbus Nova in February 2007, Mr. Gaspar was an Associate of Trimaran Capital Partners, L.L.C. from 2005 to 2007, where he was responsible for sourcing, structuring, negotiating and monitoring private equity investments across a variety of industries. Prior to joining Trimaran Capital Partners, Mr. Gaspar was an Associate at Circle Peak Capital from 2004 to 2005, where he focused on private equity investments in the consumer sector. Before joining Circle Peak Capital, Mr. Gaspar was an analyst in the Global Media and Communications Investment Banking Group at Morgan Stanley from 2001 to 2003, where he advised companies on M&A and general corporate finance transactions. Mr. Gaspar received his B.S. in Economics from the Wharton School of the University of Pennsylvania in 2001 and his M.B.A. from Columbia Business School, graduating Beta Gamma Sigma in 2005.

Frank R. Kline has been a director of Cyalume since December 19, 2008 and is also a director of CTI, a position held since January 23, 2006. Mr. Kline founded Los Angeles based venture capital firm Kline Hawkes & Co. in 1994 to manage investment capital for institutional investors, and has been its managing partner since that time. Some of Kline Hawkes’ largest limited partners include CalPERS, LA County, and Pennsylvania State Employees’. Mr. Kline serves as Managing Partner of Kline Hawkes California, L.P.; Kline Hawkes California SBIC, L.P.; and Kline Hawkes Pacific, L.P. Mr. Kline directs the firm’s venture investments in communications, information technology, healthcare services and enterprise solutions. Prior to forming Kline Hawkes & Co., Mr. Kline was the West Coast General Manager of Lambda Funds, a private equity fund based in New York and Los Angeles. Earlier, he was a Partner at Pacific Technology Venture Fund, which he co-founded with Patrick J. McGovern, founder of IDG and publisher of Computerworld. Mr. Kline is currently a member of the boards of Rayne Corporation; and Newbridge College. For many years he served as a member of the Board of Governors for the National Association of Small Business Investment Companies. (NASBIC). Mr. Kline received a Bachelor’s degree from Rider College, Lawrenceville, N.J. in 1972 and a Masters Degree from the University of Massachusetts at Amherst in 1974.

Yair Shamir has been a director of Cyalume since December 19, 2008. Mr. Shamir is the Chairman and Managing Partner of Catalyst Investments and the Chairman of IAI, Israeli Aerospace Industries. From 2004-2005, Mr. Shamir was Chairman of El Al, Israeli Airlines and lead the privatization process of the firm. From 1997-2005 Served as Chairman and CEO of VCON Telecommunications Ltd. From 1995 to 1997, Mr. Shamir served as executive vice president of the Challenge Fund-Etgar L.P. From 1994 to 1995, he served as Chief Executive Officer of Elite Food Industries, Ltd. From 1988 to 1993, Mr. Shamir served as Executive Vice President and General Manager of Scitex Corporation, Ltd. Mr. Shamir served in the Israeli Air Force as a pilot and commander from 1963 to 1988. During his term in the Air Force, Mr. Shamir attained the rank of colonel and served as head of the electronics department, the highest professional electronics position within the Air Force. He currently serves as a director of DSP Group Corporation and also serves as director of a few private hi-tech companies. Mr. Shamir holds a B.Sc. Electronics Engineering from the Technion, Israel Institute of Technology.

Mr. Shamir also served as a member of the board of directors of Mercury Interactive, LLC from 1997 to 2005. In September 2008, Mr. Shamir settled a complaint filed by the SEC which alleged that certain independent directors of Mercury (including Mr. Shamir) recklessly approved backdated stock option grants and reviewed and signed public filings that contained materially false and misleading disclosures about the company’s stock option grants and company expenses. Without admitting or denying the allegations in the SEC’s complaint, in order to settle the charges against them, each of the independent directors implicated (including Mr. Shamir) agreed to permanent injunctions against violating certain provisions of the securities laws, paid a financial penalty, and retained the ability to serve as a director or officer of U.S. public companies.

General (Ret.) Jack Keane has been a director of Cyalume and CTI since December 19, 2008. General Keane is the Senior Managing Director and co-founder of Keane Advisors, LLC. He has been elected to the Board of Directors of MetLife, General Dynamics and Allied Barton Security. He is a senior advisor to Kohlberg, Kravis and Roberts, one of the nation’s largest private equity firms and is an advisor to the Chairman & CEO of URS Corporation. He is also a member of the Secretary of Defense’s Policy Board, a trustee of the Rand Corporation, a member of the Council on Foreign Relations, director of the George C. Marshall Foundation, Chairman of the Knollwood Foundation and chairman of Senior Executive Committee, Army Aviation Association of America. General Keane, a four-star general, completed 37 years in public service in December 2003, culminating as acting Chief of Staff and Vice Chief of Staff of the US Army. As the chief operating officer of the Army for 4.5 years, he directed one million five hundred thousand soldiers and civilians in 120 countries, with an annual operating budget of 110 billion dollars. General Keane was in the Pentagon on 9/11 and provided oversight and support for the wars in Afghanistan and Iraq. He serves as a national security analyst for ABC News and speaks throughout the nation on national security and leadership. Still active in national security, General Keane conducts frequent trips to Iraq for senior defense officials having completed multiple visits in 2007 and 2008. General Keane is a career paratrooper, a combat veteran of Vietnam, decorated for valor, who spent much of his military life in operational commands where his units were employed in Somalia, Haiti, Bosnia and Kosovo. He commanded the famed 101st Airborne Division (Air Assault) and the legendary 18th Airborne Corps, the Army’s largest war fighting organization. General Keane graduated from Fordham University with a Bachelor of Science degree in Accounting and a Master of Arts degree in Philosophy from Western Kentucky University. He is a graduate of the Army War College and the Command and General Staff College.

Meetings and Committees of the Board of Directors

During the year ended December 31, 2008, the Board of Directors held one meeting and took action by written consent on three occasions. All of the directors participated in the Board meeting. The Board of Directors has determined that Messrs. Eitan, Churchill, Rebar, Cohen, Gorman, Clemins, Epstein, Kline, Gaspar, Shamir and Keane are each independent directors as defined in Rule 4200 of the Nasdaq Marketplace Rules. Cyalume does not have a written policy relating to attendance by members of the Board of Directors at annual stockholder meetings. However, all directors are encouraged to attend the annual meeting.

As of December 31, 2008, we did not have an audit committee, governance committee or compensation committee and therefore, the entire Board of Directors performed those functions for us. In January 2009, the Board formed an executive committee, audit committee, compensation committee, nominating committee and military advising committee.

Compensation Committee.  On January 13, 2009, the Board of Directors formed a Compensation Committee and elected the following members to serve on the Compensation Committee: Yaron Eitan, Admiral Archie Clemins and Frank Kline, each of whom is independent as defined in Rule 4200 of the Nasdaq Marketplace Rules. The Compensation Committee adopted a written charter on that date. The charter will be available to security holders on our website, www.cyalume.com. The charter sets forth responsibilities, authority and specific duties of the Compensation Committee. The Compensation Committee reviews and recommends to the board the compensation for the CEO and non-employee directors of our Company, and reviews the CEO’s compensation recommendations for all other corporate officers. It also reviews the general policy relating to compensation and benefits for all employees. The Compensation Committee has been designated by the Board of Directors to administer Cyalume’s 2009 Omnibus Securities and Incentive Plan.

Nominating Committee.  On January 13, 2009, the Board of Directors formed a Nominating Committee and elected the following members to serve on this committee: Winston Churchill (Chairman), Yair Shamir and Jason Epstein, each of whom is independent as defined in Rule 4200 of the Nasdaq Marketplace Rules. The Board of Directors adopted a charter for the Nominating and Governance Committee on that date. The charter will be available to security holders on our website, www.cyalume.com.

Although we do not currently have a formal policy or procedure for stockholder recommendations of director candidates, the Board of Directors welcomes such recommendations and will consider candidates recommended by stockholders if there is a vacancy on the Board of Directors or if there is a need for particular expertise on the Board of Directors. The Nominating Committee will establish, review and evaluate the qualifications for Board membership, which shall at a minimum include the following; the highest personal and professional integrity; a demonstration of superior achievement and wise, informed judgment; broad-based experience in business, finance or administration; familiarity with Cyalume’s industry; ability to serve the long-term interests of Cyalume’s shareholders; and sufficient time to devote to their duties as directors of Cyalume. The Nominating Committee will also identify and consider candidates for the Board, including those recommended by shareholders.

Executive Committee.  On January 13, 2009, the Board of Directors formed an Executive Committee and elected the following members to serve on this committee: Yaron Eitan (Chairman), Winston Churchill, Jason Epstein, Frank Kline and General Jack Keane. The Executive Committee exercises the powers of the Board between meetings of the full Board of Directors.

Audit Committee.  On January 13, 2009, the Board of Directors formed an Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, and elected the following members to serve on this committee: Thomas Rebar (Chairman), Doron Cohen, Joseph Gorman and Daniel Gaspar. Thomas Rebar is an “audit committee financial expert”. The Board of Directors has determined that each of the members of the Audit Committee are independent as defined in Rule 4350(d) of the Nasdaq Marketplace Rules. The Audit Committee recommends to the Board of Directors the annual engagement of a firm of independent accountants and reviews with the independent accountants the scope and results of audits, our internal accounting controls and audit practices and professional services rendered to us by our independent accountants. The Audit Committee adopted a written charter on January 13, 2009. The charter will be available on our website, www.cyalume.com. The charter sets forth the responsibilities, authority and specific duties of the Audit Committee.

Military Advisory Committee.  On January 13, 2009, the Board of Directors formed a Military Advisory Committee and elected the following members to serve on this committee: General Jack Keane, Admiral Archie Clemins, Yair Shamir and Yaron Eitan. The Military Advisory Committee provides strategic guidance and advice on matters relating to the Company’s military business.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, no officer and employee of CTI, and no former officer of CTI, during the last completed fiscal year, participated in deliberations of Cyalume’s Board of Directors concerning executive officer compensation. Yaron Eitan and Winston Churchill are each principals of SCP Private Equity Management LLC.

Code of Ethics

We adopted a code of ethics on January 13, 2009. The code of ethics will be available on our website, www.cyalume.com.

EXECUTIVE COMPENSATION

Overview

Our named executive officers are: Derek Dunaway, who has been our President and Chief Executive Officer since December 19, 2008 and has been a consultant to Cyalume since May 2007; Michael Bielonko, our Chief Financial Officer and Secretary since December 19, 2008; and Yaron Eitan, our Vice Chairman of the Board since December 19, 2008. Mr. Eitan was our Chief Executive Officer and President from May 31, 2006 through December 19, 2008.

Mr. Dunaway has been the President and Chief Executive Officer of CTI since February 2008; Mr. Bielonko has been the Treasurer, Secretary and Chief Financial Officer of CTI since January 2006; Edgar Cranor been CTI’s Vice President of Technology since January 2006; Thomas McCarthy has been Vice President of Government of CTI since January 2006; and Tomas Ogas has been Vice President of Operations since May 2007.

Cyalume Compensation Decisions Prior to the Acquisition of CTI

Before the acquisition on December 19, 2008, none of Cyalume’s executive officers received any compensation for their services to Cyalume. However, they were reimbursed for all business-related expenses incurred while helping us to identify potential target businesses and perform due diligence on suitable business combinations.

Compensation Decisions During 2009

In January 2009, we formed a Compensation Committee of the Board of Directors comprised of three outside, independent directors which will administer all compensation programs for its officers, key employees, and outside directors. This Committee will be working with management throughout 2009 to design key compensation policies and programs, as well as sound governance practices, to ensure that our compensation programs reflect best practices and strongly contribute to our growth and success.

Compensation Philosophy

The overriding goal of our executive compensation program is to recruit and retain key executives and motivate them to achieve maximum results. To this end, we will design and manage our programs with the following objectives in mind:

•	Generating significant stockholder value, while practicing good corporate governance,
•	Maximizing the alignment between our short-term and long-term results and executive pay, and
•	Providing market-competitive compensation, while considering our financial resources.

During 2009, our Compensation Committee will evaluate our compensation philosophy as well as individual programs and policies.

Administration of Executive Compensation Programs

No compensation of any kind, including finders and consulting fees, has been paid to any Cyalume stockholder who acquired common stock prior to its initial public offering, or any of their respective affiliates, for services rendered prior to or in connection with the acquisition of CTI. However, those Cyalume stockholders have been reimbursed for any out-of-pocket expenses incurred in connection with activities on Cyalume’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There was no limit on the amount of these out-of-pocket expenses, and there was no review of the reasonableness of the expenses by anyone other than Cyalume’s directors.

Since Cyalume only acquired CTI on December 19, 2008 and the Compensation Committee was only formed on January 13 2009, the Compensation Committee has not yet determined appropriate levels of compensation for the executive officers. Therefore, compensation of CTI’s employees remains at its pre-acquisition levels, Cyalume does not have any compensation policies, procedures, objectives or programs in place. Cyalume will adopt appropriate compensation policies, procedures, objectives or programs after the Compensation Committee has had the opportunity to fully understand the operations of the business. However, it is anticipated that, the compensation for senior executives of Cyalume will be comprised of four elements: a base salary, an annual performance bonus, equity and benefits. On March 3, 2009, Cyalume’s Board of Directors adopted the Cyalume 2009 Omnibus Securities and Incentive Plan for employees and directors, which is administered by the Compensation Committee. No awards have been granted pursuant to the stock incentive plan.

In developing salary ranges, potential bonus payouts, equity awards and benefit plans, it is anticipated that the Compensation Committee will take into account: 1) competitive compensation among comparable companies and for similar positions in the market, 2) relevant ways to incentivize and reward senior management for improving stockholder value while building Cyalume into a successful company, 3) individual performance, 4) how best to retain key executives, 5) the overall performance of Cyalume and its various key component entities, 6) Cyalume’s ability to pay and 7) other relevant factors.

Specific compensation plans for Cyalume’s key executives will be negotiated and established by the Compensation Committee.

Cyalume Technologies, Inc. Compensation Discussion and Analysis.

Prior to its acquisition by us, compensation for the executives of CTI was determined by its Board of Directors. Their decisions were founded upon their personal experiences, their knowledge of the security and defense industry, their knowledge of the financial status of CTI and their evaluation of the performance of CTI’s executives. Compensation was generally based on the relative importance of an employee to CTI and the perception of the Board of Directors of what compensation level would be adequate to keep the employee satisfied with his or her compensation. In general, if an executive performed exceptionally well, the performance and, if applicable, the increase in responsibilities would also merit a salary increase.

CTI’s Board of Directors conducted reviews informally, and compensation was not typically changed on a regimented time-frame.

Derek Dunaway was hired by CTI in February 2008 in connection with the execution of the definitive agreement between Cyalume and CTI. Mr. Dunaway’s annual compensation of $250,000 was determined by negotiations between CTI and Mr. Dunaway, without outside research. Mr. Dunaway is entitled to receive a performance bonus at the discretion of the Board of Directors. Mr. Dunaway’s base compensation for 2009 is $250,000 until amended by the Board of Directors.

Each of Michael Bielonko, Earl Cranor and Thomas McCarthy have employment agreements with CTI, which they entered into in January 2006. Each of such contracts provides that the applicable executive will receive base compensation and a bonus based on budgeted EBITDA results. These contracts were negotiated with the applicable executives at the time that CTI was purchased by GMS and subsequently approved by its Board of Directors. Base compensation for 2009 is $200,000 for each of the above named executives until amended by the Board of Directors.

All CTI executives were involved in decisions relating to their compensation. CTI believes that, for the most part, its executives believe they are fairly compensated.

CTI does not currently maintain any employee benefit plans that are not available to all of its full-time employees and does not award equity compensation to its employees.

Director Compensation

Cyalume will compensate its Board of Directors based on policies put into place by the Compensation Committee in 2009, which are expected to include a per diem for each Board meeting attended, an annual fee, reimbursement of expenses incurred in attending meetings and equity awards. The amounts of compensation, numbers of shares subject to awards and other terms of director compensation have not been determined. Cyalume’s directors did not receive any compensation for their services during 2008, 2007 or 2006.

CTI did not pay its directors any compensation other than the repayment of expenses incurred in performing their functions as a director.

Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to Cyalume and CTI by its Chief Executive Officer, the Chief Financial Officer and our three other most highly compensated executive officers during 2008, 2007 and 2006.

Name and Principal Position	Year	Salary ($)	Earned Bonus ($)	All Other Compensation ($)		Total Compensation ($)
Yaron Eitan, President & CEO of Cyalume(1)	2008	—	—	—		—
	2007	—	—	—		—
	2006	—	—	—		—
Derek Dunaway, President and CEO of Cyalume(2)	2008	202,803	50,000	10,866	(4)	263,669
Michael Bielonko, Chief Financial Officer and Secretary of Cyalume(3)	2008	203,846	30,000	13,502	(4)	247,348
	2007	173,077	70,000	11,060	(4)	254,137
	2006	155,481	24,750	4,800	(4)	185,031
Edgar Cranor, Vice President, Technology of CTI	2008	203,750	30,000	9,000	(4)	242,750
	2007	181,612	127,750	—		309,362
	2006	158,270	25,500	—		183,770
Thomas McCarthy, Vice President, Government of CTI	2008	203,846	30,000	88,931	(5)	322,777
	2007	152,769	81,310	9,000	(4)	243,079
	2006	141,015	22,500	—		163,515
Tomas Ogas, Vice President, Operations of CTI(6)	2008	194,904	30,000	13,891	(4)	238,795
	2007	113,754	4,666	6,000	(4)	166,417

(1)	Mr. Eitan resigned from each position as of December 19, 2008.
(2)	Mr. Dunaway became CEO December 19, 2008.
(3)	Mr. Bielonko has been CFO and Secretary of CTI since January 23, 2006.
(4)	Consists of an automobile and gas allowance.
(5)	Consists of an automobile allowance and expenses incurred in connection with Mr. McCarthy’s approximate one-year relocation to Europe.
(6)	Mr. Ogas joined CTI on May 1, 2007.

Employment Agreements

Cyalume has no employment agreements with any of its executive officers or key employees.

The following discussion summarizes the material terms of current employment agreements between CTI and its executive officers and key employees:

Derek Dunaway

Mr. Dunaway’s employment agreement, effective February 24, 2008 provides that Mr. Dunaway will be employed as CTI’s President. The contract has a three year term with an automatic renewal of one year unless either party gives notice to the contrary to the other party. Mr. Dunaway receives an annual salary of not less than $250,000, to be increased by CTI’s Board of Directors at their discretion on an annual basis. Mr. Dunaway is entitled to an annual bonus based on performance at the discretion of the board of directors. If Mr. Dunaway voluntarily resigns or is terminated for cause during the period of employment, then he is not entitled to receive any benefit or compensation following the date of termination.

Michael Bielonko

Mr. Bielonko’s employment agreement, effective January 30, 2006, provides that Mr. Bielonko will be employed as CTI’s Chief Financial Officer. The contract has a three year term with an automatic renewal for subsequent one year periods thereafter. Effective January 1, 2008, Mr. Bielonko’s annual salary was increased to not less than $200,000, to be increased by CTI’s Board of Directors at their discretion on an annual basis. Mr. Bielonko is entitled to an annual bonus based on performance of the company and calculated relative to the achievement of specific budgeted EBITDA results. If Mr. Bielonko’s employment is terminated without cause, Mr. Bielonko is entitled to receive his salary for six months following termination.

Earl Cranor

Mr. Cranor’s employment agreement, effective January 30, 2006, provides that Mr. Cranor will be employed as CTI’s Vice President of Technology. The contract has a three year term with an automatic renewal for subsequent one year periods thereafter. Effective January 1, 2008, Mr. Cranor’s annual salary was increased to not less than $200,000, to be increased by CTI’s Board of Directors at their discretion on an annual basis. Mr. Cranor is entitled to an annual bonus based on performance of the company and calculated relative to the achievement of specific budgeted EBITDA results. If Mr. Cranor’s employment is terminated without cause, Mr. Cranor is entitled to receive his salary for six months following termination.

Thomas McCarthy

Mr. McCarthy’s employment agreement, effective January 30, 2006, provides that Mr. McCarthy will be employed as CTI’s Vice President and General Manager, Worldwide Government & Safety Division. The contract has a three year term with an automatic renewal for subsequent one year periods thereafter. Effective January 1, 2008, Mr. McCarthy’s annual salary was increased to not less than $200,000, to be increased by CTI’s Board of Directors at their discretion on an annual basis. Mr. McCarthy is entitled to an annual bonus based on performance of the company and calculated relative to the achievement of specific budgeted revenue and EBITDA results. If Mr. McCarthy’s employment is terminated without cause, Mr. McCarthy is entitled to receive his salary for six months following termination.

Retirement Plans

We do not provide any retirement plans or deferred compensation plans to named executive officers that are not generally available to all other employees.

Severance Arrangements

The current employment agreements for the four named executives above do not contain any language specific to change in control.

Insider Trading and Speculation Policy

We have established policies prohibiting our officers, directors and employees from purchasing or selling Cyalume securities while in possession of material, non-public information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. In addition, our policies prohibit our officers, directors and employees from speculating in our stock, which includes short selling (profiting if the market price of our stock decreases), buying or selling publicly traded options (including writing covered calls), hedging, or other types of derivative arrangements that have a similar economic effect.

SELLING STOCKHOLDERS

The Selling Stockholders may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledges, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Stockholders’ interests in shares of our common stock other than through a public sale.

The following table sets forth, as of March 3, 2009:

•	the name of the Selling Stockholders for whom we are registering shares for resale to the public,
•	the number of shares of common stock that the Selling Stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,
•	the number of shares of our common stock that may be offered for resale for the account of the Selling Stockholders pursuant to this prospectus, and
•	the number and percentage of shares of our common stock to be beneficially owned by the Selling Stockholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the Selling Stockholders).

On April 25, 2007, Yaron Eitan, Amit Avnet, Winston Churchill, Ehud Barak, Isaac Applbaum, Archie Clemins, Marc L. Abramowitz, Joseph T. Gorman and SCP Private Equity Management Company, LLC (all of our then current stockholders, including all of then current officers and directors), placed the shares they owned before the private placement and the initial public offering into an escrow account maintained by American Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, such as transfers to family members and trusts for estate planning purposes and upon death, these shares are not transferable during the escrow period and will not be released from escrow until December 19, 2009 or earlier if we receive stockholder approval for the release of such shares. However, the holders of an equity interest in SCP Private Equity Management Company, LLC, may transfer their interest in that entity to third parties, effectively transferring control of our securities to such third party. SCP Private Equity Management Company, LLC would, however, continue to have the same escrow restrictions with respect to our securities.

On December 19, 2008, each of the members of GMS, the former stockholder of CTI, signed an investor rights agreement with us that, among other things, restricts the disposition of Cyalume securities that each such member received pursuant to the stock purchase agreement, as amended (an aggregate of 6,569,093 shares), according to the following schedule: (i) the first 20% of the common stock may not be disposed of until April 18, 2009: (ii) additional 20% of the common stock may not be disposed of until May 18, 2009; and (iii) the remaining 60% may not be disposed of until June 17, 2009.

On December 17 and 18, 2008, GMS and certain designees purchased an aggregate of 2,252,050 shares of Cyalume common stock from public stockholders in privately negotiated transactions at a price per share that ranged between $8.01 and $8.03, for an aggregate purchase price of $18,054,322. On that date Winston Churchill, our Chairman, agreed to purchase (or have his designees purchase) the 2,252,050 shares of Cyalume common stock purchased by GMS and certain of its designees for up to $10.0 million. The purchase by Mr. Churchill and his designees was divided into two tranches.

On January 15, 2009, Mr. Churchill and his designees purchased 625,000 shares of Cyalume common stock at a purchase price of $4.00 per share, for $2.5 million in cash from GMS. Pursuant to the agreement between GMS and Mr. Churchill, GMS had the option (which it exercised) to sell to Mr. Churchill or his designees an additional 1,562,500 shares of Cyalume’s common stock at $4.80 per share for an aggregate purchase price of $7,500,000 by June 9, 2009.

We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such shares of common stock. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below. Of the Selling Stockholders, Derek Dunaway, Michael Bielonko, Paul Challenger, Earl Cranor and Thomas McCarthy are each current officers or employees of

Cyalume or CTI. Yaron Eitan, Murray Schwartz, Emil Jachmann, Sandor Weiss and SCP Private Equity Management Company LLC are former officers of Cyalume or CTI or affiliates thereof. This table is prepared solely based on information supplied to us by the listed Selling Stockholders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the shares offered hereby.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering(1)		Total Number of Shares of Common Stock Owned Being Registered	Number of Shares of Common Stock Beneficially Owned After the Offering(1)	Percentage of Common Stock Beneficially Owned After the Offering(1)
Yaron Eitan	1,166,040	(2)	633,134	0	0.00%
Winston Churchill	1,729,690	(3)	1,196,784	0	0.00%
Amit Avnet	187,500		187,500	0	0.00%
Ehud Barak	93,750		93,750	0	0.00%
Issac Applbaum	93,750		93,750	0	0.00%
Marc L. Abramowitz	93,750		93,750	0	0.00%
Archie Clemins	93,750		93,750	0	0.00%
Joseph T. Gorman	93,750		93,750	0	0.00%
SCP Private Equity Management Company LLC	532,906		532,906	0	0.00%
Catalyst Private Equity Partners (Israel) II LP	712,500	(4)	712,500	0	0.00%
SMH Capital Inc.	150,000		150,000	0	0.00%
Centurion Credit Group Master Fund L.P.	140,000	(5)	140,000	0	0.00%
Cova Small Cap Holdings, LLC	4,326,721	(6)	4,326,721	0	0.00%
Kline Hawkes Pacific, L.P.	2,218,932	(6)	2,218,932	0	0.00%
Stephen Weinroth	305,636	(6)	305,636	0	0.00%
The Volpe Revocable Trust	317,079	(6)	317,079	0	0.00%
The Charlton T. Volpe 2003 Irrevocable Trust	39,635	(6)	39,635	0	0.00%
The Dwight Andrew Volpe 2004 Irrevocable Trust	39,635	(6)	39,635	0	0.00%
Kline Hawkes Pacific Friends Fund, LLC	101,884	(6)	101,884	0	0.00%
Jim Valentine	76,347	(6)	76,347	0	0.00%
Joseph M. Cohen	107,157	(6)	107,157	0	0.00%
Bruce Raben	30,539	(6)	30,539	0	0.00%
Marceau Schlumberger	21,431	(6)	21,431	0	0.00%
Paul Lipari Living Trust	15,022	(6)	15,022	0	0.00%
Murray Schwartz	19,752	(6)	19,752	0	0.00%
Emil Jachmann	170,814	(6)	170,814	0	0.00%
Michael Bielonko	41,373	(6)	41,373	0	0.00%
Tom McCarthy	41,373	(6)	41,373	0	0.00%
Earl Cranor	41,373	(6)	41,373	0	0.00%
Paul Challenger	13,791	(6)	13,791	0	0.00%
Sandor Weisz	51,244	(6)	51,244	0	0.00%
LKCM Private Discipline Master Fund, SPC	79,839		79,839	0	0.00%

*	Represents beneficial ownership of less than one percent of our outstanding shares.
(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 15,321,303 shares of common stock outstanding as of March 3, 2009.
(2)	Consists of (i) 633,134 shares of common stock held directly and (ii) 532,906 shares of common stock held by SCP Private Equity Management Company, LLC. The 532,906 shares of common stock held by SCP Private Equity Management Company, LLC are also being registered for resale hereunder.
(3)	Consists of (i) 1,196,784 shares of common stock held directly and (ii) 532,906 shares of common stock held by SCP Private Equity Management Company, LLC. The 532,906 shares of common stock held by SCP Private Equity Management Company, LLC are also being registered for resale hereunder.
(4)	Includes 593,750 shares of common stock and 118,750 shares of common stock underlying common stock purchase warrants.
(5)	Includes 40,000 shares of common stock and 100,000 shares of common stock underlying warrants to purchase 100,000 shares of common stock.
(6)	Such holder is a member of GMS Acquisition Partners Holdings, LLC. Beneficial ownership reflects shares attributable to such member by GMS without giving effect to certain expenses that could decrease the number of shares beneficially owned by such member.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

i.	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
ii.	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
iii.	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
iv.	an exchange distribution in accordance with the rules of the applicable exchange;
v.	privately negotiated transactions;
vi.	short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;
vii.	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
viii.	a combination of any such methods of sale; and
ix.	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledge, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledges or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the Selling Stockholder and/or the purchasers. At the time a particular offer of shares is made by the Selling Stockholders, to the extent required, a prospectus will be distributed. Each Selling Stockholder has represented and warranted to Cyalume that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Selling Stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We entered into a registration rights agreement for the benefit of the Selling Stockholders to register the common stock under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the Selling Stockholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the Selling Stockholders incident to the registration of the offering and sale of the common stock.

We may suspend the use of this prospectus on a limited basis if we learn of any event that causes this prospectus to include an untrue statement of material fact or omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each Selling Stockholder.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 2, 2009, certain information regarding beneficial ownership of Cyalume’s common stock by each person who is known by us to beneficially own more than 5% of our common stock. The table also identifies the stock ownership of each of our directors, each of our named executive officers, and all directors and officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

Shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

The applicable percentage of ownership is based on 15,321,303 shares outstanding as of March 2, 2009.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Common Stock
Yaron Eitan	1,166,040	(2)	7.61%
Winston J. Churchill	1,729,690	(3)	11.29%
Derek Dunaway	0		*
Michael Bielonko	41,373		*
Edgar (Earl) Cranor	41,373		*
Thomas McCarthy	41,373		*
Marc L. Abramowitz	93,750		*
Archie Clemins	93,750		*
Joseph T. Gorman	93,750		*
Thomas G. Rebar	532,906	(4)	3.48%
Doron Cohen	0		*
Jason Epstein	0	(5)	*
Daniel Gaspar	0		*
Yair Shamir	712,500	(6)	4.61%
General (Ret.) Jack Keane	0		*
Frank Kline	2,273,434	(7)	14.84%
Kline Hawkes Pacific Advisors, LLC	2,273,434	(7)	14.84%
Cova Small Cap Holdings, LLC	4,269,356	(5)	28.24%
Stanford Financial Group, Ltd.	1,018,230	(8)	6.65%
All directors and executive officers as a group and their affiliates	6,159,571		37.27%

*	Less than 1%.
(1)	The business address of each of our officers and directors is 96 Windsor Street, West Springfield, Massachusetts 01089.
(2)	Consists of (i) 633,134 shares of common stock held directly and (ii) 532,906 shares of common stock held by SCP Private Equity Management Company, LLC. The 532,906 shares of common stock held by SCP Private Equity Management Company, LLC are also being registered for resale hereunder. Yaron Eitan, Winston Churchill, Thomas G. Rebar and Wayne B. Weisman are joint and equal owners of SCP Private Equity Management Company, LLC, each with equivalent rights as a member therein and each with a pecuniary interest in only 25% of such shares. The business address of SCP Private Equity Management Company, LLC is 1200 Liberty Ridge Drive, Suite 300, Wayne, PA 19087.
(3)	Consists of (i) 1,196,784 shares of common stock held directly and (ii) 532,906 shares of common stock held by SCP Private Equity Management Company, LLC. The 532,906 shares of common stock held by SCP Private Equity Management Company, LLC are also being registered for resale hereunder. Yaron Eitan, Winston Churchill, Thomas G. Rebar and Wayne B. Weisman are joint and equal owners of SCP

Private Equity Management Company, LLC, each with equivalent rights as a member therein and each with a pecuniary interest in only 25% of such shares and warrants.
(4)	Shares held of record by SCP Private Equity Management Company, LLC. Mr. Rebar shares voting and dispositive power over the warrants and shares of common stock held by SCP Private Equity Management Company, LLC and has a pecuniary interest in only 25% of such shares and warrants.
(5)	Based on information contained in a Schedule 13D/A filed by GMS Acquisition partners Holdings, LLC, Cova Small Cap Holdings, LLC (“Cova”), Jason Epstein, Andrew Intrater, Renova US Holdings Ltd, Columbus Nova Investments IV Ltd, CN Special Opportunity Fund Ltd. and CN Credit Opportunities Fund 2007-1 Ltd on January 20, 2009. Cova may be deemed to own an aggregate of 7,908,433 shares of common stock by virtue of their having entered into in an Investors Rights Agreement with GMS Acquisition Partners Holdings, LLC, an entity controlled by Cova. Andrew Intrater has voting and dispositive power over the shares of common stock held by Cova Small Cap Holdings, LLC.
(6)	Consists of (i) 593,750 shares of common stock owned by Catalyst Private Equity Partners (Israel) II LP, over which Yair Shamir has voting and dispositive power and (ii) 118,750 warrants to purchase shares of common stock owned by Catalyst Private Equity Partners (Israel) II LP, over which Yair Shamir has voting and dispositive power.
(7)	Based on information contained in a Schedule 13D/A filed by Frank R. Kline (“Mr. Kline”), Kline Hawkes Pacific Advisors LLC (“KH Advisors”), Kline Hawkes Pacific L.P. and Kline Hawkes Pacific Friends Fund LLC on January 22, 2009. As managing member of KH Advisors, Mr. Kline has voting and dispositive power over its 2,273,434 shares of common stock. Mr. Kline and KH Advisors may be deemed to own an aggregate of 7,908,433 shares of common stock by virtue of their having entered into in an Investors Rights Agreement with GMS Acquisition Partners Holdings, LLC, an entity controlled by Cova Small Cap Holdings, LLC.
(8)	Based on information contained in a Schedule 13G filed by Stanford Financial Group Ltd. on October 6, 2008. Includes warrants to purchase up to 498,230 shares of Cyalume’s common stock which became exercisable upon Cyalume’s acquisition of CTI. James M. Davis has voting and dispositive power over the shares of Cyalume’s common stock owned by Stanford Financial Group. The business address of Stanford Financial Group Ltd. is No. 11 Pavilion Drive, St. John’s, Antigua — Barbuda, West Indies.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Cyalume

Prior to its initial public offering, Cyalume issued 1,875,000 shares of its common stock to the individuals and entity set forth below for $25,000 in cash, at a purchase price of approximately $0.013 per share:

Name	Number of Shares	Relationship to Us at the Time of Issuance
Marc L. Abramowitz	432,812	Director and executive officer
Marc L. Abramowitz Irrevocable Trust Number 7 for his Children and their Descendants	200,000	Affiliate of director and executive officer
Issac Applbaum	633,812	Director and executive officer
Abraham D. Sofaer	187,501	Director
Max Weiss	140,625	Director
Archie Clemis	140,625	Director
Joseph T. Gorman	140,625	Director

Subsequent to the issuance date, the foregoing persons transferred all or a portion of their shares to the following persons at a price per share equal to $0.013:

Yaron Eitan
Amit Avnet
Winston J. Churchill
Ehud Barak
Isaac Applbaum
Archie Clemins
Marc L. Abramowitz
Joseph T. Gorman
SCP Private Equity Management

The holders of the majority of these shares will be entitled to make up to two demands that Cyalume register these shares at any time after the date on which these shares of common stock are released from escrow, which, except in limited circumstances, cannot be earlier than one year from the date a business combination is consummated. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. Cyalume will bear the expenses incurred in connection with the filing of any such registration statements.

On April 25, 2007, SCP Private Equity Management Company, LLC, Winston Churchill and Yaron Eitan purchased an aggregate of 187,500 units from Cyalume at a purchase price of $8.00 per unit in a private placement. Cyalume granted the purchasers of the private placement units demand and “piggy-back” registration rights with respect to the 187,500 shares, the 187,500 warrants and the 187,500 shares underlying the warrants at any time commencing on the date that Cyalume announced that it entered into a letter of intent with respect to a proposed business combination, which occurred on February 14, 2008. The demand registration may be exercised by the holders of a majority of the units. Cyalume will bear the expenses incurred in connection with the filing of any such registration statements. The warrants sold in the private placement were originally issued pursuant to an exemption from the registration requirements under the federal securities laws. The holders of those warrants may be able to exercise their warrants even if, at the time of exercise, there is no current prospectus relating to the common stock issuable upon exercise of such warrants if such exercise is deemed to be a transaction that is exempt from the registration requirements under the federal securities laws. The shares of common stock issued upon such exercise will be restricted shares that will be eligible for resale only pursuant to an effective registration statement or in a transaction that is exempt from the registration requirements under applicable federal securities laws.

On December 10, 2008, Vector Investment Fund LLC (“VIF”), an entity controlled by Yaron Eitan, currently the Vice Chairman of the Board and at that time our Chief Executive Officer, President and Vice Chairman of the Board, entered into a note purchase agreement by and among VIF, Cyalume and Centurion

Credit Group Master Fund L.P. pursuant to which the Lender agreed to provide a loan to VIF in the principal amount of up to $12 million. Pursuant to the note purchase agreement, the proceeds of the loan were to be utilized to purchase shares of Cyalume’s common stock from a limited number of its public stockholders, at a price per share not exceeding the liquidation value of each public share, determined upon amounts held in Cyalume’s trust account.

In connection with the loan from Centurion, Cyalume agreed to purchase the from VIF the shares of Cyalume common stock that VIF purchased using the proceeds of the loan, concurrent with the closing of Cyalume’s acquisition of CTI, at a purchase price equal to the aggregate purchase price that VIF paid for the shares. The proceeds from the sale of the shares were applied by VIF to repay the loan. Interest on the loan accrued at a rate of 18% per annum. On the closing of the acquisition of CTI, Cyalme paid accrued interest due on the senior promissory note issued by VIF. In connection with the loan, CTI paid the Lender a $200,000 commitment fee, $20,000 of prepaid interest on the note and $50,000 of the Centurion’s legal fees. Centurion also received 40,000 shares of Cyalume’s common stock and three-year warrants to purchase 100,000 shares of Company’s common stock exercisable at an exercise price of $8.00 per share, subject to adjustment in certain events, and has been granted certain demand and piggyback registration rights with respect to the 40,000 shares and the shares issuable upon exercise of the warrants. All amounts due and owing under the loan were paid in full to Centurion on December 19, 2008.

In connection with the note purchase agreement, as security for the repayment of the loan, Centurion had been granted a security interest in the shares and Mr. Eitan’s interest in VIF, as its sole member, pursuant to the terms of the stock pledge agreement and security agreement, respectively. The shares were released from escrow after the closing of the acquisition of CTI and the repayment of the Loan.

DESCRIPTION OF SECURITIES

General

Cyalume is authorized to issue 50,000,000 shares of common stock, par value $.001, and 1,000,000 shares of preferred stock, par value $.001. As of the date of this prospectus, 15,321,303 shares of common stock are outstanding, held by 34 holders of record. No shares of preferred stock are currently outstanding.

Common Stock

Holders of Cyalume’s common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to preferred stock, holders of common stock of the Company are entitled to receive dividends if and when declared by the Board of Directors. Subject to the prior rights of the holders, if any, of preferred shares, holders of common stock are entitled to share ratably in any distribution of the assets of the Company upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series. The Board of Directors of the Company, without approval of the stockholders, are authorized to designate series of preferred stock and to fix the rights, privileges, restrictions and conditions to be attached to each such series. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the common stock.

As of the date of this document, there are no outstanding shares of preferred stock of any series.

Warrants

Cyalume has approximately 4,220,256 warrants currently outstanding, entitling the registered holder to purchase one share of common stock at $5.00 per share. Cyalume also has one unit purchase option outstanding, entitling the holder to purchase 731,250 units, consisting of one share of common stock and one warrant to purchase one share of common stock at $5.50 per share, at an exercise price of $8.80 per unit. The warrants are each subject to adjustment as discussed below, and are exercisable at any time commencing on the completion of the acquisition. The warrants will expire at 5:00 p.m., New York City time on April 25, 2012.

Cyalume may call the warrants for redemption in whole and not in part, at a price of $0.01 per warrant, at any time after they become exercisable, upon not less than 30 days’ prior written notice of redemption to each warrant holder; and if, and only if, the reported last sale price of the common stock equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The warrants have been issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and Cyalume.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, acquisition or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to Cyalume, for the number of warrants being exercised. Warrant holders do not have the rights or privileges of holders of common stock, or any voting rights, until they exercise their warrants and receive common stock. After the issuance of common stock upon exercise of the warrants, each holder will be entitled to one vote for each common share held of record on all matters to be voted on by stockholders.

The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon their exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. No fractional shares will be issued upon exercise of the warrants. However, if a warrant holder exercises all warrants then owned of record by him, Cyalume will pay to the warrant holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount for such fractional share in cash based on the market value of the common stock on the last trading day prior to the exercise date.

In connection with the transaction with Catalyst Private Equity Partners (Israel) II LP, we issued to Catalyst warrants to purchase up to 118,750 shares of Cyalume common stock on October 15, 2008. The warrants terminate five years after issuance and are exercisable for $8.00 per share of our common stock. The warrants are exercisable on a cashless basis at the option of Catalyst. The warrants do not have any anti-dilution protection except in the case of significant corporate events such as splits or dividends of shares. The subscription agreement provides that Catalyst will be entitled to demand and piggyback registration rights.

In connection with the transaction with Centurion Credit Group Master Fund L.P., we issued to Centurion warrants to purchase up to 100,000 shares of Cyalume common stock on December 10, 2008. The warrants terminate three years after issuance and are exercisable for $8.00 per share of our common stock. The subscription agreement provides that Centurion will be entitled to demand and piggyback registration rights.

Unissued Shares of Capital Stock

Common Stock.  We have approximately 15,321,303 shares of common stock outstanding and 34,678,697 authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances Cyalume could use them to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control, by, for example, issuing shares in private placements to purchasers who might side with the Board of Directors in opposing a hostile takeover bid.

Preferred Stock.  Our Fifth Amended and Restated Certificate of Incorporation grants the Board of Directors the authority, without any further vote or action by stockholders, to issue preferred stock in one or more series, fix the number of shares constituting the series and establish the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, redemption rights and liquidation preferences of the shares of the series. The existence of authorized but unissued preferred stock could reduce the Company’s attractiveness as a target for an unsolicited takeover bid, since the Company could, for example, issue preferred stock to parties who might oppose such a takeover bid, or issue shares with terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, discourage bids for the common stock at a premium over the market price, and adversely affect the market price, and voting and other rights of holders of common stock.

Limitation of Liability of Directors and Officers

Our Fifth Amended and Restated Certificate of Incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent this limitation or exemption is not permitted by the Delaware General Corporation Law. As currently enacted, the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

The principal effect of this provision is that a stockholder will be unable to recover monetary damages against a director for breach of fiduciary duty unless the stockholder can demonstrate that one of the exceptions listed above applies. This provision, however, does not eliminate or limit liability arising under federal securities laws. Our charter does not eliminate the fiduciary duties of our directors. The inclusion of this provision in our charter may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of his or her fiduciary duties.

The Delaware General Corporation Law provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, in connection with various proceedings, other than an action brought by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of an action brought by or in the right of the corporation (commonly known as “derivative suits”), except that indemnification in such a case may only extend to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The Company’s charter and, with regard to our officers, our bylaws, provide that the we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Under these provisions and subject to the Delaware General Corporation Law, we are required to indemnify our directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s position with the combined company or another entity that the director or officer serves as a director, officer, employee or agent at the Company’s request, subject to various conditions, and to advance funds to the Company’s directors and officers before final disposition of such proceedings to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in the best interest of the Company. The bylaws also specifically authorize the Company to maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the combined company, or is or was serving at the Company’s request as a director, officer, employee or agent of another entity, against certain liabilities.

Change of Control Provisions

A number of provisions in our charter and bylaws and under Delaware law may make it more difficult to acquire control of Cyalume. These provisions may have the effect of delaying, deferring, discouraging, preventing or rendering more difficult a future takeover attempt which is not approved by our Board, but which individual stockholders may deem to be in their best interests or in which they may receive a substantial premium over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions may also adversely affect the prevailing market price of the common stock. These provisions, which are described below, are intended to:

•	Enhance the likelihood of continuity and stability in the Board of Directors;
•	Discourage some types of transactions that may involve an actual or threatened change in control;
•	Discourage certain tactics that may be used in proxy fights;
•	Ensure that the Board of Directors will have sufficient time to act in what it believes to be in the best interests of the company and its stockholders; and
•	Encourage persons seeking to acquire control to consult first with the Board to negotiate the terms of any proposed business combination or offer.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the shares of Cyalume common stock, warrants and units is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, (212) 936-5100.

SHARES ELIGIBLE FOR FUTURE SALE

Cyalume currently has 15,321,303 shares outstanding. Of these shares, the 6,848,671 shares sold in Cyalume’s initial public offering are freely tradable without restriction or further registration under the Securities Act of 1933, as amended except for any shares purchased by one of Cyalume’s affiliates within the meaning of Rule 144 under the Securities Act of 1933, as amended. In addition, contemporaneously with the closing of the acquisition of CTI, Cyalume and the persons who received Cyalume common stock pursuant to the acquisition entered into an investor rights agreement, which, among other things, provided for demand and piggy-back registration rights of the securities. Pursuant to that agreement, each seller also agreed not to dispose of the securities to be held by such member as follows: (i) 20% of the common stock will not be disposed of until 120 days following the closing date: (ii) additional 20% of the common stock will not be disposed of until 150 days following the closing date; and (iii) the remaining 60% will not be disposed of until 180 days following the closing date. Additionally, any of these shares held by “affiliates,” as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders, will also be restricted from public sale as “restricted stock.” The persons who received Cyalume common stock pursuant to the transaction with CTI would not be permitted to sell their shares pursuant to Rule 144 until one year after Cyalume files its Current Report on Form 8-K with the SEC.

In addition, there are 4,001,506 outstanding warrants that were issued in Cyalume’s initial public offering, each for the purchase of one share. The shares issuable upon exercise of the warrants will also be freely tradable, provided that there is a registration statement in effect at the time of their exercise. Cyalume intends to use its best efforts to cause such a registration statement to be in effect at that time that the warrants become exercisable. In addition, in connection with Cyalume’s initial public offering, Cyalume issued a unit purchase option to the representative of the underwriters which is exercisable for 731,250 units, consisting of one share and one warrant to purchase one share at $5.50 per share, at an exercise price of $8.80 per unit. The securities underlying the representative’s unit purchase option and underlying securities have registration rights and may be sold according to Rule 144.

In connection with a subscription agreement with Catalyst, Cyalume issued to Catalyst warrants to purchase up to 118,750 shares of Cyalume common stock on October 15, 2008. The warrants terminate five years after issuance and are exercisable for $8.00 per share of Cyalume’s common stock. The warrants are exercisable on a cashless basis at the option of Catalyst. The warrants do not have any anti-dilution protection except in the case of significant corporate events such as splits or dividends of shares.

In connection with a bridge loan to Cyalume made by Centurion Credit Group Master Fund L.P. Cyalume issued Centurion warrants to purchase up to 100,000 shares of Cyalume common stock on December 10, 2008. The warrants terminate three years after issuance and are exercisable for $8.00 per share of Cyalume’s common stock.

Therefore, there will be an aggregate of 5,682,756 shares that may be issued in the future upon exercise of outstanding warrants and unit purchase options, consisting of 4,001,506 outstanding warrants that were issued in Cyalume’s initial public offering, 731,250 common stock purchase warrants and 731,250 shares of common stock underlying the units issuable upon exercise of the underwriter’s unit purchase option, 118,750 warrants issued to Catalyst and 100,000 warrants issued to Centurion.

Rule 144.  Rule 144 is unavailable for the resale of restricted securities initially issued by a “blank-check” or “shell” company, both before and after an initial business combination, despite technical compliance with the requirements of Rule 144. Accordingly, such restricted securities can be resold only through a registered offering or pursuant to another exemption from registration. Notwithstanding the foregoing, a person who beneficially owns restricted securities of a company which:

•	has ceased to qualify as a “blank-check” or “shell” company;
•	is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•	has filed all reports and other materials required to be filed by Section 13 or 15(d), as applicable, during the preceding 12 months (or such shorter period that the company was required to file such reports and materials); and

•	has filed certain information with the SEC (“Form 10 information”) reflecting that it is no longer a “blank-check” or “shell” company may, after one year has elapsed from the filing of the “Form 10 information,” within any three-month period resell a number of such restricted securities that does not, with respect to the ordinary shares, exceed the greater of either of the following:
•	1% of the total number of ordinary shares then outstanding; or
•	the average weekly trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited based on the availability of current public information about Cyalume, and, in the case of sales by affiliates, by manner of sale provisions and notice requirements.

We can make no prediction about the effect that market sales of our common stock or the availability for sale of our common stock will have on its market price. Sales of substantial amounts of common stock in the public market could adversely affect the market price for our securities and could impair our future ability to raise capital through the sale of common stock or securities linked to it.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Loeb & Loeb LLP, New York, New York.

EXPERTS

The consolidated balance sheets of CTI and its subsidiary as of December 31, 2007 and December 31, 2006 and the related consolidated statements of operations, changes in stockholder’s equity (deficit), and cash flows for the year ended December 31, 2007 and for the period from January 24, 2006 to December 31, 2006 appearing in the Company’s proxy statement filed with the Commission on December 4, 2008 have been audited by CCR LLP (formerly knows as Carlin, Charron & Rosen, LLP), independent registered public accounting firm, as set forth in their report appearing herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The balance sheet of Vector Intersect Security Acquisition Corp. (a corporation in the development state) as of December 31, 2007 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2007 and the period from July 19, 2005 (inception) to December 31, 2007 appearing in the Company’s proxy statement filed with the Commission on December 4, 2008, have been audited by Miller, Ellin & Company, LLP, independent registered public accounting firm, as set forth in their report appearing herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The balance sheet of Vector Intersect Security Acquisition Corp. (a corporation in the development stage) as of December 31, 2006 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended and appearing in the Company’s proxy statement filed with the Commission on December 4, 2008 have been audited by Goldstein Golub Kessler LLP, independent registered public accounting firm, as set forth in their report appearing herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to the shares to be sold in this offering. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

CYALUME TECHNOLOGIES, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Cyalume Technologies, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Cyalume Technologies, Inc. and Subsidiary (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholder’s equity, and cash flows for the year ended December 31, 2007 and for the period from January 24, 2006 (date of acquisition) to December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cyalume Technologies, Inc. and Subsidiary as of December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for the year ended December 31, 2007 and for the period January 24, 2006 (date of acquisition) to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Carlin, Charron & Rosen, LLP

Glastonbury, Connecticut
May 23, 2008

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
(In Thousands)

	December 31, 2007	December 31, 2006
ASSETS
Current assets
Cash	$5,743	$3,040
Accounts receivable, net of allowance for doubtful accounts of $596 and $646 at December 31, 2007 and 2006, respectively	3,329	2,118
Inventories, net	8,743	7,790
Restricted cash	—	594
Deferred income taxes	553	396
Prepaid expenses and other current assets	440	341
Income taxes refundable	—	7
Total current assets	18,808	14,286
Property, plant and equipment, net	9,974	8,603
Intangible assets, net	31,805	34,294
Goodwill	24,419	24,309
Debt issue costs, net	385	484
Total assets	$85,391	$81,976
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$3,152	$10,798
Accounts payable	2,603	1,256
Accrued liabilities	3,592	4,183
Income tax payable	1,305	701
Asset retirement obligation	—	44
Total current liabilities	10,652	16,982
Long-term debt, net of current portion	37,737	40,341
Deferred income taxes	4,949	6,465
Asset retirement obligations, net of current portion	166	156
Total liabilities	53,504	63,944
Commitments and contingencies	—	—
Stockholder’s equity
Class A common stock	1	1
Class B common stock	—	—
Additional paid-in capital	34,134	21,134
Accumulated other comprehensive income – foreign currency translation	1,248	416
Accumulated deficit	(3,496)	(3,519)
Total stockholder’s equity	31,887	18,032
Total liabilities and stockholder’s equity	$85,391	$81,976

The accompanying notes are an integral part of these consolidated financial statements.

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except per Share Data)

	Year Ended December 31, 2007	January 24, 2006 to December 31, 2006
Net revenues	$39,026	$27,471
Cost of goods sold	19,072	17,130
Gross profit	19,954	10,341
Other expenses (income):
Selling expenses	3,412	2,587
General and administrative expenses	7,814	4,951
Interest expense, net	6,366	6,344
Foreign currency loss, net	180	2
Amortization of intangible assets	2,612	2,378
Other income, net	(723)	(399)
Total other expenses	19,661	15,863
Income (loss) before income taxes	293	(5,522)
Provision for (benefit from) income taxes	270	(2,003)
Net income (loss)	$23	$(3,519)
Net income (loss) per share (basic and diluted)	$0.00	$(0.30)
Weighted average shares used in computing basic and diluted net income (loss) per share	11,555	11,555

The accompanying notes are an integral part of these consolidated financial statements.

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY
(In Thousands, Except Shares)

	Class A Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholder’s Equity	Comprehensive Loss
	Shares	Amount
Balance at January 24, 2006	11,555,331	$1	$19,999	$—	$—	$20,000
Net loss	—	—	—	—	(3,519)	(3,519)	(3,519)
Investments by parent company	—	—	1,135	—	—	1,135
Foreign currency translation adjustments	—	—	—	416	—	416	416
Comprehensive loss							$(3,103)
Balance at December 31, 2006	11,555,331	1	21,134	416	(3,519)	18,032
Net income	—	—	—	—	23	23	23
Investments by parent company	—	—	13,000	—	—	13,000
Foreign currency translation adjustments	—	—	—	832	—	832	832
Comprehensive loss							$855
Balance at December 31, 2007	11,555,331	$1	$34,134	$1,248	$(3,496)	$31,887

The accompanying notes are an integral part of these consolidated financial statements.

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended December 31, 2007	January 24, 2006 to December 31, 2006
Cash Flows from operating activities
Net income (loss)	$23	$(3,519)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property, plant and equipment	610	513
Amortization of intangible assets	2,612	2,389
Amortization of capitalized debt issue costs	99	103
Amortization of discount on long-term debt	237	198
Paid in kind interest expense on long-term debt	535	565
Provision for bad debts	(76)	294
Provision for inventory obsolescence	883	2,131
Accretion of asset retirement obligation	10	9
Provision for deferred income taxes	(1,673)	(2,646)
Unrealized foreign exchange losses	111	—
Loss on disposal of property, plant and equipment	—	3
Acquisition costs capitalized to goodwill	—	(239)
Changes in operating assets and liabilities:
Accounts receivable	(1,083)	5,134
Inventories	(1,648)	(1,021)
Prepaid expenses and other current assets	(70)	(131)
Restricted cash	617	(411)
Accounts payable and accrued liabilities	652	(495)
Income taxes payable, net	493	884
Net cash provided by operating activities	2,332	3,761
Cash flows from investing activities
Purchases of property, plant and equipment	(1,811)	(600)
Purchase of trademark	(18)	(1)
Proceeds on disposal of property, plant and equipment	1	—
Remediation costs paid relating to asset retirement obligation	(44)	—
Net cash used in investing activities	(1,872)	(601)
Cash flows from financing activities
Repayment of line of credit	—	(500)
Principal payments on long-term debt	(10,803)	(2,220)
Payment of debt issue costs	(268)	(256)
Investment by parent company	13,000	1,135
Net cash provided by (used in) financing activities	1,929	(1,841)
Effect of exchange rate changes on cash	314	91
Net increase in cash	2,703	1,410
Cash, beginning of period	3,040	1,630
Cash, end of period	$5,743	$3,040

The accompanying notes are an integral part of these consolidated financial statements.

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and December 31, 2006
(In Thousands)

1. Basis of Presentation and Description of Business

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Cyalume Technologies, Inc. and its wholly-owned subsidiary, Cyalume Technologies, S.A. (collectively, the “Company”), and are prepared in accordance with accounting principles generally accepted in the United States of America. All significant intercompany balances and transactions have been eliminated in consolidation. The Company is a wholly-owned subsidiary of GMS Acquisition Partners Holdings, LLC (“Holdings”).

On January 23, 2006, GMS Acquisition Partners, LLC (“GMS”) acquired all of the outstanding capital stock of Omniglow Corporation (“Omniglow”) (the “Transaction”). Concurrent with the Transaction, GMS was merged into Omniglow and officially changed its name to Cyalume Technologies, Inc. Omniglow had a wholly-owned subsidiary (Omniglow, S.A.), which was also acquired by GMS via the acquisition of Omniglow. Omniglow, S.A.’s named was changed to Cyalume Technologies, S.A. concurrent with the Transaction as well. The Transaction was funded by $20,000 of cash and $53,500 of debt financing ($53,000 of notes payable and a $500 line of credit) (See Note 10) for a total cash purchase price of $70,000 plus $3,500 costs associated with the Transaction and the assumption of certain liabilities.

The Company’s accounting for the Transaction follows the requirements of Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS No. 141”), which requires that purchase accounting treatment of the Transaction be reflected as a new basis of accounting for the Company, resulting in the adjustment of all assets and liabilities to their respective fair values as of the acquisition date. That adjustment to fair value has been determined using the guidance in SFAS No. 141, whereby the purchase price including assumed liabilities, deferred financing and other transaction costs, deferred tax assets of $422 and deferred tax liabilities of $9,137, has been allocated to the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed with the excess allocated to goodwill.

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and December 31, 2006
(In Thousands)

1. Basis of Presentation and Description of Business  – (continued)

As of January 24, 2006, the adjusted bases of the assets and liabilities of Cyalume Technologies, Inc. and Cyalume Technologies, S.A. were:

	Cyalume Technologies, Inc.	Cyalume Technologies, S.A.	Eliminations	Total
Cash	$706	$924	$—	$1,630
Accounts receivable, net	6,854	690	(39)	7,505
Inventories, net	7,404	1,357	—	8,761
Other current assets	46	386	—	432
Deferred income taxes	422	—		422
Property, plant and equipment	7,066	1,335	—	8,401
Developed technologies, including patents	7,991	—	—	7,991
Trade name / trademarks	4,254	—	—	4,254
Customer relationships	22,556	918	—	23,474
Non-compete agreements	885	—	—	885
Investment in Cyalume Technologies, S.A.	4,890	—	(4,890)	—
Restricted cash	—	149	—	149
Deferred financing costs	1,345	—		1,345
Goodwill	23,122	872	—	23,994
Total assets	87,541	6,631	(4,929)	89,243
Accounts payable	3,486	301	(39)	3,748
Accrued expenses	1,227	874	—	2,101
Long-term debt	—	566	—	566
Deferred income taxes	9,137	—		9,137
Asset retirement obligation	191	—	—	191
Total liabilities	14,041	1,741	(39)	15,743
Net assets	$73,500	$4,890	$(4,890)	$73,500

Description of Business

Cyalume Technologies, Inc. manufactures and sells chemiluminescent products and reflective and photoluminescent materials to military, commercial and public safety markets. The Company’s wholly-owned subsidiary, Cyalume Technologies, S.A. is geographically located in France and represents the Company in certain international markets, primarily in Europe and Asia.

The Company sells to customers located in the United States of America and in international markets. Revenues to customers outside the United States represent 38% and 31% of net revenues for the year ended December 31, 2007 and the period ended December 31, 2006, respectively.

Concentrations

Two customers account for 69% of net revenues for the year ended December 31, 2007 and one customer accounts for 30% of gross accounts receivable as of December 31, 2007. Four customers account for 56% of net revenues for the period ended December 31, 2006 and two customers account for 36% of gross accounts receivable as of December 31, 2006.

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and December 31, 2006
(In Thousands)

1. Basis of Presentation and Description of Business  – (continued)

The Company’s business depends significantly on two key customers. The Company’s primary customers are the United States Department of Defense and the N.A.T.O. Maintenance and Supply Agency (NAMSA), which accounted for 69% and 46% of net revenues for the year ended December 31, 2007 and the period ended December 31, 2006, respectively.

2. Summary of Significant Accounting Policies

Fiscal Year

The consolidated financial statements contain two periods: the period ended December 31, 2006 and the year ended December 31, 2007.

A consolidated balance sheet of Cyalume Technologies, Inc. and Subsidiary is presented as of December 31, 2006 and the related consolidated statement of operations, changes in stockholder’s equity, and cash flows for the period beginning with the Transaction on January 24, 2006 and ending on December 31, 2006 (the “period ended December 31, 2006”).

A consolidated balance sheet of Cyalume Technologies, Inc. and Subsidiary is presented as of December 31, 2007 and the related consolidated statements of operations, changes in stockholder’s equity, and cash flows for the year ended December 31, 2007 (“the year ended December 31, 2007”).

Foreign Operations

The Company translates the accounts of its foreign subsidiary using the local currency as the functional currency. Translation gains and losses are recorded as a separate component of stockholder’s equity. Gains and losses result from transactions which are denominated in other than the functional currencies. Such gains and losses are classified as foreign currency gains and losses in the accompanying consolidated statement of operations and comprehensive loss.

Comprehensive Income

Comprehensive income, as defined by Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, accounts for changes in the stockholder’s equity of the Company resulting from non-shareholder sources. All transactions that would cause comprehensive income to differ from net income have been recorded and disclosed for the year ended December 31, 2007 and the period ended December 31, 2006 and relate to the translation of the accounts of the Company’s foreign subsidiary.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are used when accounting for certain items such as reserves for inventory, accounts receivable and deferred tax assets, assessing the carrying value of intangible assets including goodwill, determining the useful lives of property, plant and equipment and intangible assets and in determining asset retirement obligations. Estimates are based on historical experience, where applicable, and assumptions that the Company believes are reasonable under the circumstances. Due to the inherent uncertainty involved with estimates, actual results may differ.

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and December 31, 2006
(In Thousands)

2. Summary of Significant Accounting Policies  – (continued)

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash, accounts receivable, accounts payable, accrued expenses and long-term debt, approximate their fair value.

Cash

The Company maintains its cash in bank deposit accounts at various financial institutions. The individual balances, at times, may exceed federally insured limits. At December 31, 2007 and 2006, the Company exceeded federally insured limits by $4,204 and $3,191, respectively.

Accounts Receivable

Accounts receivable are recorded at the aggregate unpaid amount less any allowance for doubtful accounts. The allowance is based on historical bad debt experience and the specific identification of accounts deemed uncollectible. The Company determines an account receivable’s delinquency status based on its contractual terms. Interest is not charged on outstanding balances. Accounts are written-off only when all methods of recovery have been exhausted.

The Company controls credit risk through initial credit evaluations and approvals, credit limits, and monitoring procedures. The Company performs ongoing credit evaluations of its customers but does not require collateral to support accounts receivable.

Inventories

Inventories are stated at the lower of cost (determined on a first-in first-out (“FIFO”) method) or net realizable value.

The Company periodically reviews the realizability of its inventory. Provisions are established for potential obsolescence. Determining adequate reserves for inventory obsolescence requires management’s judgment. Conditions impacting the realizability of the Company’s inventory could cause actual asset write-offs to be materially different than the reserve balances as of year end.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed under the straight-line method over the estimated useful lives of four to seven years for equipment and 15 to 30 years for buildings and improvements.

Goodwill

The provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, have been applied at December 31, 2007 and 2006. Goodwill is deemed to have an indefinite life, and accordingly is not subject to annual amortization. Goodwill is subject to annual impairment reviews, and, if conditions warrant, interim reviews based upon its estimated fair value. Impairment charges, if any, are recorded as a component of operating expenses in the period in which the impairment is determined.

Debt Issue Costs

As required by Accounting Principles Board Opinion (APB) No. 21, Interest on Receivables and Payables, costs paid to lenders to obtain original financing are presented as discounts on the related debt and are amortized to interest expense over the term of the related financing, using the effective interest method (unless the financing is a line of credit, in which case the straight-line method is used). Such costs paid to third parties are presented as assets and are amortized to interest expense in the same manner as costs paid to lenders.

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and December 31, 2006
(In Thousands)

2. Summary of Significant Accounting Policies  – (continued)

As required by Emerging Issues Task Force (EITF) Issue 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, costs paid to lenders to modify existing financing are presented as discounts on the related debt and are amortized to interest expense over the remaining term of the related financing, using the effective interest method. Such costs paid to third parties are presented as interest expense when incurred.

Intangible Assets

Developed technologies, including patents, are amortized over 11 to 20 year lives on a straight-line basis.

Trademarks and trade names are amortized over 10 to 18 year lives on a straight-line basis.

Purchased customer relationships are amortized over 16 and 17 year lives on a straight-line basis.

Noncompete agreements are amortized over a five year life on a straight-line basis.

Long-Lived Assets

Following the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such reviews are based on a comparison of the asset’s undiscounted cash flows to the recorded carrying value for the asset. If the asset’s recorded carrying value exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset, the asset is written down to its estimated fair value. To estimate that fair value, the Company will use the most appropriate valuation technique for the circumstances and for which sufficient data is available.

Impairment charges, if any, are recorded in the period in which the impairment is determined. Identifiable assets will continue to be amortized over their useful lives and be reviewed for impairment in accordance with SFAS No. 144.

Revenue Recognition

Revenue from the sale of products is recognized when the earnings process is complete and the risks and rewards of ownership have transferred to the customer upon their receipt of the products. Costs and related expenses to manufacture the products are recorded as costs of goods sold when the related revenue is recognized.

The Company has several significant contracts providing for the sale of indefinite quantities of items at fixed per unit prices, subject to adjustment for certain economic factors. Revenue under these contracts is recognized when goods ordered under the contracts are received by the customer. Whenever costs change, the Company reviews the pricing under these contracts to determine whether they require the sale of products at a loss. To date, the Company has no loss contracts which would require the accrual of future losses in the current financial statements.

Taxes Collected from Customers

Sales taxes collected from customers are not considered revenue and are included in accounts payable and accrued liabilities until remitted to the taxing authorities.

Shipping and Handling Costs

Shipping and handling costs are included in selling expenses in the accompanying consolidated statements of operations. These shipping expenses were approximately $647 and $693 for the year ended December 31, 2007 and the period ended December 31, 2006, respectively.

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and December 31, 2006
(In Thousands)

2. Summary of Significant Accounting Policies  – (continued)

Advertising Costs

Advertising costs are expensed as incurred and are primarily included in selling expenses in the accompanying consolidated statements of operations. Advertising expense was $129 and $60 for the year ended December 31, 2007 and the period ended December 31, 2006, respectively.

Research and Development Costs

Research and development costs are expensed as incurred. Such costs were $1,417 for the year ended December 31, 2007 and $871 for the period ended December 31, 2006 and are included in general and administrative expenses in the accompanying consolidated statements of operations.

Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are recognized when, based upon available evidence, realization of the assets is more likely than not.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Cyalume Technologies, Inc.’s tax years 2004 through 2007 remain subject to examination by federal and various state tax jurisdictions. Cyalume Technologies, S.A.’s tax years 2006 and 2007 remain subject to examination as the French tax authorities recently completed their audits of tax years 2004 and 2005.

The Company classifies interest on tax deficiencies as interest expense and income tax penalties as other miscellaneous expenses. For the year ended December 31, 2007 and the period ended December 31, 2006, interest expense and penalties relating to tax deficiencies were not significant.

Net Income and Net Loss per Common Share

Basic net income and net loss per common share are computed by dividing net income or net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. The Company does not have any common stock equivalents during the year ended December 31, 2007 and the period ended December 31, 2006. If such common stock equivalents did exist, they would not be included in the net loss per common share calculation as their inclusion would be antidilutive.

New Accounting Pronouncements

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155 Accounting for Certain Hybrid Financial Instruments (“SFAS No. 155”), which amends Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”) and

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and December 31, 2006
(In Thousands)

2. Summary of Significant Accounting Policies  – (continued)

Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”). SFAS No. 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. The adoption of SFAS No. 155, effective January 1, 2007, did not have a material impact on the Company’s consolidated financial statements.

In June 2006, the FASB issued FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. FIN 48 defines the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 on January 1, 2007. The Company’s adoption of FIN 48 did not result in an adjustment to the opening balance of retained earnings as of January 1, 2007 since the Company did not increase its liability for unrecognized tax benefits.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which is effective for fiscal years beginning after November 15, 2007 for all companies. The objective of SFAS No. 157 is to define fair value, establish a framework for measuring fair value and expand disclosures regarding a company’s fair value measurements. The Company is currently evaluating the impact that SFAS No. 157 will have on the Company’s consolidated financial statements effective with its adoption on January 1, 2008.

In February 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”), which permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected would be reported in earnings. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact that SFAS No. 159 will have on the Company’s consolidated financial statements effective with its adoption on January 1, 2008.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“SFAS 141R”), which changes how business acquisitions are accounted for. FAS No. 141R requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard will, among other things, impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquired contingencies, acquisition-related restructuring costs, in-process research and development, indemnification assets and tax benefits. SFAS No. 14IR is effective for the Company for business combinations and adjustments to an acquired entity’s deferred tax asset and liability balances occurring after December 31, 2008. The Company is currently evaluating the future impacts and disclosures of this standard.

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and December 31, 2006
(In Thousands)

3. Inventories

Inventories consisted of the following:

	December 31, 2007	December 31, 2006
Raw materials	$6,003	$4,506
Work-in-process	3,461	3,147
Finished goods	2,311	2,275
	$11,775	$9,928
Less: Reserves	(3,032)	(2,138)
	$8,743	$7,790

4. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	December 31, 2007	December 31, 2006
Value added taxes receivable	$281	$100
Litigation award receivable	—	137
Prepaid expenses	131	93
Other receivables	28	11
	$440	$341

5. Property, Plant and Equipment

Property, plant and equipment consisted of the following:

	December 31, 2007	December 31, 2006
Land	$1,382	$1,335
Building and improvements	5,330	5,049
Machinery and equipment	4,309	2,733
	11,021	9,117
Less: Accumulated depreciation	(1,047)	(514)
	$9,974	$8,603

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and December 31, 2006
(In Thousands)

6. Debt Issue Costs

Unamortized costs paid to third parties to obtain the Company’s originally issued long-term debt were $385 and $484 as of December 31, 2007 and December 31, 2006, respectively.

The future amortization expense for each of the five succeeding years and beyond relating to capitalized debt issue cost assets is estimated at December 31, 2007 to be:

Year Ending
December 31, 2008	$100
December 31, 2009	106
December 31, 2010	113
December 31, 2011	64
December 31, 2012	2
$385

7. Intangible Assets

Intangible assets consisted of the following:

As of December 31, 2007	Cost	Accumulated Amortization	Net Book Value
Developed technologies, including patents	$8,009	$1,393	$6,616
Trademarks and trade names	4,255	453	3,802
Purchased customer relationships	23,670	2,829	20,841
Noncompete agreements	885	339	546
	$36,819	$5,014	$31,805

As of December 31, 2006	Cost	Accumulated Amortization	Net Book Value
Developed technologies, including patents	$7,991	$666	$7,325
Trademarks and trade names	4,255	217	4,038
Purchased customer relationships	23,554	1,346	22,208
Noncompete agreements	885	162	723
	$36,685	$2,391	$34,294

The future amortization expense for each of the five succeeding years and beyond relating to intangible assets is estimated at December 31, 2007 to be:

Year Ending
December 31, 2008	$2,632
December 31, 2009	2,632
December 31, 2010	2,632
December 31, 2011	2,470
December 31, 2012	2,456
Thereafter	18,983
$31,805

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and December 31, 2006
(In Thousands)

7. Intangible Assets  – (continued)

As required by SFAS 144, management reviewed events and circumstances for indications of possible impairment of the above intangible assets and determined that testing for possible impairment was not necessary at December 31, 2007 and 2006.

8. Goodwill

Goodwill represents the excess of the cost of acquiring the Company over the net fair value assigned to assets acquired and liabilities assumed.

During the period ended December 31, 2006, the Company incurred an additional $239 of legal costs directly related to the Transaction that have been presented as an increase to goodwill as well as the impact of the Company’s foreign currency translation adjustment.

During the year ended December 31, 2007, the only increase in goodwill is a result of the Company’s foreign currency translation adjustment.

The Company performed its annual impairment test following the guidance in SFAS No. 142, Goodwill and Other Intangible Assets, as of December 31, 2007 and December 31, 2006 and it was determined that no impairment existed.

9. Lines of Credit

Cyalume Technologies, S.A. has lines of credit with a combined maximum borrowing capacity of €480 ($707 and $634 as of December 31, 2007 and 2006, respectively) under which there were no outstanding borrowings at December 31, 2007 or 2006. The lines’ interest rates are variable, based on the Euro Overnight Index Average and the 3-month Euro Interbank Offered Rate. At December 31, 2007, interest rates on the lines ranged from 5.416% to 8.6%. At December 31, 2006, interest rates on the lines ranged from 5.19% to 8.6%.The lines are collateralized by substantially all business assets of Cyalume Technologies, S.A. The lines have indefinite termination dates but can be renegotiated periodically.

Cyalume Technologies, Inc. has a line of credit with a maximum borrowing capacity of $2,000 ($4,000 at December 31, 2006). Interest is determined using the same methodology used to determine interest on the Senior Tranche A Note (see Note 10, Long-Term Debt). The line of credit is collateralized by substantially all assets of the Company and expires on January 23, 2010. Restrictions in the Senior Debt Agreements allow borrowings against the line of credit only if certain financial ratios related to EBITDA, leverage and fixed charges are met and as long as other non-financial requirements are met. Periodically, the Company has not met certain of these requirements and has not borrowed against the line of credit and, therefore, there were no outstanding borrowings on the line as of December 31, 2007 or 2006.

10. Long-Term Debt

Cyalume Technologies, S.A. had a loan which financed the purchase of equipment and was due in monthly installments of principal of €3 ($5 as of December 31, 2006) plus interest. The loan bore interest at a fixed rate of 5.80% per year. The loan was collateralized by equipment of Cyalume Technologies, S.A. As of December 31, 2006, €9 ($12 as of December 31, 2006) was outstanding under this loan. The loan was repaid in full during 2007.

Cyalume Technologies, S.A. has a mortgage loan with a bank which is due in monthly installments of €7 ($10 and $9 as of December 31, 2007 and 2006, respectively), including interest, with the last payment due November 2011. The loan bears interest at a fixed rate of 5.95% per year. Outstanding principal is €297 ($437) at December 31, 2007 and €362 ($478) at December 31, 2006. The mortgage loan is collateralized by the real property of Cyalume Technologies, S.A.

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and December 31, 2006
(In Thousands)

10. Long-Term Debt  – (continued)

As discussed in Note 1, Basis of Presentation and Description of Business, $53,000 of notes payable were incurred on the purchase of the Company. The $53,000 of notes payable consisted of $27,500 Senior Tranche A Notes, $12,500 Senior Tranche B Notes and $13,000 Subordinated Notes. The Senior Tranche A Notes are senior in payment priority to the Senior Tranche B Notes, which are all senior in payment priority to the Subordinate Notes.

The Senior Tranche A Notes are payable in quarterly principal installments of $700, which commenced on April 23, 2006 and end on October 23, 2010 (except for (a) April 23, 2007, on which a $10,000 principal payment was required and (b) July 23 and October 23, 2007 and January 23, 2008 on which no principal payments were required) with one final payment of $7,000 due on January 23, 2011. Outstanding principal is $14,700 and $25,400 at December 31, 2007 and 2006, respectively. Interest is also payable quarterly and is determined based on the unpaid principal balance at a margin percentage that is based on the Company’s financial performance plus either (a) the greater of (i) the Prime Rate or (ii) the Federal Funds Effective Rate plus 0.5% or (b) the average British Bankers Association Interest Settlement Rate (adjusted for certain Federal Reserve System reserves) until the note is repaid in full. Interest rates charged as of December 31, 2007 and 2006 were 8.80% and 9.53%, respectively. The Senior Tranche A Notes are collateralized by substantially all assets of the Company and require various restrictive financial and nonfinancial covenants, such as minimum EBITDA thresholds, maximum leverage ratios and a restriction on dividends.

In January 2008, the Company reached a settlement with the Sellers (see Note 18, Subsequent Events) pursuant to which the Company received $3,000 cash. A provision of the debt agreements requires the Company to make an additional one-time principal payment equal to the amount of any settlement received, less direct third-party costs incurred in pursuit of the settlement. Accordingly, in May 2008 a principal payment of $950 was made on the Senior Tranche A Notes in addition to the principal payments described in the preceding paragraph.

The Senior Tranche B Notes are payable in one principal installment of $12,500 on July 23, 2011. Interest is payable quarterly and is determined based on the unpaid principal balance at a margin percentage that is based on the Company’s financial performance plus either (a) the greater of (i) the Prime Rate or (ii) the Federal Funds Effective Rate plus 0.5% or (b) the average British Bankers Association Interest Settlement Rate (adjusted for certain Federal Reserve System reserves) until the notes are repaid in full. Interest rates charged as of December 31, 2007 and 2006 were 13.90% and 14.62%, respectively. The Senior Tranche B Notes are collateralized by substantially all assets of the Company and require various restrictive financial and nonfinancial covenants, such as minimum EBITDA thresholds, maximum leverage ratios and a restriction on dividends.

The Subordinated Notes bear interest at 15.5% (11% of which is payable quarterly in cash while the remaining 4.5% is paid-in-kind (added to the unpaid principal balance of the Subordinated Notes) and is determined based on the unpaid principal balance. The Subordinated Notes are payable in one installment of $13,000 plus all paid-in-kind interest on January 23, 2012. Outstanding principal, including paid-in-kind interest, is $14,099 and $13,565 at December 31, 2007 and 2006, respectively. The Subordinated Notes are collateralized by substantially all assets of the Company.

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and December 31, 2006
(In Thousands)

10. Long-Term Debt  – (continued)

Future Maturities

As of December 31, 2007, future minimum payments due for each of the five succeeding years and beyond for long-term debt are as follows:

Year Ending	Principal Outstanding as of December 31, 2007	Estimated Interest to Be Paid-in-Kind After December 31, 2007	Total
December 31, 2008	$3,152	$—	$3,152
December 31, 2009	2,908	—	2,908
December 31, 2010	2,915	—	2,915
December 31, 2011	18,662	—	18,662
December 31, 2012	14,099	2,939	17,038
Thereafter	—	—	—
	41,736	$2,939	$44,675
Less: unamortized debt discount(1)	(847)
	$40,889

(1)	The unamortized debt discount at December 31, 2006 was $816.

11. Accrued Expenses

Accrued expenses consisted of the following:

	December 31, 2007	December 31, 2006
Payroll	$1,260	$521
Interest	918	831
Professional fees	598	1,366
Litigation settlement	—	784
Other	816	681
	$3,592	$4,183

12. Asset Retirement Obligation

As shown in Note 1, Basis of Presentation and Description of Business, the Company assumed Omniglow’s asset retirement obligation associated with remediation of certain known occurrences of asbestos at the manufacturing facility in Massachusetts.

The significant assumptions used to estimate the obligation are:

Annual inflation rate	5.01%
Credit-adjusted risk-free discount rate	5.37%
Range of estimated remediation completion dates	September 30, 2007 to September 30, 2015
Initial estimated remediation costs (undiscounted and not adjusted for inflation)	$200

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and December 31, 2006
(In Thousands)

12. Asset Retirement Obligation  – (continued)

The following is a reconciliation of the beginning and ending aggregate carrying amounts of asset retirement obligation for the year ended December 31, 2007 and the period ended December 31, 2006:

	Year Ending December 31, 2007	Period Ending December 31, 2006
Balance, beginning of period	$200	$191
Liabilities incurred	—	—
Liabilities settled	(44)	—
Accretion expense	10	9
Revisions in estimated cash flows	—	—
Balance, end of period	$166	$200

Accretion expense on the asset retirement obligation is included in general and administrative expenses in the accompanying consolidated statements of operations and comprehensive loss.

As of December 31, 2007, the Company estimates future settlement payments for each of the five succeeding years and beyond as follows:

Year Ending
December 31, 2008	$—
December 31, 2009	48
December 31, 2010	—
December 31, 2011	52
December 31, 2012	—
Thereafter	122
Total estimated undiscounted payments (adjusted for estimated inflation)	$222

The difference between the $166 liability as of December 31, 2007 and the estimated undiscounted future payments of $222 is the time value of money at the credit-adjusted risk-free rate of 5.37%.

13. Commitments and Contingencies

Leases

The Company leases certain equipment under non-cancelable operating leases. Lease expense associated with this equipment during the year ended December 31, 2007 and the period ended December 31, 2006 was $14 and $10, respectively.

Future minimum lease payments under these non-cancelable lease obligations at December 31, 2007 are as follows:

Year Ending
December 31, 2008	$21
December 31, 2009	21
December 31, 2010	16
December 31, 2011	2
$60

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and December 31, 2006
(In Thousands)

13. Commitments and Contingencies  – (continued)

Legal

Management does not expect that the various legal proceedings, including those discussed in the following paragraphs, will have a material adverse effect on future financial position, operating results, or cash flows of the Company.

As discussed in Note 1, Basis of Presentation and Description of Business, GMS acquired Omniglow Corporation on January 24, 2006. Prior to, or substantially simultaneously with, the acquisition by GMS, the Company contributed certain assets and liabilities related to Omniglow Corporation’s novelty and retail business to a newly created subsidiary, ROG, LLC (“ROG”), which was then sold to certain former Omniglow Corporation shareholders and management on January 24, 2006 for $2,650. This was done because the Company was to only retain the Omniglow Corporation assets and current liabilities associated with its government, military and safety business. During 2006, the Company and the buyers of ROG commenced litigation and arbitration proceedings against one another. The litigation and arbitration proceedings between the Company and ROG attributable to the claim that the Company holds equipment (valued at approximately $350) that should have been included in the assets that ROG purchased, was settled for $35. Other claims include breach of a lease between the Company and ROG, and breaches of various other agreements between the Company and ROG, and agreements between the Company and the principals of ROG. Damages on these claims can not be determined at this time.

A third party claimed it suffered commercial damages, including court fees and interest, caused by Omniglow, S.A. In October 2005, a French commercial court ordered Omniglow, S.A. to pay the third party for these alleged damages, which Omniglow S.A. appealed. Cyalume acquired responsibility for this litigation as part of the Transaction. As part of the appeal process, Cyalume Technologies S.A. was required to create a €450 ($594 as of December 31, 2006) escrow account for future payment, if any, of the alleged damages, which is presented as restricted cash on the December 31, 2006 consolidated balance sheet. As of December 31, 2006, the Company had accrued €594 ($784 as of December 31, 2006) for these claims, which is included in accrued liabilities on the accompanying December 31, 2006 consolidated balance sheet. The same court order required the third party to pay Omniglow S.A. €103 ($137 as of December 31, 2006), which is included in prepaid expenses and other current assets on the accompanying December 31, 2006 consolidated balance sheet.

In April 2007, a French court ordered Cyalume Technologies S.A. to pay the third party €328 ($439 when paid on June 11, 2007), which includes court fees and interest and is net of the amount due to Cyalume Technologies S.A. from the third party, for these damages.

14. Stockholders’ Equity

Common Stock

The Company is authorized to issue two classes of common stock: Class A Common Stock and Class B Common Stock (collectively “Common Stock”). The Company is authorized to issue 30,000,000 shares of Class A Common Stock with a par value of $0.0001, of which 11,555,331 are issued and outstanding at December 31, 2007 and 2006. The Company is also authorized to issue 10,000,000 shares of Class B Common Stock with a par value of $0.0001, of which no shares are issued or outstanding at December 31, 2007 and 2006.

Holders of Class A Common Stock are entitled to vote on matters on which Company stockholders are entitled to vote and each holder of Class A Common Stock is entitled to one vote for each share of such stock held. Holders of Class B Common Stock do not have any such voting rights.

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and December 31, 2006
(In Thousands)

14. Stockholders’ Equity  – (continued)

Holders of Common Stock are entitled to share ratably, according to the number of shares held by them, in dividends declared by the Company.

In the event of a voluntary or involuntary liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratably, according to the number of shares held by them, in all Company assets available for distribution to holders of Common Stock.

Upon the effective date of a registration statement filed with the Securities and Exchange Commission in connection with an initial public offering of the Common Stock, each share of Class B Common Stock must be converted automatically into one share of Class A Common Stock. Additionally, each share of Class B Common Stock can be converted into one share of Class A Common Stock upon the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock.

Paid in Capital

Holdings made capital contributions to the Company of $1,135 during the period ended December 31, 2006 and $13,000 during the year ended December 31, 2007.

15. Income Taxes

Income taxes for the year ended December 31, 2007 and the period ended December 31, 2006 consisted of the following:

	Year Ended December 31, 2007	Period Ended December 31, 2006
Current:
Federal	$—	$—
State	—	—
Foreign	1,943	643
Deferred:
Federal	(1,343)	(2,242)
State	(330)	(404)
Foreign	—	—
Benefit from income taxes	$270	$(2,003)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The principal sources of these differences include the carrying value of inventories, fixed asset depreciation, debt issue costs and certain accruals and reserves for financial statement purposes which are not deductible for tax purposes.

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and December 31, 2006
(In Thousands)

15. Income Taxes  – (continued)

Deferred income tax assets and liabilities consisted of the following at December 31, 2007 and 2006:

	December 31, 2007		December 31, 2006
	Current	Non-current	Current	Non-current
Deferred tax assets:
Federal	$465	$6,734	$332	$6,431
State	109	1,586	78	1,499
Foreign	—	—	—	—
Less: valuation allowance	—	—	—	—
	574	8,320	410	7,930
Deferred tax liabilities:
Federal	(16)	(10,753)	(11)	(11,665)
State	(5)	(2,516)	(3)	(2,730)
Foreign	—	—	—	—
	(21)	(13,269)	(14)	(14,395)
Deferred tax assets (liabilities)	$553	$(4,949)	$396	$(6,465)

Principal components of the Company’s net liability representing deferred income tax balances are as follows:

	December 31, 2007	December 31, 2006
Intangible assets	$(12,293)	$(13,378)
Property, plant and equipment	(976)	(1,017)
U.S. loss carryforwards and tax credits	7,079	7,137
Subsidiary dividend income	646	185
Provisions for expenses	988	844
Suspended capital loss on sale of subsidiary	160	160
	$(4,396)	$(6,069)

Income taxes computed using the federal statutory income tax rate differ from the Company’s effective tax rate primarily due to the following for the year ended December 31, 2007 and the period ended December 31, 2006:

	Year Ended December 31, 2007	Period Ended December 31, 2006
Provision for (benefit from) federal income taxes expected at 34% statutory rate	$100	$(1,877)
Increase (reduction) resulting from:
Tax on global activities	376	198
State income taxes, less federal income tax benefit	(218)	(267)
Other	12	(57)
Provision for (benefit from) income taxes	$270	$(2,003)

The majority of the deferred tax assets relate to domestic net operating loss carryforwards that expire in 2025. The realization of these assets is based on estimates of future taxable income.

Deferred income taxes on undistributed earnings of Cyalume Technologies, S.A. have not been recognized, since such earnings are considered to be reinvested indefinitely. If the earnings, which were

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and December 31, 2006
(In Thousands)

15. Income Taxes  – (continued)

approximately $3 million through December 31, 2007, were distributed in the form of dividends, they would be subject, in certain cases, to both United States income taxes and foreign withholding taxes. Because of the availability of U.S. foreign tax credits, it is not practicable to determine the U.S. federal income tax liability that would be payable if such earnings were not reinvested indefinitely. Deferred taxes are provided for earnings of the subsidiary when the Company plans to remit those earnings.

16. Employee Benefit Plans

The Cyalume Technologies, Inc. Employee Savings and Retirement Plan (the “Plan”), is intended to be qualified under Section 401(k) of the Internal Revenue Code. United States employees who have reached the age of 21 are eligible for participation after completing six months of service. Employees may defer receiving compensation up to the maximum permitted under the Internal Revenue Code. Matching contributions to the Plan, up to 6% of employee compensation through December 31, 2006 and up to 5% of employee compensation starting January 1, 2007, may be made at the discretion of the Company’s Board of Directors. For the year ended December 31, 2007, Company matching contributions were $145. For the period ended December 31, 2006, Company matching contributions were $34.

17. Supplemental Disclosure of Cash Flow Information

	Year Ended December 31, 2007	Period Ended December 31, 2006
Cash paid for:
Interest	$5,418	$4,657
Income taxes	$1,456	$—

18. Subsequent Events

During 2006, the Company and the former stockholders of Omniglow Corporation (“Sellers”) commenced arbitration proceedings against one another. Arbitration proceedings between the Company and the Sellers included claims with respect to certain representations, warranties, contracts, covenants and other agreements in connection with the Transaction and a number of other unrelated items. In January 2008, the Company reached settlement with the Sellers on all matters, which resulted in the Company receiving $3,000 in cash. The terms of the settlement, which was reached to minimize the parties' risk, time and cost of further litigation, gave no explicit consideration as to whether the disputes being resolved arose in the purchase process or pursuant to subsequent events. As a result, the Company followed the guidance in SFAS No. 141, Business Combinations and SFAS No. 16, Prior Period Adjustments and reflected the settlement as a current period gain, rather than an adjustment to the purchase price. The net gain of $2,751 will be included in other income on the 2008 Consolidated Statement of Operations.

In the first quarter of 2008, the Company also underwent a corporate restructuring pursuant to which the CEO and two Vice-Presidents left the Company, resulting in a restructuring charge of approximately $1,209 being recorded as a 2008 expense.

On February 14, 2008, the Company and Holdings entered into a stock purchase agreement (the “Agreement”) with Vector Intersect Security Acquisition Corporation (“Vector”). Under the Agreement, Holdings would sell to Vector all outstanding Company common stock for $120,000, less substantially all of the Company’s outstanding debt. The offer consists of a combination of cash and Vector common stock, resulting in the Company becoming an indirect wholly-owned subsidiary of Vector. The agreement is subject to Vector stockholder approval.

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and December 31, 2006
(In Thousands)

19. Valuation and Qualifying Accounts

The following table sets forth activity in the Company’s valuation and qualifying accounts:

	Balance at Beginning of Period	Charged to Operations	Deductions(1)	Balance at End of Period
Period ended December 31, 2006
Reserves and allowances deducted from asset accounts:
Allowance for doubtful accounts	$323	$294	$(29)	$646
Year ended December 31, 2007
Reserves and allowances deducted from asset accounts:
Allowance for doubtful accounts	$646	$(76)	$(26)	$596

(1)	includes currency translation.

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
(In Thousands)

	September 30, 2008 (Unaudited)	December 31, 2007
ASSETS
Current assets
Cash	$3,500	$5,743
Accounts receivable, net of allowance for doubtful accounts of $548 and $596 at September 30, 2008 and December 31, 2007, respectively	4,460	3,329
Inventories, net	11,135	8,743
Income taxes receivable	874	—
Deferred income taxes	454	553
Prepaid expenses and other current assets	143	440
Total current assets	20,566	18,808
Property, plant and equipment, net	10,354	9,974
Intangible assets, net	29,912	31,805
Goodwill	24,398	24,419
Debt issue costs, net	311	385
Other long-term assets	3
Total assets	$85,544	$85,391
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$3,154	$3,152
Accounts payable	2,295	2,603
Accrued liabilities	3,264	3,592
Income tax payable	—	1,305
Total current liabilities	8,713	10,652
Long-term debt, net of current portion	35,965	37,737
Deferred income taxes	5,906	4,949
Asset retirement obligations, net of current portion	173	166
Total liabilities	50,757	53,504
Commitments and contingencies	—	—
Stockholder's equity
Class A common stock	1	1
Class B common stock	—	—
Additional paid-in capital	34,134	34,134
Accumulated other comprehensive income – foreign currency translation	1,098	1,248
Accumulated deficit	(446)	(3,496)
Total stockholder's equity	34,787	31,887
Total liabilities and stockholder's equity	$85,544	$85,391

The accompanying notes are an integral part of these consolidated financial statements.

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Quarter Ended		Year-to-Date Period Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Net revenues	$10,833	$9,611	$31,686	$29,046
Cost of goods sold	5,411	4,226	15,201	14,034
Gross profit	5,422	5,385	16,485	15,012
Other expenses (income):
Selling	738	954	2,532	2,525
General and administrative expenses	1,516	2,551	4,504	5,978
Interest expense, net	1,221	1,576	3,715	4,954
Foreign currency loss (gain), net	(7)	91	(75)	114
Restructuring charges and sale-related costs	69	0	1,888	0
Amortization of intangible assets	659	652	1,968	1,956
Other loss (income), net	(3)	(320)	(2,851)	(293)
Total other expenses	4,193	5,504	11,681	15,234
Income (loss) before provision for income taxes	1,229	(119)	4,804	(222)
Provision for (benefit from) income taxes	517	(97)	1,754	(94)
Net income (loss)	$712	$(22)	$3,050	$(128)
Net income (loss) per share (basic and diluted)	$0.06	$(0.00)	$0.26	$(0.01)
Weighted average shares used in computing basic and diluted net income (loss) per share	11,555	11,555	11,555	11,555

The accompanying notes are an integral part of these consolidated financial statements.

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands, Except Shares)
(Unaudited)

	Year-to-Date Period Ended
	September 30, 2008	September 30, 2007
Cash Flows from operating activities
Net income (loss)	3,050	(128)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property, plant and equipment	651	449
Amortization of intangible assets	1,968	1,956
Amortization of capitalized debt issue costs	74	75
Amortization of discount on notes payable	174	181
Paid in kind interest expense on long-term debt	488	375
Provision for bad debts	(33)	152
Provision for inventory obsolescence	(258)	1,047
Accretion of asset retirement obligation	7	7
Provision for deferred income taxes	1,056	(1,749)
Unrealized foreign exchange losses	—	88
Loss (gain) on disposal of property, plant and equipment	50	—
Changes in operating assets and liabilities:
Accounts receivable	(1,091)	(1,508)
Inventories	(2,183)	(905)
Prepaid expenses and other current assets	304	(137)
Restricted cash	—	605
Accounts payable and accrued liabilities	(620)	(259)
Income taxes payable, net	(2,270)	410
Net cash provided by operating activities	1,367	659
Cash flows from investing activities
Purchases of property, plant and equipment	(1,116)	(1,277)
Purchase of technology license	(96)
Remediation costs paid relating to asset retirement obligation	—	(44)
Net cash used in investing activities	(1,212)	(1,321)
Cash flows from financing activities
Principal payments on long-term debt	(2,428)	(10,779)
Payment of deferred financing costs	—	(267)
Investment by parent company	—	13,000
Net cash provided by (used in) financing activities	(2,428)	1,954
Effect of exchange rate changes on cash	30	226
Net increase (decrease) in cash	(2,243)	1,518
Cash, beginning of period	5,743	3,040
Cash, end of period	3,500	4,558

The accompanying notes are an integral part of these consolidated financial statements.

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008 (Unaudited)
(In Thousands)

1. Basis of Presentation

The accompanying unaudited interim consolidated financial statements include the accounts of Cyalume Technologies, Inc. and its wholly-owned subsidiary (collectively, the “Company”) and have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation.

In the opinion of management, all adjustments (consisting of normal, recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and nine-month periods presented are not necessarily indicative of the results that may be expected for any other interim period or for the full year. The consolidated balance sheet at December 31, 2007 has been derived from the audited consolidated financial statements at that date. It is suggested that these unaudited interim consolidated financial statements be read in conjunction with the consolidated financial statements and footnotes thereto for the year ended December 31, 2007, which are contained elsewhere in this proxy.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period.

2. New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS No. 157”), which is effective for fiscal years beginning after November 15, 2007, except as it relates to nonrecurring fair value measurements of nonfinancial assets and liabilities for which the standard is effective for fiscal years beginning after November 15, 2008. The objective of SFAS No. 157 is to define fair value, establish a framework for measuring fair value and expand disclosures regarding a company’s fair value measurements. Based on the three hierarchical levels of categorization defined by SFAS No. 157, the Company has determined that none of its financial instruments require disclosure under SFAS No. 157. As a result, to the extent the adoption of SFAS No. 157 was required, it did not have a material impact on the Company’s consolidated financial statements. In addition, the Company is evaluating the impact of SFAS No. 157 for measuring non-financial assets and liabilities on future results of operations and financial position.

In February 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”), which permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected would be reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 159, effective January 1, 2008, did not have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS No. 160”). SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS No. 160 on its consolidated financial statements.

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008 (Unaudited)
(In Thousands)

2. New Accounting Pronouncements  – (continued)

In December 2007, the FASB issued SFAS 141(R), Business Combinations (“SFAS No. 141(R)”). SFAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008. The objective of the statement is to establish principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquired business. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The Company will apply SFAS No. 141(R) to any business combinations subsequent to the effective date.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133. (“SFAS No. 161”). SFAS No. 161 requires enhanced disclosures about an entity’s derivative instruments and hedging activities with a view toward improving the transparency of financial reporting and is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. SFAS No. 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company is currently evaluating the impact of adopting SFAS No. 161 on its consolidated financial statements.

In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized asset under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). The objective of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R), and other accounting principles generally accepted in the United States of America. This FSP applies to all intangible assets, whether acquired in a business combination or otherwise and shall be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and applied prospectively to intangible assets acquired after the effective date. Early adoption is prohibited. The Company is currently evaluating this new statement and anticipates that it will not have a significant impact on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS No. 162”). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements that are presented in conformity with accounting principles generally accepted in the United States of America. SFAS No. 162 is effective November 15, 2008. The Company anticipates that the adoption of SFAS No. 162 will not have a significant impact on the Company’s consolidated financial statements.

3. Inventories

Inventories consisted of the following:

	September 30, 2008	December 31, 2007
Raw materials	$6,401	$6,003
Work-in-process	3,117	3,461
Finished goods	1,746	2,311
	11,264	11,775
Less: Reserves	(129)	(3,032)
	$11,135	$8,743

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008 (Unaudited)
(In Thousands)

4. Stockholder’s Equity

Comprehensive Income (Loss)

Other comprehensive income (loss) consists of cumulative foreign currency translation adjustments. The following table presents comprehensive income (loss) for the quarter and year-to-date periods ended September 30, 2008 and 2007, respectively:

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Net income (loss)	$712	$(22)	$3,050	$(128)
Other comprehensive income (loss):
Cumulative translation adjustments	(591)	450	(150)	600
Total comprehensive income	$121	$428	$2,900	$472

5. Restructuring Charges and Sale-Related Costs

On February 14, 2008, the Company and its parent, GMS Acquisition Partners Holdings, LLC (“Holdings''), entered into a stock purchase agreement (the “Agreement'') with Vector Intersect Security Acquisition Corporation (“Vector''). Under the Agreement, Holdings would sell to Vector all outstanding Company common stock for $120,000, less substantially all of the Company’s outstanding debt. The offer consists of a combination of cash and Vector common stock, resulting in the Company becoming an indirect wholly-owned subsidiary of Vector. The agreement is subject to Vector stockholder approval. During the year-to-date period ended September 30, 2008, the Company incurred and expensed related legal and other costs associated with the Agreement of $695. Of the $695 of incurred costs, $550 will be paid by Holdings, rather than the Company, if the Agreement is approved by Vector’s stockholders

During the year-to-date period ended September 30, 2008, the Company underwent a corporate restructuring pursuant to which the CEO and two Vice-Presidents left the Company, resulting in a restructuring charge of $1,193. The following table summarizes restructuring cost activity from December 31, 2007 through September 30, 2008:

Balance on December 31, 2007	$—
Restructuring charges	1,193
Cash payments	(793)
Balance on September 30, 2008	$444

The $444 of accrued and unpaid restructuring costs as of September 30, 2008 are included in accrued liabilities on the accompanying condensed consolidated balance sheet.

6. Income Taxes

The effective tax rate was 42% and 37%, respectively, for the three and nine months ended September 30, 2008. The rate is primarily affected by the declaration of a dividend from the subsidiary which is currently taxable in the United States. The effective tax rate was 82% and 42%, respectively, for the three and nine months ended September 30, 2007. The rate is primarily affected by taxes paid on foreign activities and changes in the net deferred tax liability.

Deferred income tax balances reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The principal sources of these differences include the carrying value of inventories, fixed asset depreciation, debt issue costs and certain accruals and reserves for financial statement purposes which are not

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008 (Unaudited)
(In Thousands)

6. Income Taxes – (continued)

deductible for tax purposes. Cumulative foreign tax credits associated with foreign taxes paid of approximately $0.8 million as of September 30, 2008 have been fully reserved for with a valuation allowance due to the uncertainty of the future usage within the allotted carry-forward period.

Deferred income taxes on undistributed earnings of Cyalume Technologies, S.A. have not been recognized, since such earnings are considered to be reinvested indefinitely. If the earnings, which were approximately $2.6 million through September 30, 2008, were distributed in the form of dividends, they would be subject, in certain cases, to both United States income taxes and foreign withholding taxes. Due to the availability of U.S. foreign tax credits, it is not practicable to determine the U.S. federal income tax liability that would be payable if such earnings were not reinvested indefinitely. Deferred taxes are provided for earnings of the subsidiary when the Company plans to remit those earnings.

7. Net Income (Loss) Per Share

The Company accounts for and discloses net income (loss) per share in accordance with SFAS No. 128, Earnings per Share. Basic net income (loss) per share and diluted net loss per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted net income per share is computed by dividing net income by the weighted average number of common shares and dilutive potential common share equivalents then outstanding (using the treasury stock method). The Company had no potential common share equivalents outstanding for the three and nine month periods ending September 30, 2008 and 2007.

8. Commitments and Contingencies

Legal

On January 23, 2006, GMS Acquisition Partners, LLC (“GMS'') acquired all of the outstanding capital stock of Omniglow Corporation (“Omniglow'') pursuant to a stock purchase agreement (the “Transaction''). Concurrent with the Transaction, GMS was merged into Omniglow and officially changed its name to Cyalume Technologies, Inc.

During 2006, the Company and the former stockholders of Omniglow (“Sellers'') commenced arbitration proceedings against one another. Arbitration proceedings between the Company and the Sellers included claims with respect to certain representations, warranties, contracts, covenants and other agreements in connection with the Transaction and a number of other unrelated items. In January 2008, the Company reached settlement with the Sellers on all matters, which resulted in the Company receiving $3,000 in cash. The terms of the settlement, which was reached to minimize the parties' risk, time and cost of further litigation, gave no explicit consideration as to whether the disputes being resolved arose in the purchase process or pursuant to subsequent events. As a result, the Company followed the guidance in SFAS No. 141, Business Combinations and SFAS No. 16, Prior Period Adjustments and reflected the settlement as a current period gain, rather than an adjustment to the purchase price. The net gain of $2,751 is included in other income on the accompanying interim condensed consolidated financial statements for the nine months ended September 30, 2008.

The Company’s litigation with the former Omniglow Corporation shareholders and members of management who purchased the novelty and retail business on January 23, 2006 is on-going. The Company continues to rigorously defend its position on these matters and no further accounting was made during the period ended September 30, 2008. The Company has no other relationships with the former Omniglow Corporation shareholders and these litigation proceedings are entirely separate and distinct from those settled with the former shareholders of the Company with regards to the Transaction and matters arising subsequently to the Transaction.

CYALUME TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008 (Unaudited)
(In Thousands)

9. Supplemental Disclosure of Cash Flow Information

	Nine Months Ended
	September 30, 2008	September 30, 2007
Cash paid for:
Interest	$3,207	$4,224
Income taxes	$2,046	$1,250

10. Subsequent Event

In October 2008, Cyalume Technologies, Inc.’s wholly-owned subsidiary repaid its mortgage loan in full. Consequently, the entire $354 loan balance on September 30, 2008 is presented as current portion of long-term debt on the accompanying condensed consolidated balance sheet as of September 30, 2008. The accompanying audited consolidated balance sheet as of December 31, 2007 has not been changed for this event. Under the terms of the loan agreement, the loan was to have been paid in full in November 2011; the loan was repaid early to facilitate the Agreement with Vector discussed in Note 5.

VECTOR INTERSECT SECURITY ACQUISITION CORP.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Balance Sheet – As of September 30, 2008 and December 31, 2007	F-35
Statement of Income – For the Quarters Ended September 30, 2008 and September 30, 2007 and for the Period from July 19, 2005 (Inception) to September 30, 2008	F-36
Statement of Stockholders Equity	F-37
Statement of Cash Flows – For the Quarters Ended September 30, 2008 and September 30, 2007 and for the Period from July 19, 2005 (Inception) to September 30, 2008	F-38
Notes to Financial Statements	F-39 – F-45
Report of Independent Registered Public Accounting Firm	F-46
Report of Independent Registered Public Accounting Firm	F-47
Financial Statements
Balance Sheets as of December 31, 2007 and December 31, 2006	F-48
Statements of Operations – For the Year Ended December 31, 2007 and December 31, 2006 and for the Period from July 19, 2005 (Inception) through December 31, 2007	F-49
Statements of Stockholders’ Equity	F-50
Statements of Cash Flows – For the Year Ended December 31, 2007 and December 31, 2006 and for the Period from July 19, 2005 (Inception) through December 31, 2007	F-51
Notes to Financial Statements	F-52 – F-58

VECTOR INTERSECT SECURITY ACQUISITION CORP.
(a Corporation in the Development Stage)

BALANCE SHEETS
As of September 30, 2008 and December 31, 2007

	September 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$86,858	$569,723
Investment in trust account	58,708,365	58,309,161
Prepaid Expenses	9,344	94,444
Total current assets	58,804,567	58,973,328
Deferred Acquisition Cost	274,736	—
Total assets	$59,079,303	$58,973,328
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred underwriting fees	$2,340,000	$2,340,000
Accounts payable and accrued expenses	129,995	79,024
Accrued interest on notes payable, stockholders	23,852	9,481
Income taxes payable	—	85,000
Due to stockholders	8,820	8,820
Notes payable, stockholders	55,000	205,000
Total current liabilities	2,557,667	2,727,325
Common Stock, subject to possible redemption, 1,462,499 shares	11,275,867	11,144,242
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.001 par value
Authorized 1,000,000 shares; none issued	—	—
Common stock, $0.001 par value
Authorized 50,000,000 shares
Issued and outstanding 1,875,000 shares and 9,375,000 at December 31, 2006 and September 30, 2007	9,375	9,375
Additional paid-in-capital	44,308,108	44,439,734
Earnings accumulated during the development stage	928,286	652,652
Total stockholders’ equity	45,245,769	45,101,761
Total liabilities and stockholders’ equity	$59,079,303	$58,973,328

See Notes to Financial Statements.

VECTOR INTERSECT SECURITY ACQUISITION CORP.
(a Corporation in the Development Stage)

STATEMENTS OF INCOME
(Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,		For the Period From July 19, 2005 (Inception) to Sept. 30, 2008
	2008	2007	2008	2007
Interest Income	$899,226	$861,202	$286,642	$518,768	$2,246,148
Operating expenses	637,279	267,107	225,144	142,832	1,216,969
Income before interest expense and income taxes	261,947	594,095	61,498	375,936	1,029,179
Interest expense-related party	4,371	26,152	1,540	15,073	32,589
Income before provision for income taxes	257,576	567,943	59,958	360,863	996,590
Provision for income taxes (benefit)	(18,058)	121,500	2,180	91,100	68,304
Net income for the period	$275,634	$446,443	$57,778	$269,763	$928,286
Weighted average shares outstanding –
Basic	9,375,000	6,082,418	9,375,000	9,375,000	5,205,731
Diluted	11,896,460	7,411,104	11,944,844	11,759,038	10,295,599
Net income per share – Basic	$0.03	$0.07	$0.01	$0.03	$0.18
Net income per share – Diluted	$0.02	$0.06	$0.00	$0.02	$0.09

See Notes to Financial Statements.

VECTOR INTERSECT SECURITY ACQUISITION CORP.
(a Corporation in the Development Stage)

STATEMENT OF STOCKHOLDERS EQUITY (DEFICIT)

	Common Stock		Additional Paid-in Capital	Deficiency Accumulated During the Development Stage	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Common shares issued July 19, 2005 at (inception) at $0.0133	1,875,000	$1,875	$23,125	$—	$25,000
Net loss for the period	—	—	—	(67,116)	(67,116)
Balances at December 31, 2005	1,875,000	$1,875	$23,125	$(67,116)	$(42,116)
Net loss for the period	—	—	—	(77,534)	(77,534)
Balances at December 31, 2006	1,875,000	1,875	23,125	(144,650)	(119,650)
Proceeds of private placement – April 25, 2007	187,500	187	1,499,813	—	1,500,000
Common shares issued June 30, 2007 @$8 per share	7,312,500	7,313	58,492,687	—	58,500,000
Expenses of the Offering	—	—	(4,431,649)	—	(4,431,649)
Proceeds subject to possible redemption of 1,462,499 shares	—	—	(11,144,242)	—	(11,144,242)
Net income for the period	—	—	—	797,302	797,302
Balances at December 31, 2007	9,375,000	9,375	44,439,734	652,652	45,101,761
Adjustment to value of shares subject to possible redemption			(131,626)		(131,626)
Net income for the period				275,634	275,634
Balances at September 30, 2008	9,375,000	$9,375	$44,308,108	$928,286	$45,245,769

See Notes to Financial Statements.

VECTOR INTERSECT SECURITY ACQUISITION CORP.
(a Corporation in the Development Stage)

STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,		For the Period from July 19, 2005 (Inception) to September 30, 2008
	2008	2007
Cash flows from operating activities
Net income	$275,634	$446,443	$928,286
Adjustments to reconcile net income to net cash provided by operating activities
Deferred Acquisition Cost	(274,736)	—	(274,736)
Prepaid Expenses	85,100	(122,778)	(9,344)
Accounts payable and accrued expenses	50,970	(122,853)	129,995
Income tax payable	(85,000)	121,500	—
Accrued interest on notes payable, stockholders	14,371	4,257	23,852
Net cash provided by (used in) operating activities	66,339	326,569	798,053
Cash flows from investing activities:
Payment to trust account	(399,204)	(58,280,433)	(58,708,365)
Net cash used in investing activities	(399,204)	(58,280,433)	(58,708,365)
Cash flows from financing activities
Proceeds from advances from stockholder	—	(22,949)	8,820
Proceeds from sale of shares of common stock	—	—	25,000
Proceeds from notes payable, stockholders	—	(143,791)	348,791
Repayment of notes payable, stockholders	(150,000)	—	(293,791)
Proceeds from private placement	—	1,500,000	1,500,000
Proceeds from initial public offering	—	58,500,000	58,500,000
Payment of expenses of offering	—	(1,659,311)	(2,091,650)
Net cash provided by financing activities	(150,000)	58,173,949	57,997,170
Net increase (decrease) in cash	(482,865)	220,085	86,858
Cash, beginning of period	569,723	24,279	—
Cash, end of period	$86,858	$244,364	$86,858
Supplemental disclosure of cash flow information
Cash paid for interest	$—	$—	8,734
Supplemental schedule of non-cash financing activities:
Accrual of deferred underwriting costs	$—	$2,340,000	$2,340,000

See Notes to Financial Statements.

VECTOR INTERSECT SECURITY ACQUISITION CORP.
(a Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
September 30, 2008

1. Organization, Proposed Business Operations and Summary of Significant Accounting Policies

Basis of Presentation

The financial statements of Vector Intersect Security Acquisition Corp. (the “Company”), for the nine months ended September 30, 2008 and 2007, for the three months ended September 30, 2008 and 2007 and for the period from July 19, 2005 (inception) to September 30, 2008, are unaudited. In the opinion of management, all adjustments (consisting of normal adjustments) have been made that are necessary to present fairly the financial position of the Company as of September 30, 2008 and the results of its operations and its cash flows for the nine months ended September 30, 2008 and 2007, the three months ended September 30, 2008 and 2007 and for the period from July 19, 2005 (inception) to September 30, 2008. Operating results for the interim periods presented are not necessarily indicative of the results to be expected for the full fiscal year. The balance sheet as of December 31, 2007 has been derived from the audited financial statements.

The Company was incorporated in Delaware on July 19, 2005 as a blank check company. It’s objective is to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination (as defined below), one or more businesses in the homeland security, national security and/or command and control industries.

The registration statement for the Company’s initial public offering (the “Public Offering”) was declared effective on April 25, 2007. The Company completed a private placement (the “Private Placement”) and received gross proceeds of $1,500,000 on April 25, 2007. The Company consummated the Public Offering on May 1, 2007 and received gross proceeds of $58,500,000. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Private Placement and the Public Offering (collectively the “Offerings”, each as described in Note 2), although substantially all of the net proceeds of the Offerings are intended to be generally applied toward consummating a business combination with a target business. A “target business” includes an operating business in the homeland security or defense industries, or a combination thereof, and a “business combination” shall mean the acquisition by the Company of such a target business. There is no assurance that the Company will be able to effect a business combination successfully.

Of the proceeds of the Offerings, $58,030,000 was placed in a trust account (“Trust Account”) at JP MorganChase, New York City, New York, maintained by American Stock Transfer & Trust Company, the Company’s transfer agent. This amount includes the net proceeds of the Public Offering and the Private Placement, and $2,340,000 of deferred underwriting compensation fees (the “Discount”) which will be paid to Rodman & Renshaw, LLC if, and only if, a business combination is consummated. The funds in the Trust Account will be invested until the earlier of (i) the consummation of the Company’s first business combination or (ii) the liquidation of the Trust Account as part of a plan of dissolution and liquidation approved by our stockholders. Up to $1,500,000 of interest income on the Trust Account may be used to fund the Company’s working capital requirements including payments for legal and accounting fees to due diligence on prospective acquisitions and continuing general and administrative expenses.

After signing a definitive agreement for the acquisition of a target business, the Company will submit such transaction for stockholder approval. In the event (i) the Business Combination is not approved by a majority of the shares of common stock issued in our initial public offering or (ii) 20% or more of the shares of common stock held by the public stockholders vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated.

VECTOR INTERSECT SECURITY ACQUISITION CORP.
(a Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
September 30, 2008

1. Organization, Proposed Business Operations and Summary of Significant Accounting Policies  – (continued)

With respect to the first Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company redeem its, his or her shares. The per share redemption price will equal the amount in the Trust Fund, plus interest (net of taxes payable and net of up to $1,500,000 of interest income on the Trust Fund that may be used to fund the Company’s working capital) calculated as of two business days prior to the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Public Offering. Accordingly, Public Stockholders holding approximately 19.99% of the aggregate number of shares owned by all Public Stockholders may seek redemption of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Fund computed without regard to the shares held by the Initial Stockholders.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents. The Company’s policy is to limit the amount of credit exposure to any one financial institution and place investments with financial institutions or in short-term money market funds that provide minimal exposure to interest rate and credit risk.

Earnings per Common Share

Basic earnings per share (“EPS”) is computed by dividing net income applicable to common stock by the weighted average common shares outstanding during the period. Diluted EPS reflects the additional dilution for all potentially dilutive securities such as stock warrants.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material affect on the accompanying financial statements.

2. Offerings

On April 25, 2007 the Company sold 187,500 units in a Private Placement, and on May 1, 2007 the Company sold 7,312,500 units in the Public Offering (collectively the “Units”). Each Unit consists of one share of the Company’s common stock, $0.001 par value, and one common stock purchase warrant (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 per share (which Warrant may be exercised on a cashless basis) commencing the later of (a) one year from the effective date of the Public Offering; or (b) the completion of a Business Combination with a target business and expiring four years from the date of the Public Offering prospectus (unless earlier redeemed). The Warrant is redeemable at a price of $0.01 per Warrant upon 30 days notice after the Warrant becomes exercisable, only in the event that (a) the last sales price of the common stock is at least $11.50 per share for any 20 trading days within a 30-trading-day period ending on the third business day prior to date on which notice of redemption is given.

VECTOR INTERSECT SECURITY ACQUISITION CORP.
(a Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
September 30, 2008

2. Offerings  – (continued)

The Company will use its best efforts to cause a registration statement to become effective on or prior to the commencement of the Warrant exercise period and to maintain the effectiveness of such registration statement until the expiration of the Warrants. The Warrants may not be exercised in the absence of an effective registration statement and, in the event that the Company is unable to maintain the effectiveness of such registration statement until the expiration of the Warrants, and therefore is unable to deliver registered shares, the Warrants may expire unexercised and worthless. In no event will the Company be required to net-cash settle the Warrants. Accordingly, the Company has determined that the Warrants should be classified in stockholders’ equity upon issuance in accordance with the guidance in EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”.

3. Deferred Acquisition Costs

Deferred acquisition costs consist of legal, auditing, regulatory filing, underwriting fees and other costs incurred related to the Proposed Acquisition.

4. Advances from Stockholder

In March 2006 and in September 2006, a stockholder advanced the Company a total of $8,820 for operating expenses. The advance is non-interest bearing and is due on demand.

5. Notes Payable, Stockholders

In addition to their purchase of the Company’s common stock, two of the Company’s stockholders and officers advanced the Company an aggregate of $205,000 in exchange for unsecured promissory notes. The notes bear interest at a rate of 4% per annum with principal and accrued interest due no later than the first anniversary of the Public Offering. During the nine months ended September 30, 2008, the Company repaid $150,000 of these loans.

6. Per Share Information

In accordance with SFAS No. 128, “Earnings Per Share,” basic income per common share (“Basic EPS”) is computed by dividing the net income by the weighted-average number of shares outstanding. Diluted income per common share (“Diluted EPS”) is computed by dividing the net income by the weighted-average number of common shares and dilutive common share equivalents then outstanding. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the Company’s Condensed Statements of Income.

VECTOR INTERSECT SECURITY ACQUISITION CORP.
(a Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
September 30, 2008

6. Per Share Information  – (continued)

The following table sets forth the computation of basic and diluted per share information:

					For the Period from July 19, 2005 (Inception) to Sept. 30, 2008
	Nine Months Ended September 30,		Three Months Ended September 30,
	2008	2007	2008	2007
Interest Income	$899,226	$861,202	$286,642	$518,768	$2,246,148
Operating expenses	637,279	267,107	225,144	142,832	1,216,969
Income before interest expense and income taxes	261,947	594,094	61,498	375,936	1,029,179
Interest expense-related party	4,371	26,152	1,540	15,073	32,589
Income before provision for income taxes	257,576	567,943	59,958	360,863	996,590
Provision for income taxes (benefit)	(18,058)	121,500	2,180	91,100	68,304
Net income for the period	$275,634	$446,443	$57,778	$269,763	$928,286
Weighted average shares outstanding –
Basic	9,375,000	$6,082,418	9,375,000	9,375,000	5,205,731
Diluted	11,896,460	7,411,104	11,944,844	11,759,038	10,295,599
Net income per share – Basic	$0.03	$0.07	$0.01	$0.03	$0.18
Net income per share – Diluted	$0.02	$0.06	$0.00	$0.02	$0.09

7. Commitments

In connection with the Public Offering the Company sold to the representative of the underwriter for $100 an option to purchase up to a total of 731,250 Units. The Units issuable upon exercise of this option are identical to those offered to the public, except that the Warrants underlying this option are exercisable at $5.50 (110% of the exercise price of the Warrants included in the units sold in the Public Offering). This option is exercisable at $8.80 per unit commencing on the later of the consummation of a Business Combination and one year from the date of offerings and expiring five years from the date of offerings. The option and the 731,250 units, the 731,250 shares of common stock and the 731,250 Warrants underlying such units, and the 731,250 shares of common stock underlying such Warrants, have been deemed compensation by the Financial Industry Regulatory Authority (“FINRA”).

The Company accounted for this purchase option as a cost of raising capital and will include the instrument as equity in the financial statements. Accordingly, there will be no net impact on the Company’s financial position or results of operations, except for the recording of the $100 proceeds from the sale. The Company estimated, based upon a Black-Scholes model, that the fair value of the purchase option on the date of sale is approximately $3.40 per unit (or $2,486,250 in the aggregate), using an expected life of 5 years, volatility of 44%, and a risk-free rate of 5%. However, because the Company’s units did not have a trading history, the volatility assumption was based on information then available to management. The volatility estimate is derived using historical data of public companies in the proposed industry. The Company believes the volatility estimate calculated from these companies is a reasonable benchmark to use in estimating the expected volatility of our units; however, the use of an index to estimate volatility may not necessarily be representative of the volatility of the underlying securities. Although an expected life of five years was used in the calculation, if the Company does not consummate a Business Combination with the prescribed time period and it liquidates the option will become worthless.

The Company has engaged the representative of the underwriters on a non-exclusive basis as an agent for the solicitation of target for a Business Combination. The Company has agreed to pay the representative of the underwriters a transaction fee in cash equal to 3% of the aggregate consideration paid by the Company in a

VECTOR INTERSECT SECURITY ACQUISITION CORP.
(a Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
September 30, 2008

7. Commitments  – (continued)

Business Combination with a target business the representative of the underwriters introduces to the Company, if such Business Combination is consummated within twenty-four months of such introduction.

The Company has engaged the representative of the underwriters, on a non-exclusive basis, as its agent for the solicitation of the exercise of the Warrants. To the extent not inconsistent with the guidelines of the FINRA and the rules and regulations of the Securities and Exchange Commission, the Company has agreed to pay the representative of the underwriter for bona fide services rendered a commission equal to 3% of the exercise price for each Warrant exercised more than one year after the date of the Public Offering prospectus if the exercise was solicited by the representative. In addition to soliciting, either orally or in writing, the exercise of the Warrants the representative’s services may also include disseminating information, either orally or in writing, to Warrant holders about the Company or the market for the Company’s securities, and assisting in the processing of the exercise of the Warrants. No compensation will be paid to the representative upon the exercise of the Warrants if:

•	The market price of the underlying shares of common stock is lower than the exercise price;
•	The holder of the Warrants has not confirmed in writing that the representative solicited the exercise;
•	The Warrants are held in a discretionary account;
•	The Warrants are exercised in an unsolicited transaction; or
•	The representative has not provided to the holder of the Warrants solicited for exercise a copy of the Public Offering prospectus with respect to the shares of common stock underlying the Warrants.

The Company has engaged Selway Partners LLC, an entity with which several of the Company’s officers and directors are affiliated for an aggregate monthly fee of $7,500 for certain administrative, technology, bookkeeping and secretarial services, as well as, the use of limited office space in New Jersey.

On May 1, 2007, the Company entered into a $500,000 revolving credit agreement with SCP Private Equity Management Company, LLC, of which the Company’s Chief Executive officer and one of its directors are members. Any amounts outstanding under the revolving credit agreement will bear interest at a rate of 5.5% per year. Any funds outstanding under the revolving credit agreement will become due and payable by the Company upon our consummation of a business combination. As of September 30, 2008, the Company has not borrowed any amounts under this facility.

8. Proposed Business Combination

On February 14, 2008, Vector and its newly-formed, wholly-owned subsidiary Cyalume Acquisition Corp. (“Transaction Subsidiary”), entered into a stock purchase agreement with Cyalume Technologies, Inc. (“Cyalume”) and GMS Acquisition Partners Holdings, LLC (“Seller”), which owns 100% of the issued and outstanding equity securities of Cyalume, pursuant to which the Transaction Subsidiary will acquire all of the outstanding securities of Cyalume, resulting in Cyalume becoming an indirect wholly-owned subsidiary of Vector the (“Proposed Acquisition”). The parties amended the stock purchase agreement on October 22, 2008 in order to reallocate the payment of certain consideration amongst the holders of Series A Preferred Units of Seller, such that those holders would receive an aggregate of $10 million less in cash, and an aggregate of $10 million more in stock of Vector, while the total transaction consideration remained unchanged. The total transaction consideration will equal approximately $117.1 million minus approximately $40.2 million for the repayment of the indebtedness of Cyalume, Cyalume’s unpaid acquisition expenses of approximately $700,000, and the value of the 1,505,646 shares placed in escrow at a contractually agreed value of $7.97 per share (which was based on the amount per public share held in the trust account as of the date of the purchase agreement). The estimated closing payment will be adjusted based on an estimate of Cyalume’s net working capital on the closing date. If Cyalume’s estimated net working capital is above $9,000,000, then the estimated

VECTOR INTERSECT SECURITY ACQUISITION CORP.
(a Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
September 30, 2008

8. Proposed Business Combination  – (continued)

closing payment will be increased, on a dollar for dollar basis, by the amount that the estimated net working capital exceeds $9,000,000. If Cyalume’s estimated net working capital is below $7,000,000, then the estimated closing payment will be reduced, on a dollar for dollar basis, by the difference between the estimated net working capital and $7,000,000. A number of shares held in escrow with a value equal to any adjustment on Vector’s behalf will be returned to Vector for cancellation in satisfaction of such adjustment. The amount held in escrow will be available for any purchase price adjustment and/or indemnification obligation of Seller. The Company has filed preliminary proxy statement on Schedule 14A which is pending SEC approval. Once SEC approval is received the Company will hold a meeting and the shareholders will vote on the proposed business combination.

9. Bank Financing

As of August 1, 2008, and as amended October 10, 2008 and November 4, 2008, Vector signed a commitment letter for a senior secured credit facility from TD Bank, N.A. (“TD Bank”) in the aggregate amount of $33 million (which is the maximum amount that TD Bank would lend to the post-business combination company based on its financial position post business combination) (collectively, the “TD Loan”). The TD Loan is divided into three distinct facilities, consisting of (i) a $5,000,000 senior secured revolving credit facility (the “Revolver”); (ii) a $25.5 million amortizing senior secured term loan (the “Term Loan”); and (iii) a $2,500,000 commercial real estate mortgage loan (the “CREM”). The TD Loan is to close on or before December 31, 2008, and the Revolver, Term Loan and CREM are to mature three, five and five years from the closing date of the TD Loan, respectively. Cyalume would be the borrower under the facilities, which would close concurrently with the acquisition of Cyalume, and the TD Loan is to be guaranteed by Vector, and all future domestic subsidiaries of Cyalume.

The TD Loan, as well as any interest rate hedging provided by TD Bank, will be secured by a first priority perfected security interest in all of Cyalume’s tangible and intangible assets and all proceeds thereof. The TD Loans will also be secured by a pledge by Vector of Cyalume’s capital stock, 2/3 of Cyalume Technologies, S.A.’s capital stock, and a first mortgage on Cyalume’s real estate property located in West Springfield, MA. Cyalume is to pay an origination fee at closing in an amount equal to $415,000, and Cyalume will pay a commitment fee of $10,000 per month, which is payable whether or not the transaction closes. Cyalume will also pay a commitment fee equal to one half of one percent of the average daily unused portion of the Revolver, payable quarterly in arrears, after Closing.

Interest will accrue and payments will be due monthly in arrears on each of the Revolver and Term Loan at a rate determined by adding the applicable margin to 30, 60, or 90 day LIBOR. The applicable margin will be set quarterly and will be based on a ratio of Cyalume’s senior debt to its adjusted EBITDA. The initial LIBOR margin will be 4.5%, with a LIBOR floor of 3.0%. The default-rate of interest will be 2% above the applicable non-default interest rate. Other permissible debts incurred by Cyalume will be subordinate to the TD Loan. Cyalume will provide monthly, quarterly and annual reports to the lender to confirm Cyalume’s compliance with various financial covenants under the TD Loan. The TD Loan will contain a number of restrictions on Cyalume, including, without limitation, restrictions on new indebtedness and on payment of dividends.

The terms of the TD Loan are subject to the satisfactory completion of due diligence, credit approval, satisfactory review of documentation and such other terms and conditions as are determined by TD Bank.

VECTOR INTERSECT SECURITY ACQUISITION CORP.
(a Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
September 30, 2008

10. Subsequent Events

On October 15, 2008, the Company issued 593,750 shares of the Company’s common stock (the “Catalyst Shares”) and warrants to purchase up to 118,750 shares (the “Catalyst Warrants”) of the Company’s common stock for $4,750,000 (the “Catalyst Proceeds”) to Catalyst Equity Management (“Catalyst”). The warrants issued to Catalyst will terminate five years after issuance and are exercisable for $8.00 per share of the Company’s common stock. The warrants are exercisable on a cashless basis at the option of Catalyst. The warrants do not have any antidilution protection except in the case of significant corporate events such as splits or dividends of shares.

Pursuant to the subscription agreement, as amended, the Company is obligated to appoint Mr. Yair Shamir to its Board of Directors at the closing of the transaction with Cyalume. Until the earlier of (i) October 15, 2011, and (ii) the date on which Catalyst owns less than 50% of the shares of the Company’s common stock it purchased pursuant to the subscription agreement, the Company’s Board of Directors is obligated to nominate Mr. Yair Shamir to be a member of its Board of Directors and include him in its slate of board members to be presented to the stockholders of the Company for election at any meeting or consent held or signed for those purposes. The subscription agreement, as amended, provides that Catalyst will be entitled to demand and piggyback registration rights.

In the event that the Proposed Acquisition (as defined in Note 8) is not consummated by December 31, 2008, the Company has agreed not seek to consummate the Acquisition or seek to locate an alternative target business and will use its commercially reasonable best efforts to seek the approval of its stockholders to liquidate and dissolve the Company.

In connection with the subscription agreement, as amended, the Company and Catalyst entered into an escrow agreement pursuant to which (i) the Catalyst Shares, Catalyst Warrants and Catalyst Proceeds were placed into escrow, and (ii) may use the Catalyst Proceeds to acquire shares of the Company’s common stock in block trades or otherwise through the public markets (collectively, the “Exchange Shares”), which Exchange Shares will then be placed into escrow. The timing, purchase price and the amount of any repurchases were to be determined by the Company's management, based on its evaluation of market conditions and other factors. In the event that the Acquisition is not consummated, the escrow agent will distribute the Exchange Shares and any portion of the Catalyst Proceeds still held in escrow to Catalyst and the Catalyst Shares and the Catalyst Warrants to the Company. In the event that the Acquisition is consummated, the escrow agent will distribute the Exchange Shares and any portion of the Purchase Price still held in escrow to the Company and the Catalyst Shares and the Catalyst Warrants to Catalyst. On October 15, 2008, the Company used $4,746,000 of the Catalyst Proceeds to acquire 600,000 shares of the Company’s common stock at a price of $7.91 per share.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Vector Intersect Security Acquisition Corp.

We have audited the accompanying balance sheet of Vector Intersect Security Acquisition Corp. (a corporation in the development stage) as of December 31, 2007 and the related statements of income, stockholders’ equity and cash flows for the year ended December 31, 2007 and the period from July 19, 2005 (inception) to December 31, 2007. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vector Intersect Security Acquisition Corp. as of December 31, 2007 and the results of its operations and its cash flows for the year ended December 31, 2007 and the period from July 19, 2005 (inception) to March 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ Miller Ellin & Company, LLP
New York, New York
April 10, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Vector Intersect Security Acquisition Corp.

We have audited the accompanying balance sheet of Vector Intersect Security Acquisition Corp. (a corporation in the development stage) as of December 31, 2006, and the related statements of operations, stockholders’ deficiency, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vector Intersect Security Acquisition Corp. as of December 31, 2006, and the results of its operations and its cash flows for the year then ended, in conformity with United States generally accepted accounting principles.

/s/ Goldstein Golub Kessler LLP
GOLDSTEIN GOLUB KESSLER LLP

New York, New York
May 7, 2007

VECTOR INTERSECT SECURITY ACQUISITION CORPORATION
(A Development Stage Company)

BALANCE SHEETS

	December 31
	2007	2006
ASSETS
Current assets:
Cash	$569,723	$24,279
Cash and cash equivalents, held in trust	58,309,161	—
Prepaid expenses	94,444	—
Total current assets	58,973,328	24,279
Deferred offering costs	—	432,338
Total assets	$58,973,328	$456,617
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Deferred underwriting costs	$2,340,000	$—
Accrued expenses	79,024	182,550
Accrued interest on notes payable, stockholders	9,481	13,157
Advance from shareholder	8,820	31,769
Income tax payable	85,000	—
Notes payable – stockholders	205,000	348,791
Total liabilities	2,727,325	576,267
Common stock, subject to possible redemption – 1,462,449 shares at $7.62 per share	11,144,242	—
Stockholders’ Equity:
Preferred stock – $.001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock – $.001 par value; 50,000,000 shares authorized; issued and outstanding 9,375,000 at December 31, 2007 (including 1,462,449 shares of common stock subject to possible redemption) and 1,875,000 at December 31, 2006	9,375	1,875
Additional paid-in capital	44,439,734	23,125
Retained earnings/(deficit accumulated) during the development stage	652,652	(144,650)
Total stockholders’ equity (deficit)	45,101,761	(119,650)
Total liabilities and stockholders’ equity (deficit)	$58,973,328	$456,617

See notes to financial statements.

VECTOR INTERSECT SECURITY ACQUISITION CORPORATION
(A Development Stage Company)

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2007	Year Ended December 31, 2006	Inception (July 19, 2005) Through December 31, 2007
Interest income	$1,346,922	—	$1,346,922
Operating expenses	448,197	$67,394	579,690
Income (loss) before interest expense and income taxes	898,725	(67,394)	767,232
Interest expenses – related party	15,061	10,140	28,218
Income (loss) before provision for income taxes	883,664	(77,534)	739,014
Provision for income taxes	86,362	—	86,362
Net income (loss)	$797,302	$(77,534)	$652,652
Weighted average number of shares outstanding – basic	6,912,329	1,875,000	3,929,330
diluted	8,530,207	1,875,000	4,589,135
Net income (loss) per share – basic	$0.11	$(0.04)	$0.16
Net income (loss) per share – diluted	$0.09	$(0.04)	$0.14

See notes to financial statements.

VECTOR INTERSECT SECURITY ACQUISITION CORPORATION
(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Paid-in Capital in Excess of Par	Retained Earnings/Deficit Accumulated During the Development Stage	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balances, at December 31, 2005	1,875,000	$1,875	$23,125	$(67,116)	$(42,116)
Net loss	—	—	—	(77,534)	(77,534)
Balances, at December 31, 2006	1,875,000	1,875	23,125	(144,650)	(119,650)
Proceeds of private placement – April 25, 2007	187,500	187	1,499,813	—	1,500,000
Stock issuance on June 30, 2007 at $8	7,312,500	7,313	58,492,687	—	58,500,000
Expenses of offerings	—	—	(4,431,649)	—	(4,431,649)
Less: Proceeds subject to possible redemption of 1,462,499 shares and associated deferred interest	—	—	(11,144,242)	—	(11,144,242)
Net income	—	—	—	797,302	797,302
Balances at December 31, 2007	9,375,000	$9,375	$44,439,734	$652,652	$45,101,761

See notes to financial statements.

VECTOR INTERSECT SECURITY ACQUISITION CORPORATION
(A Development Stage Company)

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2007	Year Ended December 31, 2006	Inception (July 19, 2005) Through December 31, 2007
Cash flows from operating activities
Net income (loss)	$797,302	$(77,534)	$652,652
Adjustments to reconcile net loss to net cash provided by operating activities
Insurance premium refund receivable	—	18,903	—
Accounts payable and accrued expenses	(113,526)	67,684	79,024
Income tax payable	85,000	—	85,000
Prepaid Expenses	(94,444)	—	(94,444)
Accrued interest on notes payable, stockholders	6,324	10,140	9,481
Net cash provided by (used in) operating activities	680,656	19,193	731,713
Cash flows from investing activities:
Payment to trust account	(58,309,161)	—	(58,309,161)
Net cash used in investing activities	(58,309,161)	—	(58,309,161)
Cash flows from financing activities
Repayment of advances from shareholders	(22,949)	—	—
Proceeds from advances from stockholder		8,820	8,820
Proceeds from sale of shares of common stock	—	—	25,000
Proceeds from notes payable, stockholders	—	143,791	348,791
Repayment of notes payable, stockholders	(143,791)	—	(143,791)
Proceeds from private placement	1,500,000	—	1,500,000
Proceeds from initial public offering	58,500,000		58,500,000
Payment of expenses of offering	(1,659,311)	(157,186)	(2,091,649)
Net cash provided by financing activities	58,173,949	(4,575)	58,147,171
Net increase in cash	545,444	14,618	569,723
Cash, beginning of period	24,279	9,661	—
Cash, end of period	$569,723	$24,279	$569,723
Supplemental disclosure of cash flow information
Cash paid for interest	$8,734	$—	$8,737
Supplemental schedule of non-cash financing activities:
Accrual of deferred underwriting costs	$2,340,000	$132,449	$2,340,000

See notes to financial statements.

VECTOR INTERSECT SECURITY ACQUISITION CORPORATION
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

1. Organization, Proposed Business Operations and Summary of Significant Accounting Policies

Organization

Vector Intersect Security Acquisition Corporation (the “Company”) was incorporated in Delaware on July 19, 2005 as a blank check company. Its objective is to acquire through merger, capital stock exchange, asset acquisition or other similar Business Combination (as defined below), one or more businesses in the homeland security, national security and/or command and control industries.

The registration statement for the Company’s initial public offering (the “Public Offering”) was declared effective on April 25, 2007. The Company completed a private placement (the “Private Placement”) and received gross proceeds of $1,500,000 on April 25, 2007. The Company consummated the Public Offering on May 1, 2007 and received gross proceeds of $58,500,000. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Private Placement and the Public Offering (collectively the “Offerings”) (each as described in Note 2), although substantially all of the net proceeds of the Offerings arc intended to be generally applied toward consummating a business combination with a target company. As used herein, a “target business” shall include an operating business in the homeland security or defense industries, or a combination thereof, and a “business combination” shall mean the acquisition by the Company of such a target business. There is no assurance that the Company will be able to effect a business combination successfully.

Of the proceeds of the Offerings, $58,030,000 was placed in a trust account (“Trust Account”) at JP MorganChase, New York, New York, maintained by American Stock Transfer & Trust Company, the Company’s transfer agent. This amount includes the net proceeds of the Public Offering and the Private Placement, and $2,340,000 of deferred underwriting compensation fees (the “Discount”) which will be paid to Rodman & Renshaw, LLC if, and only if, a business combination is consummated. The funds in the Trust Account will be invested until the earlier of (i) the consummation of the Company’s first business combination or (ii) the liquidation of the Trust Account as part of a plan of dissolution and liquidation approved by our stockholders, up to $1,500,000 of interest income on the Trust Account may be used to fund the Company’s working capital requirements including payments for legal, accounting, due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event (i) the Business Combination is not approved by a majority of the shares of common stock or (ii) 20% or more of the shares of common stock held by the public stockholders vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated.

With respect to the first Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company redeem its, his or her shares. The per share redemption price will equal the amount in the Trust Fund, plus interest (net of taxes payable and net of up to $1,500,000 of interest income on the Trust Fund that may be used to fund the Company’s working capital) calculated as of two business days prior to the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Public Offering, Accordingly, Public Stockholders holding approximately 19.99% of the aggregate number of shares owned by all Public Stockholders may seek redemption of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Fund computed without regard to the shares held by the Initial Stockholders.

Basis of Presentation

The financial statements include the accounts of the Company. As of December 31, 2007, the Company had not engaged in any business operations. All activity through December 31, 2007 is related to the Company’s formation, the Offering and the pursuit of acquiring a company.

VECTOR INTERSECT SECURITY ACQUISITION CORPORATION
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

1. Organization, Proposed Business Operations and Summary of Significant Accounting Policies  – (continued)

Income Taxes

The Company’s policy is to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between amounts recognized in the Company’s financial statements and its tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The effect of significant tax positions for which it is more likely than not that the Company will not prevail are recognized liabilities or reductions of deferred tax assets. Valuation allowances are recognized if it is more likely than not that the future tax benefits of deferred tax assets will not be realized. Assessments, if any, for tax related interest are classified as interest expense and tax penalties are classified as general and administrative expenses.

On January 1, 2007 the company adopted, FASB Issue Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” an Interpretation of FASB Statement No. 109 — (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoptions of “FIN 48” had no effect on our financial condition or results of operation.

We recognize interest and penalties related to uncertain tax positions in income tax expense. The tax years 2005 and 2006 remain open to examination by the major taxing jurisdictions to which we are subject.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that a fleet the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

The Corporation considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Corporation to credit risk consist of cash and cash equivalents. The Corporation’s policy is to limit the amount of credit exposure to any one financial institution and place investments with financial institutions or in short-term money market funds that provide minimal exposure to interest rate and credit risk.

Earnings per Common Share

Basic earnings per share (“EPS”) is computed by dividing net income applicable to common stock by the weighted average common shares outstanding during the period. Diluted EPS reflects the additional dilution for all potentially dilutive securities such as stock warrants.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material affect on the accompanying financial statements.

VECTOR INTERSECT SECURITY ACQUISITION CORPORATION
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

2. Offerings

On April 25, 2007 the Company sold 187,500 units in a Private Placement, and on May 1, 2007 the Company sold 7,312,500 units in a Public Offering collectivity (the “Units”). Each Unit consists of one share of the Company’s common stock $0.001 par value, and one common stock purchase warrant (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 per share (which Warrant may be exercised on a cashless basis) commencing the later of one year from the effective date of the Public Offering: or (b) the completion of a Business Combination with a target business and expiring four years from the date of the prospectus (unless earlier redeemed). The Warrant is redeemable at a price of $0.01 per Warrant upon 30 days notice after the Warrant becomes exercisable, only in the event that (a) the last sales price of the common stock is at least $11.50 per share for any 20 trading days within a 30-trading-day period ending on the third business day prior to date on which notice of redemption is given.

The Company will use its best efforts to cause a registration statement to become effective on or prior to the commencement of the Warrant exercise period and to maintain the effectiveness of such registration statement until the expiration of the Warrants. The Warrants may not be exercised in the absence of an effective registration statement, and, in the event that the Company is unable to maintain the effectiveness of such registration statement until the expiration of the Warrants, and therefore is unable to deliver registered shares, the Warrants may expire unexercised and worthless. In no event will the Company be required to net-cash settle the Warrants. Accordingly, the Company has determined that the Warrants should he classified in stockholders’ equity upon issuance in accordance with the guidance in EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock”.

3. Deferred Offering Costs

Deferred offering costs consist of legal, auditing, regulatory filing, underwriting fees and other costs incurred related to the Proposed Offerings that were charged to stockholders’ equity upon receipt of the capital raised.

4. Advances from Stockholder

In March 2006 and in September 2006, a stockholder advanced the Company a total of $8,820 and $522,950 respectively for operating expenses. The advance is non-interest bearing and is due on demand.

5. Notes Payable, Stockholders

In addition to their purchase of the Company’s common stock, two of the Company’s stockholders and officers advanced the Company an aggregate of $205,000 in exchange for unsecured promissory notes. The notes bear interest at a rate of 4% per annum with principal and accrued interest due no later than the first anniversary of the initial public offering of the Company.

The Company issued two additional notes with an aggregate principal amount of $143,791 to SCP Private Equity Management Company, LLC. The notes bear interest at a rate of 5.5% per annum with principal and accrued interest due no later than the first anniversary of the initial public offering of the Company.

Due to the short-term nature of the notes, the fair value of the notes approximates their carrying value.

The interest expense for Notes payable to shareholders were $14,375, $12,167 and $29,363 for year ended 2007, 2006 and from inception to year end 2007, accordingly.

VECTOR INTERSECT SECURITY ACQUISITION CORPORATION
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

6. Per Share Information

Basic income per common share (“Basic EPS”) is computed by dividing the net income by the weighted-average number of shares outstanding. Diluted income per common share (“Diluted EPS”) is computed by dividing the net income by the weighted-average number of common shares and dilutive common share equivalents then outstanding. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the Company’s Condensed Statements of Income.

The following table sets forth the computation of basic and diluted per share information.

			For the Period from July 19, 2005 (Inception) to December 31, 2007
	Year Ended December 31,
	2007	2006
Numerator:
Net Income (Loss)	$779,302	$(77,534)	$652,651
Denominator:
Weighted-average common shares outstanding Dilutive effect of warrants	6,912,329	1,875,000	3,929,330
Weighted average common shares outstanding, assuming dilution	8,530,207	1,875,000	4,589,135
Net Income (Loss) per Share:
Basic	$0.11	$(0.04)	$0.16
Diluted	$0.09	$(0.04)	$0.14

7. Commitments

In connection with the Public Offering the Company sold to the representative of the underwriter, for $100 an option to purchase up to a total of 731,250 Units. The Units issuable upon exercise of this option are identical to those offered to the public, except that the Warrants underlying this option are exercisable at $5.50 (110% of the exercise price of the Warrants included in the units sold in the Public Offering). This option is exercisable at $8.80 per unit commencing on the later of the consummation of a Business Combination and one year from the date of offerings and expiring five years from the date of offerings.

The option and the 731,250 units, the 731,250 shares of common stock and the 731,250 Warrants underlying such units, and the 731,250 shares of common stock underlying such Warrants, have been deemed compensation by the National Association of Securities Dealers (“NASD”) and are therefore subject to a 180-day lock-up pursuant to Rule 2710(01) of the NASD Conduct Rules. Additionally, the option may not be sold, transferred. assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of offerings. However, the option may be transferred to any underwriter and selected dealers participating in the offering and their bona fide officers or partners.

The Company accounted for this purchase option as a cost of raising capital and will include the instrument as equity in the financial statements. Accordingly, there will be no net impact on the Company’s financial position or results of operations, except for the recording of the $100 proceeds from the sale. The Company estimated, based upon a Black-Scholes model, that the fair value of the purchase option, on the date of sale is approximately $3.40 per unit (or $2,486,250 in the aggregate), using an expected life of 5 years, volatility of 44%, and a risk-free rate of 5%. However, because the Company’s units did not have a trading history, the volatility assumption was based on information then available to management. The volatility estimate is derived using historical data of public companies in the proposed industry. The Company believes the volatility estimate calculated from these companies is a reasonable benchmark to use in estimating the

VECTOR INTERSECT SECURITY ACQUISITION CORPORATION
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

7. Commitments – (continued)

expected volatility of our units; however, the use of an index to estimate volatility may not necessarily be representative of the volatility of the underlying securities. Although an expected life of five years was used in the calculation, if the Company does not consummate a Business Combination with the prescribed time period and it liquidates, the option will become worthless.

The Company has engaged the representative of the underwriters, on a non-exclusive basis, as an agent for the solicitation of target for a Business Combination. The Company has agreed to pay the representative of the underwriters a transaction fee in cash equal to 3% of the aggregate consideration paid by the Company in a Business Combination with a target business the representative of the underwriters introduces to the Company, if such Business Combination is consummated within twenty-four months of such introduction.

The Company has engaged the representative of the underwriters, on a non-exclusive basis, as its agent for the solicitation of the exercise of the Warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Securities and Exchange Commission, the Company has agreed to pay the representative of the underwriter for bona fide services rendered a commission equal to 3% of the exercise price for each Warrant exercised more than one year after April 25, 2007 (the effective date of our initial public offering) if the exercise was solicited by the representative. In addition to soliciting, either orally or in writing, the exercise of the Warrants, the representative’s services may also include disseminating information, either orally or in writing, to Warrant holders about the. Company or the market for the Company’s securities, and assisting in the processing of the exercise of the Warrants. No compensation will be paid to the representative upon the exercise of the Warrants if:

•	The market price of the underlying shares of common stock is lower than the exercise price;
•	The holder of the Warrants has not confirmed in writing that the representative solicited the exercise;
•	The Warrants are held in a discretionary account;
•	The Warrants are exercised in an unsolicited transaction; or
•	The representative has not provided to the holder of the Warrants solicited for exercise, a copy of the prospectus with respect to the shares of common stock underlying the Warrants.

The Company has engaged Selway Partners LLC, an entity with which several of the Company’s officers and directors are affiliated, for an aggregate monthly fee of $7,500 for certain administrative, technology, bookkeeping and secretarial services, as well as the use of limited office space in New Jersey.

On May 1, 2007, the Company entered into a $500,000 revolving credit agreement with SCP Private Equity Management Company, LLC, of which the Company’s Chief Executive officer and one of its directors are members. Any amounts outstanding under the revolving credit agreement will bear interest at a rate of 5.5% per year. Any funds outstanding under the revolving credit agreement will become due and payable by the Company upon our consummation of a business combination. As of December 31, 2007, the Company has not borrowed any amounts under this facility.

8. Related Party Transactions

The Corporation presently occupies office space provided by an affiliate of the Corporation’s president and an Initial Stockholder. Such affiliate has agreed that, until the acquisition of a target business by the Corporation, it will make such office space, as well as certain office and secretarial services, available to the Corporation, as may be required by the Corporation from time to time. The Corporation has agreed to pay such affiliate $7,500 per month for such services commencing April 25, 2007. Payments made under this agreement totaled $90,000 for the year ended December 31, 2007.

VECTOR INTERSECT SECURITY ACQUISITION CORPORATION
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

9. Income Taxes

There is no difference between the effective tax rate reflected by the provision for income taxes and the amounts calculated using statutory tax rates. The components of the provision for income tax are as follows:

	For the Year Ended December 31, 2007	Year Ended December 31, 2006	For the Period from April 6, 2005 (Inception) to December 31, 2007
Federal
Current	$85,000	$—	$85,000
Deferred	—	—	—
State
Current
Deferred	—	—	—
	$85,000	$—	$85,000

There were no deferred tax assets, liabilities or uncertain tax positions at December 31, 2007.

10. Capital Stock

The Corporation is authorized to issue 50,000,000 shares of common stock. Stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that Public Stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust fund if they both elect such conversion within the prescribed time period and they subsequently vote against a Business Combination that is ultimately approved and completed. Assuming that such a Business Combination is not timely completed and the Corporation’s dissolution is approved by the stockholders in accordance with Delaware law, Public Stockholders will be entitled to receive their proportionate share of the Trust Fund (including any interest not released to us, net of taxes, and the deferred underwriting discount). In addition, Public Stockholders will be entitled to receive a pro rata portion of our remaining assets not held in trust, less amounts we pay, or reserve to pay, for all of our liabilities and obligations.

Pursuant to letter agreements with the Corporation, the Initial Stockholders have waived their right to receive distributions with respect to their founding shares upon the Corporation’s liquidation.

Preferred Stock

The Corporation is authorized to issue 5,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

The agreement with the underwriters prohibits the Corporation, prior to a Business Combination, from issuing preferred stock without the consent of the representatives of the underwriters.

11. Contractual Obligations

On June 19, 2007, the Company entered into a consulting agreement with Derek Dunaway. Mr. Dunaway duties are to assist the Company’s officers with the Company’s reporting obligations and in its search for a target business. Pursuant to the consulting agreement, Mr. Dunaway will receive $10,000 per month (including retroactive compensation to May 2, 2007) and the agreement may be terminated by either party on 15 days prior written notice to the other party. If the Company consummates a business combination, the Company will (i) pay Mr. Dunaway $10,000 for each month he has performed as a consultant for the Company and (ii) issue Mr. Dunaway warrants to purchase 100,000 shares of Vector’s common stock, exercisable at $5.00 per share.

VECTOR INTERSECT SECURITY ACQUISITION CORPORATION
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

11. Contractual Obligations – (continued)

On December 17, 2007, the Company entered into an agreement with Raviv Shefet pursuant to which, in consideration for financial advisory services rendered, if the Company consummates a business combination, the Company will issue Mr. Shefet warrants to purchase 100,000 shares of Vector’s common stock, exercisable at $5.00 per share.

Since the warrants described above are not yet outstanding and their issuance is contingent on an event that may not occur, the warrants have not yet been valued.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated balance sheets combine Cyalume Technologies Holdings, Inc.’s (“Cyalume”), formally known as Vector Intersect Security Acquisition Corp., historical balance sheet with those of Cyalume Technologies, Inc. (“CTI”) as of September 30, 2008, giving effect to the transaction described in the purchase agreement as if they had occurred on September 30, 2008. The following unaudited pro forma condensed consolidated statements of operations combine (i) Cyalume’s historical statement of operations for the nine months ended September 30, 2008 with those of CTI and (ii) Cyalume’s historical statement of operations for the year ended December 31, 2007 with those of CTI, in each case giving effect to the acquisition as if it had occurred on January 1, 2007.

The unaudited pro forma condensed consolidated financial statements have been prepared using the actual level of approval of the transaction by the Cyalume stockholders on December 19, 2008 which was approximately 86.5%.

Under the purchase method of accounting, the preliminary purchase price has been allocated to the net tangible and intangible assets acquired and liabilities assumed, based upon preliminary estimates. Management estimates are subject to change upon the finalization of the valuation of certain assets and liabilities.

Cyalume is providing this information to aid you in your analysis of the financial aspects of the acquisition. The unaudited pro forma condensed consolidated financial statements described above should be read in conjunction with the historical financial statements of Cyalume and CTI and the related notes thereto. The pro forma adjustments are preliminary and the unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the acquisition taken place on the dates noted, or Cyalume’s future financial position or operating results.

CYALUME TECHNOLOGIES HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
September 30, 2008
(In Thousands)

	Vector	Cyalume	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current Assets
Cash	$87	$3,500	$58,708	a	$3,048
			31,855	b
			(40,346)	c
			(30,589)	d
			(250)	e
			(7,947)	f
			(12,000)	m
Cash and cash equivalents, held in trust	58,708	—	(58,708)	a	—
Accounts receivable (net of allowance for doubtful accounts of $548)	—	4,460	—		4,460
Prepaid expenses	9	1,017	—		1,026
Inventories, net	—	11,135	800	d	11,935
Deferred income taxes	—	454	—		454
Total current assets	58,804	20,566	(58,447)		20,923
Deferred acquisition costs	275	—	(275)	e	—
Property, plant and equipment, net	—	10,354	(2,854)	d	7,500
Debt issue costs, net	—	311	310	c	621
Intangible assets, net	—	29,912	17,451	d	47,363
Goodwill		24,398	34,622	d	59,020
Other	—	3	—		3
Total assets	$ 59,079	$85,544	$(9,193)		$135,430
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$130	$2,295	$1,000	m	$3,425
Accrued liabilities	33	3,264	(1,819)	l	1,478
Revolving credit loan	—	—	3,500	c	3,500
Current maturities of long-term debt	55	3,154	467	c	3,676
Deferred underwriting costs	2,340	—	(2,340)	e	—
Total current liabilities	2,558	8,713	(192)		11,079
Long-term debt, non-current, net of discount	—	35,965	27,197	b	21,463
			(35,965)	c
Asset retirement obligations	—	173	—		173
Deferred income taxes	—	5,906	6,500	d	12,406
Total liabilities	2,558	50,757	(2,460)		50,855
Common stock subject to possible redemption – 1,462,499 shares at $7.71 per share	11,276	—	(11,276)	f	—
Stockholders' equity:
Common stock	9	1	4	d	14
Additional paid-in capital	44,308	34,134	3,329	f	83,537
			13,578	d
			(13,812)	m
			2,000	e
Retained earnings during the development stage	928	—	(928)	a	—
Accumulated other comprehensive income – foreign currency translation	—	1,098	(1,098)	d	—
Accumulated (deficit) earnings	—	(446)	446	d	1,024
			928	a
			(1,538)	c
			(185)	e
			1,819	l
Total stockholders' equity	45,245	34,787	4,543		84,575
Total liabilities and stockholders' equity	$59,079	$85,544	$(9,193)		$135,430

CYALUME TECHNOLOGIES HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
September 30, 2008
(In Thousands)

	Vector	Cyalume	Pro Forma Adjustments		Pro Forma Combined
Net revenues	$—	$31,686	$—		$31,686
Interest income	899	—	—		899
Cost of goods sold	—	15,201	—		15,201
Gross profit	899	16,485	—		17,384
Other revenues and (expenses):
Selling	—	2,532	—		2,532
General and administrative	637	4,504	—		5,141
Interest expense, net of interest income	4	3,715	1,944	g3	2,041
			(3,715)	H
			93	g5
Foreign currency loss, net	—	(75)	—		(75)
Restructuring charges and acquisition-related costs	—	1,888	(1,888)	l	—
Other income, net	—	(2,851)	—		(2,851)
Amortization of intangible assets	—	1,968	823	i	2,791
Total other expenses	641	11,681	(2,743)		9,579
Income before benefit from income taxes	258	4,804	2,743		7,805
Benefit (Provision) from income taxes	18	(1,754)	(996)	k	(2,732)
Net income	$276	$3,050	$1,747		$5,073
Net income attributable to common stockholders	$276	$3,050	$1,747		$5,073
Earnings per share:
Basic	$0.03				$0.35
Diluted	$0.02				$0.21
Weighted-average number of shares outstanding:
Basic	9,375,000	11,555,331		j	14,628,841
Diluted	11,896,460	11,555,331			23,810,091
Earnings per share exclusive of interest and shares subject to redemption:
Basic	$—	$—
Diluted	$—	$—
Weighted-average number of shares outstanding exclusive of shares subject to possible redemption:
Basic	7,912,551	—
Diluted	10,434,011	—

CYALUME TECHNOLOGIES HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
December 31, 2007
(In Thousands)

	Vector	Cyalume	Pro Forma Adjustments		Pro Forma Combined
Net revenues	$—	$39,026	$—		$39,026
Interest income	1,347	—	—		1,347
Cost of goods sold	—	19,072	—		19,072
Gross profit	1,347	19,954	—		21,301
Other revenues and (expenses):
Selling	—	3,412	—		3,412
General and administrative	448	7,814	—		8,262
Interest expense, net of interest income	15	6,366	3,315	g	3,454
			(6,366)	h
			124	g2
Foreign currency loss, net	—	180	—		180
Restructuring charges and acquisition-related costs	—	—	—		—
Other income, net	—	(723)	—		(723)
Amortization of intangible assets	—	2,612	179	i	2,791
Total other expenses	463	19,661	(2,748)		17,376
Income before benefit from income taxes	884	293	2,748		3,925
Benefit (Provision) from income taxes	(87)	(270)	(1,017)	k	(1,374)
Net income	$797	$23	$1,731		$2,551
Net income attributable to common stockholders	$797	$23	$1,731		$2,551
Earnings per share:
Basic	$0.11				$0.17
Diluted	$0.09				$0.11
Weighted-average number of shares outstanding:
Basic	6,912,329	11,555,331		j	14,628,841
Diluted	8,530,207	11,555,331			23,810,091
Earnings per share exclusive of interest and shares subject to redemption:
Basic	$—	$—
Diluted	$—	$—
Weighted-average number of shares outstanding exclusive of shares subject to possible redemption:
Basic	5,449,880	—
Diluted	7,067,758	—

CYALUME TECHNOLOGIES HOLDINGS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
(In Thousands)

a.	To record the reclassification of funds held in trust by Vector to operating cash and Vector retained earnings to accumulated deficit at closing.
b.	To record loan required to fund acquisition including unamortized debt discount, and one year amortization of unamortized debt discount.
c.	To record extinguishment of CTI’s debt, including write-off of debt issuance costs and unamortized debt discounts.
d.	To record cash paid to CTI’s stockholders and related equity increase, removal of CTI’s goodwill, accumulated foreign currency translations and accumulated deficit, and to step-up the basis in the company's intangible assets including associated goodwill.

Calculation of allocable purchase price:

Cash	$30,164
Stock	47,717	(i)
New bank facility	34,818
Transaction costs yet to be paid	250
Total allocable purchase price	$112,950
Estimated allocation of purchase price(ii):
Net assets acquired	$34,787
Fair value adjustments to assets acquired/liabilities assumed:	(29,912)
Goodwill	(24,398)
Debt and related costs paid at closing	40,346
Closing costs paid at closing	250
Fair value of tangible assets acquired	21,073
Fair value of intangible assets acquired
Intangible assets:
Trade name(aa)	7,390
Customer relationships(bb)	28,870
Non-compete agreements(cc)	293
Developed technology(dd)	10,810
Excess of purchase price over fair value of assets acquired	44,514
Total allocable purchase price	$112,950	(ii)

(i)	6,430,926 shares of Cyalume's common stock at a price per share of $7.42, which was the closing price of a share of Cyalume's common stock on the OTC market on December 19, 2008, the date the transaction consummated.
(ii)	The purchase price allocation has not been finalized and is subject to change upon recording of actual transaction costs and completion of appraisals of tangible and intangible assets. The purchase price allocation will be finalized when all necessary information is obtained which is expected to occur within one year of the consummation of the transaction.
aa	A trade name valuation was performed for Cyalume. The relief-from-royalty method was used to value the trade name. This methodology utilizes market royalty rates and forecasted revenues to estimate royalty savings.

CYALUME TECHNOLOGIES HOLDINGS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
(In Thousands)

bb	Customer relationships valuations were performed for Cyalume. The income approach was utilized to determine the fair value of customer relationships. This approach evaluates the present worth of the future economic benefits that accrue to the investors in a business. The present value of the expected future cash flows indicates the fair value of the asset.
cc	Developed technology valuations were performed for Cyalume. The relief from royalty method, a variation of the income approach was utilized to determine fair market value. This methodology utilizes the present value of royalty streams to provide a useful indication of the fair value of the developed technology.
dd	Covenants not to compete valuations were performed for Cyalume. The comparative business valuation method was used to determine fair market value. To determine the value, the firm compared the prospective cash flows estimated by management with the subject covenants in place vs. the prospective cash flows without the covenants to compete.
e.	To record transaction costs as period expenses. A portion of these costs may be capitalized to the extent they are related to the issuance of new equity shares. Since that portion has not been estimated at this time, it is shown as expense.
f.	To reclassify common stock subject to redemption to permanent equity.
g.	To record interest expense associated with the new bank facility, estimated at 9.72%, which would have been the average rate during 2007 and two subordinated notes with PIK interest of 6.00% and 8.00%, resulting in interest expense of $3,315 for the year ended December 31, 2007. The new bank facility includes interest rate protection on 60% of the term loan and 100% of the commercial real estate mortgage which approximates 0.34% of the interest rate. If interest rates were to fluctuate by 1/8%, interest expense would be impacted by $112.
g1.	To record interest expense associated with the new bank facility, estimated at 7.46%, which would have been the average rate during the first nine months of 2008 and two subordinated notes with PIK interest of 6.00% and 8.00%, resulting in interest expense of $1,944 for the nine months ended September 30, 2008. The new bank facility includes interest rate protection on 60% of the term loan and 100% of the commercial real estate mortgage which approximates 0.34% of the interest rate. If interest rates were to fluctuate by 1/8%, interest expense would be impacted by $36.
g2.	To record first year amortization of unamortized debt discounts.
g3.	To record nine months of amortization of unamortized debt discounts.
h.	To reduce interest expense as existing debt was paid off with cash raised during the sale.
i.	To record amortization of intangible assets recorded in the purchase price allocation. Tradenames are considered to be indefinite and are not being amortized. Non-compete agreements are being amortized over a 2-year period. Customer relationships are being amortized over a 12-year period. Developed technology is being amortized over a 9-year period.

CYALUME TECHNOLOGIES HOLDINGS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
(In Thousands)

j.	Pro forma net income per share was calculated by dividing pro forma net income by the weighted average number of shares outstanding as follows:

Twelve months ended December 31, 2007:
Basic shares – Assuming initial public offering as of January 1, 2007	9,375,000
Shares issued in connection with the transaction to GMS	6,430,926
Shares issued in connection with the Working Capital Adjustment to GMS	138,165
Shares retired in connection with purchases made by bridge loan	(1,499,000)
Shares retired in connection with purchases made by Catalyst funds	(600,000)
Shares issued to bridge loan financier and Catalyst	633,750
Shares issued in lieu of cash for fees payable to SMH	150,000
Basic shares – Total	14,628,841
Incremental shares on exercise of warrants	9,181,250
Diluted	23,810,091

k.	Tax effect of pro forma adjustments have been computed using a 35% blended tax rate. It should be noted that Cyalume has previous NOL's available to off-set income taxes subject to the limitations of IRC §382.
l.	Restructuring charges of approximately $1.2 million of severance costs for personnel departing the Company in conjunction with the planned acquisition by Vector, plus sale-related costs of approximately $0.7 million associated with the Vector acquisition, primarily for legal and consulting expenses incurred by the Company.
m.	To record the bridge loan transaction. The bridge loan proceeds of $12.0 million were used to purchase the Company's common stock on the open market at or below $8.00 per share. This loan was repaid at the closing.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

12,081,151 Shares

Common Stock

CYALUME TECHNOLOGIES HOLDINGS, INC.

PRELIMINARY PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

SEC Registration fee	$2,000
Accounting fees and expense	$15,000
Printing and engraving expenses	$0
Legal fees and expenses	$15,000
Miscellaneous	$2,500
Total	$34,500

Item 14. Indemnification of Directors and Officers

Our Fifth Amended and Restated Certificate of Incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b)

of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Seventh of our Fifth Amended and Restated Certificate of Incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

The Registrant’s amended and restated certificate of incorporation also provides that no director of the Corporation shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision of the Registrant’s amended and restated certificate of incorporation shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this provision of the Registrant’s amended and restated certificate of incorporation shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Registrant existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

Bylaws.  The Registrant’s bylaws provide for the indemnification of the officers and directors of the Registrant to the fullest extent permitted by the DGCL. The bylaws provide that each person who was or is made a party to, or is threatened to be made a party to, any civil or criminal action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Registrant shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL against all expense, liability and loss, including, without limitation, attorneys’ fees, incurred by such person in connection therewith, if such person acted in good faith and in a manner such person reasonably believed to be or not opposed to the best interests of the Registrant and had no reason to believe that such person’s conduct was illegal.

Insurance.  The Registrant maintains directors and officers liability insurance, which covers directors and officers of the Registrant against certain claims or liabilities arising out of the performance of their duties.

Item 15. Recent Sales of Unregistered Securities.

The shares issued to the individuals below were sold at a purchase price of approximately $0.013 per share, for an aggregate offering price of $25,000:

Stockholders	Number of Shares
Marc L. Abramowitz	432,812
Marc L. Abramowitz Irrevocable Trust Number 7	200,000
Issac Applbaum	632,812
Abraham D. Sofaer	187,501
Max Weiss	140,625
Archie Clemins	140,625
Joseph T. Gorman	140,625

Such shares were issued in August 2005, in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold in transactions not involving a public offering to a limited number of sophisticated, wealthy individuals. No underwriting commissions or offering discounts were paid with respect to such sales.

On May 31, 2006 our stockholders at the time sold shares owned by them to the persons named below for approximately $0.013 per share:

•	Marc L. Abramowitz transferred 234,374 shares to SCP Private Equity Management Company, LLC
•	Marc L. Abramowitz transferred 104,688 shares to Winston Churchill
•	Marc L. Abramowitz Irrevocable Trust Number 7 transferred 200,000 shares to Winston Churchill
•	Isaac Applbaum transferred 46,874 shares to Winston Churchill
•	Max Weiss transferred 140,625 shares to Winston Churchill
•	Abraham Sofaer transferred 1 share to Winston Churchill
•	Isaac Applbaum transferred 492,188 shares to Yaron Eitan
•	Joseph Gorman transferred 46,875 shares to Ehud Barak
•	Archie Clemins transferred 46,875 shares to Ehud Barak
•	Abraham Sofaer transferred 187,500 shares to Amit Avnet

All such transfers were exempt from registration pursuant to Sections 4(1) and 4(2) of the Securities Act, due to the limited number of individuals involved, their status as accredited investors and transfer restrictions and legends on the share certificates. None of the transferees in the above described transaction (i) had any relationship with the transferors in such transaction, (ii) were sold the shares as consideration for services provided to us or assumed any of our obligations, or (iii) those obligations of the transferors in connection with such transaction.

On April 25, 2007, we sold 187,500 units to Yaron Eitan (our Chief Executive Officer and a director), Winston Churchill (our Chairman of the Board) and SCP Private Equity Management Company, LLC (an affiliate of both Mr. Eitan and Mr. Churchill) for an aggregate purchase price of $1,500,000 or $8.00 per unit. Each unit consists of one share of common stock and one warrant to purchase one share of common stock, exercisable at $5.00 per share. The securities were sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act since they were sold to a limited number of individuals and their status as accredited investors. No discounts or commissions have been or will be paid in connection with this private placement.

In each of the foregoing sales of stock the purchasers were our officers and directors or affiliates of our officers and directors and therefore had access to all relevant information about us when choosing to invest in our securities.

On October 15, 2008, pursuant to the terms of the subscription agreement with Catalyst Equity Management, we issued to Catalyst Private Equity Partners (Israel) II LP, an affiliate of Catalyst Equity Management, 593,750 shares of common stock and warrants to purchase up to 118,750 shares of common stock in exchange for $4,750,000. We did not pay any fees or commissions in connection with the issuance. The warrants issued to Catalyst are exercisable at an exercise price of $8.00 per share and expire on October 15, 2013. The shares of common stock were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the regulations promulgated thereunder, because the shares were issued to an accredited investor in a private transaction.

On December 10, 2008, we issued 40,000 shares of its common stock and three-year warrants to purchase 100,000 shares of our common stock exercisable at an exercise price of $8.00 per share to Centurion Credit Group Master Fund L.P. in connection with a financing transaction. The shares of common stock were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the regulations promulgated thereunder, because the shares were issued to an accredited investor in a private transaction. No underwriting commissions or offering discounts were paid with respect to such sales.

In connection with the consummation of the acquisition of Cyalume Technologies, on December 19, 2008, We transferred 150,000 shares of our common stock (at a price per share of $8.00) to SMH Capital Inc. in exchange for finder services in connection with the Transaction. The shares of Cyalume’s common stock issued to SMH were not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from the registration requirements provided in Section 4(2) of the Securities Act.

In connection with the consummation of the acquisition of Cyalume Technologies, on December 19, 2008, we transferred 93,750 shares of our common stock (at a price per share of $8.00) to Rodman & Renshaw, LLC (“Rodman”), in partial payment for Rodman’s services as representative of the underwriters in our initial public offering. The shares our common stock that we issued to Rodman were not registered under the Securities Act in reliance upon the exemption from the registration requirements provided in Section 4(2) of the Securities Act. The 93,750 shares issued to Rodman were subsequently returned to us and retired.

In connection with the consummation of the acquisition of Cyalume Technologies, on December 19, 2008, GMS was issued an aggregate of 6,430,928 shares of our common stock. The shares of our common stock issued to GMS were not registered under the Securities Act in reliance upon the exemption from the registration requirements provided in Section 4(2) of the Securities Act. On December 26, 2008, GMS distributed 4,925,282 of such shares to its members in proportion to each such member’s respective percentage of membership interests in GMS. All such distributions were exempt from registration pursuant to Sections 4(1) or 4(2) of the Securities Act.

On or about January 13, 2009 a holder of 225,000 of our public warrants exercised the same on a cashless basis. In consideration for such exercise, we issued LKCM Private Discipline Master Fund, SPC 79,839 shares of our common stock. Such shares were not registered under the Securities Act in reliance upon the exemption from the registration requirements provided in Section 4(2) of the Securities Act.

On March 9, 2009 we issued an aggregate of 138,165 shares of our common stock to the 19 members of GMS as an adjustment to working capital, pursuant to the stock purchase agreement with GMS dated February 14, 2008, as amended. The shares of our common stock issued to GMS were not registered under the Securities Act in reliance upon the exemption from the registration requirements provided in Section 4(2) of the Securities Act.

Item 16, Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
3.1	Fifth Amended and Restated Certificate of Incorporation(1)
3.2	By-laws(2)
4.1	Specimen Common Stock Certificate(2)
5.1	Opinion of Loeb & Loeb LLP(*)
10.1	Form of Investor Agreement among the Registrant, the underwriter and Yaron Eitan(2)
10.2	Form of Investment Management Trust Agreement between American Stock Transfer & Trust Company and the Registrant(2)
10.3	Form of Stock Escrow Agreement among the Registrant, American Stock Transfer & Trust Company and the Initial Stockholders(2)
10.4	Form of Registration Rights Agreement among the Registrant, the Initial Stockholders and the Private Placement Purchasers(2)
10.5	Amended and Restated Promissory Note in the principal amount of $87,500 between the Registrant and Isaac Applbaum(2)
10.6	Amended and Restated Promissory Note in the principal amount of $87,500 between the Registrant and Marc Abramowitz(2)
10.7	Form of Placement Unit Agreement among the Registrant, SCP Private Equity Management Company LLC, Mr. Eitan and Mr. Churchill(2)
10.8	Form of Financial Advisory Services Agreement between the Registrant and Rodman & Renshaw, LLC(2)
10.9	Promissory Note in the principal amount of $120,000 between the Registrant and SCP Private Equity Management Company LLC(2)
10.10	Promissory Note in the principal amount of $23,790.82 between the Registrant and SCP Private Equity Management Company LLC(2)
10.11	Promissory Note in the principal amount of $30,000 between the Registrant and Isaac Applbaum(2)
10.12	Form of Investor Agreement among the Registrant, the underwriter and Amit Avnet(2)
10.13	Form of Investor Agreement among the Registrant, the underwriter and Archie Clemins(2)
10.14	Form of Investor Agreement among the Registrant, the underwriter and Joseph Gorman(2)
10.15	Form of Investor Agreement among the Registrant, the underwriter and Marc Abramowitz(2)
10.16	Form of Investor Agreement among the Registrant, the underwriter and Winston Churchill(2)
10.17	Form of Investor Agreement among the Registrant, the underwriter and Ehud Barak(2)
10.18	Form of Investor Agreement among the Registrant, the underwriter and Isaac Applbaum(2)
10.19	Form of Investor Agreement among the Registrant, the underwriter and SCP Private Equity Management Company LLC(2)
10.20	Note Purchase Agreement by and among the Registrant, Centurion Credit Group Master Fund LP and Vector Investment Fund LLC dated December 10, 2008(3)
10.21	Letter Agreement by and between the Registrant and Vector Investment Fund LLC dated December 10, 2008(3)
10.22	Escrow Agreement by and among the Registrant, Centurion Credit Group Master Fund LP, Vector Investment Fund LLC and Collateral Agents LLC dated December 10, 2008(3)
10.23	Warrant to Purchase Common Stock of Registrant in favor of Centurion Credit Group Master Fund LP dated December 10, 2008(3)
10.24	Subscription Agreement with Catalyst Equity Management dated September 5, 2008.(4)
10.25	Form of Warrant Agreement in favor of Catalyst Private Equity Partners (Israel) II, LP
16.1	Letter of Miller, Ellin & Company, LLP to the SEC dated January 7, 2009(6)
21.1	Subsidiaries of the Registrant
23.1	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)(*)
23.2	Consent of CCR LLP, independent registered public accounting firm
23.3	Consent of Miller, Ellin & Company, LLP, independent registered public accounting firm

Exhibit No.	Description
23.4	Consent of Goldstein Golub Kessler LLP, independent registered public accounting firm
24	Power of Attorney (included on page II-9)

(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated December 17, 2008 and filed with the Commission December 23, 2008.
(2)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-127644).
(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated December 10, 2008 and filed with the Commission December 16, 2008.
(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated September 8, 2008.
(5)	Incorporated by reference to Cyalume’s Definitive Proxy Statement dated December 3, 2008 and to the Registrant’s Current Report on Form 8-K dated December 17, 2008 and filed with the Commission December 23, 2008.
(6)	Incorporated by reference to Cyalume’s Current Report on Form 8-K/A dated December 17, 2008 and filed with the Commission January 8, 2009.
(*)	To be filed by amendment

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its U.S. counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Springfield, State of Massachusetts, on the 10th day of March 2009.

CYALUME TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Derek Dunaway Derek Dunaway President & Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Derek Dunaway and Michael Bielonko, individually, his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Derek Dunaway Derek Dunaway	President and Chief Executive Officer (Principal Executive Officer)	March 10, 2009
/s/ Michael Bielonko Michael Bielonko	Secretary and Chief Financial Officer (Principal Financial Officer)	March 5, 2009
/s/ Winston J. Churchill Winston J. Churchill	Chairman of the Board	March 5, 2009
/s/ Yaron Eitan Yaron Eitan	Vice Chairman of the Board	March 6, 2009
/s/ Archie Clemins Archie Clemins	Director	March 5, 2009
/s/ Doron Cohen Doron Cohen	Director	March 6, 2009
/s/ Thomas G. Rebar Thomas G. Rebar	Director	March 10, 2009
Joseph T. Gorman	Director	March 10, 2009
/s/ Daniel Gaspar Daniel Gaspar	Director	March 10, 2009
/s/ General (Ret.) Jack Keane General (Ret.) Jack Keane	Director	March 10, 2009

Name	Position	Date
Jason Epstein	Director	March 10, 2009
/s/ Yair Shamir Yair Shamir	Director	March 8, 2009
Frank Kline	Director	March 10, 2009